                                               Filed pursuant to Rule 424(b)(3)
                                               Registration Number 333-34545



PROSPECTUS SUPPLEMENT (Subject to Completion, Issued October 10, 1997) (To Prospectus dated September 4, 1997)
                                  $751,990,600

                                      LOGO
                           1997-4 Pass Through Trusts
                    PASS THROUGH CERTIFICATES, SERIES 1997-4
                            ------------------------
    Each Pass Through Certificate (collectively, the "Certificates") will represent a fractional undivided interest in one of the three Continental Airlines 1997-4 Pass Through Trusts (the "Class A Trust", the "Class B Trust" and the "Class C Trust", and, collectively, the "Trusts") to be formed pursuant to a pass through trust agreement between Continental Airlines, Inc. ("Continental" or the "Company") and Wilmington Trust Company (the "Trustee"), as trustee (the "Basic Agreement"), and three separate supplements thereto (each, a "Trust Supplement" and, together with the Basic Agreement, collectively, the "Pass Through Trust Agreements") relating to such Trusts between the Company and the Trustee, as trustee under each Trust. Pursuant to the Intercreditor Agreement (as defined herein), (i) the Certificates of the Class B Trust will be subordinated in right of payment to the Certificates of the Class A Trust and (ii) the Certificates of the Class C Trust will be subordinated in right of payment to the Certificates of the Class B Trust. Payments of interest on the Certificates to be issued by each Trust will be supported by two separate liquidity facilities for the benefit of the holders of such Certificates, such facilities to be provided initially by ABN AMRO Bank N.V., acting through its Chicago branch, and Westdeutsche Landesbank, acting through its New York branch, in an amount sufficient to pay interest thereon at the applicable interest rate for such Certificates on up to three successive semiannual distribution dates (except that the liquidity facilities will not cover interest payable on the Deposits (as defined herein) by the Depositary (as defined herein)).

    The Trusts have been established for the purpose of acquiring equipment notes (the "Equipment Notes") expected to be issued in connection with the financing of a portion of the purchase price of three Boeing 777-200 aircraft, five Boeing 737-524 aircraft, six Boeing 737-724 aircraft and ten Boeing 737-824 aircraft (collectively, the "Aircraft"), which are scheduled for delivery during the period April 1998 through November 1998, with the final delivery for purposes of purchase by the Trusts no later than December 31, 1998 (or May 31, 1999 or later under certain circumstances) (the "Delivery Period"). The Equipment Notes will be issued, at Continental's election, either (i) on a non-recourse basis by the trustees of separate owner trusts (each, an "Owner Trustee") in connection with separate leveraged lease transactions, in which case the applicable Aircraft will be leased to Continental (collectively, the "Leased Aircraft"), or (ii) on a recourse basis by Continental in connection with separate secured loan transactions, in which case the applicable Aircraft will be owned by Continental (collectively, the "Owned Aircraft").

    The cash proceeds of the offering of Certificates by each Trust will be paid to First Security Bank, N.A., as escrow agent (the "Escrow Agent"), under an Escrow and Paying Agent Agreement for the benefit of the holders of Certificates issued by such Trust (each, an "Escrow Agreement"). The Escrow Agent will cause such cash proceeds to be deposited (each, a "Deposit") with Credit Suisse First Boston, New York branch (the "Depositary"), in accordance with the Deposit Agreement relating to such Trust (each, a "Deposit Agreement"). Pursuant to each Deposit Agreement, the Depositary will pay for distribution to the holders of Certificates issued by each Trust on each semiannual distribution date an amount equal to interest accrued on the Deposits relating to such Trust during the applicable interest period at a rate per annum equal to the interest rate applicable to the Certificates issued by such Trust. Upon each delivery of an Aircraft during the Delivery Period, the Trustee for the Class A Trust, the Class B Trust and the Class C Trust will cause to be withdrawn from the Deposits relating to such Trust funds sufficient to purchase the Equipment Note of the series applicable to such Trust issued with respect to such Aircraft.
                                              (Continued on the following page.)
                            ------------------------

  SEE "RISK FACTORS" COMMENCING ON PAGE S-32 FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
           SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                       Final Expected
Pass Through      Principal           Interest          Distribution       Public Offering
Certificates       Amount*              Rate                Date*            Price(1)(2)
------------     ------------     ----------------    -----------------    ---------------
 1997-4A         $507,212,558            %             January 2, 2018        100%
 1997-4B          134,528,309                          January 2, 2018        100
 1997-4C          110,249,733                          January 2, 2008        100

------------
 * The principal amounts and the final expected distribution dates are indicative only and subject to change.
(1) Plus accrued interest, if any, from October  , 1997.
(2) The underwriting commission varies by Trust and aggregates $       , which
    constitutes % of the principal amount of the Certificates offered hereby. The underwriting commissions, fees and certain other expenses estimated at
    approximately $   , will be paid by Continental. The proceeds of the
    Certificates will be deposited by the Escrow Agent with the Depositary and thereafter used by the Trusts to purchase the Equipment Notes during the Delivery Period.
                            ------------------------

    The Certificates offered hereby are offered by the Underwriters (as defined herein), subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Shearman & Sterling, counsel for the Underwriters. It is expected that delivery of the Certificates in book-entry
form will be made on or about October   , 1997 through the facilities of The
Depository Trust Company, against payment therefor in immediately available funds.
                            ------------------------

MORGAN STANLEY DEAN WITTER                            CREDIT SUISSE FIRST BOSTON
CHASE SECURITIES INC.                                       SALOMON BROTHERS INC
October     , 1997

     INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME A
     FINAL PROSPECTUS SUPPLEMENT IS DELIVERED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR
     SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

(Continued from the cover page.)

     If any funds remain as Deposits relating to any Trust at the end of the Delivery Period or, if earlier, upon the acquisition by the Trusts of the Equipment Notes with respect to all of the Aircraft (the "Delivery Period Termination Date"), such funds will be withdrawn by the Escrow Agent for such Trust and distributed, with accrued and unpaid interest thereon, to the Certificateholders (as defined herein) of such Trust after at least 15 days' prior notice. If such remaining Deposits with respect to all of the Trusts exceed $15 million (the "Par Redemption Amount"), such distribution will include a premium payable by Continental equal to the Deposit Make-Whole Premium (as defined herein) with respect to the remaining Deposits applicable to such Trust in excess of such Trust's proportionate share of the Par Redemption Amount. Since the maximum principal amount of Equipment Notes may not be issued with respect to an Aircraft and, in any such case, the Equipment Notes to be acquired by the Class C Trust are more likely not to be issued in the maximum principal amount as compared to the other Equipment Notes, it is more likely that a distribution of unused Deposits will be made with respect to the Certificates issued by the Class C Trust as compared to the other Certificates. In addition, notwithstanding the Par Redemption Amount limitation, if any Aircraft is not delivered by the manufacturer prior to the Delivery Period Termination Date due to any reason not occasioned by Continental's fault or negligence and no Substitute Aircraft (as defined herein) is provided in lieu of such Aircraft, no Deposit Make-Whole Premium will be paid with respect to the unused Deposits to be distributed as a result of such failure to deliver in an amount equal to the maximum principal amount of Equipment Notes that could have been issued and acquired by such Trust with respect to such Aircraft in accordance with the Mandatory Economic Terms (as defined herein) and such unused Deposits shall not be included in the calculation of the Par Redemption Amount.

     The Equipment Notes in respect of each Aircraft will be issued in three series (the "Series A Equipment Notes", the "Series B Equipment Notes" and the "Series C Equipment Notes"). In addition, Continental may elect to issue a fourth series of Equipment Notes (the "Series D Equipment Notes") in connection with the financing of Owned Aircraft, but Series D Equipment Notes will not be purchased by the Class A Trust, the Class B Trust or the Class C Trust and will be funded from other sources. The Class A Trust, the Class B Trust and the Class C Trust will purchase the series of Equipment Notes issued with respect to each Aircraft that has an interest rate equal to the interest rate applicable to the Certificates to be issued by such Trust. The maturity dates of the Equipment Notes acquired by each Trust will occur on or before the final expected distribution date applicable to the Certificates issued by such Trust. The Equipment Notes issued with respect to each Aircraft will be secured by a security interest in such Aircraft and, in the case of each Leased Aircraft, by an assignment of the lease relating thereto, including the right to receive rentals payable with respect to such Leased Aircraft by Continental. Although neither the Certificates nor the Equipment Notes issued with respect to the Leased Aircraft will be direct obligations of, or guaranteed by, Continental, the amounts unconditionally payable by Continental for lease of the Leased Aircraft will be sufficient to pay in full when due all amounts required to be paid on the Equipment Notes issued with respect to the Leased Aircraft. The Equipment Notes issued with respect to the Owned Aircraft will be direct obligations of Continental.

     All of the Equipment Notes held in each Trust will accrue interest at the applicable rate per annum for the Certificates issued by such Trust, payable on January 2 and July 2 of each year, commencing on January 2, 1998 or, if later, the first such date to occur after initial issuance thereof. The Deposits relating to each Trust will accrue interest at the applicable rate per annum for the Certificates issued by such Trust, payable on January 2 and July 2 of each year, commencing on January 2, 1998, until the Deposits have been fully withdrawn. The scheduled payments of interest on the Equipment Notes and on the Deposits with respect to each Trust, taken together, will be sufficient to pay an amount equal to accrued interest on the outstanding Certificates issued by such Trust at the rate per annum applicable thereto. Such interest will be distributed to Certificateholders of such Trust on each such date, subject, in the case of interest payments made pursuant to the Equipment Notes, to the Intercreditor Agreement. See "Description of the Certificates -- General" and
" -- Payments and Distributions".

     Scheduled principal payments on the Equipment Notes held in each Trust will be passed through to the Certificateholders of each such Trust on January 2 and July 2 in certain years, commencing on July 2, 1999, in the case of Series A Equipment Notes, January 2, 2000, in the case of Series B Equipment Notes and July 2, 1999, in the case of Series C Equipment Notes. Such payments will be made, subject to certain adjustments, in accordance with the principal repayment schedule set forth below under "Description of the Certificates -- Pool Factors", in each case subject to the Intercreditor Agreement.

     On the earlier of (i) the first Business Day (as defined herein) after December 31, 1998 or, if later, the fifth Business Day after the Delivery Period Termination Date and (ii) the fifth Business Day after the occurrence of a Triggering Event (as defined herein) (such Business Day, the "Transfer Date"), each of the Trusts established at the time of the original issuance of the Certificates (the "Original Trusts") will transfer and assign all of its assets and rights to a newly-created successor trust with substantially identical terms (each, a "Successor Trust"). The institution acting as Trustee of each of the Original Trusts (each, an "Original Trustee") will also act as Trustee of the corresponding Successor Trust (each, a "New Trustee"), and each New Trustee will assume the obligations of the related Original Trustee under each transaction document to which such Original Trustee was a party. Upon the effectiveness of such transfer, assignment and assumption, each of the Original Trusts will be liquidated and each of the Certificates will represent the same percentage interest in the Successor Trust as it represented in the Original Trust immediately prior to such transfer, assignment and assumption. Unless the context otherwise requires, all references in this Prospectus Supplement to the Trusts, the Trustees, the Pass Through Trust Agreements and similar terms shall apply to the Original Trusts until the effectiveness of such transfer, assignment and assumption and, thereafter shall apply to the Successor Trusts.

                            ------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CONTINENTAL OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CONTINENTAL SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                                    PAGE
                                                                                -------------
Prospectus Supplement Summary.................................................            S-5
Risk Factors..................................................................           S-32
Use of Proceeds...............................................................           S-41
The Company...................................................................           S-42
Description of the Certificates...............................................           S-46
Description of the Deposit Agreements.........................................           S-60
Description of the Escrow Agreements..........................................           S-63
Description of the Liquidity Facilities.......................................           S-63
Description of the Intercreditor Agreement....................................           S-68
Description of the Aircraft and the Appraisals................................           S-72
Description of the Equipment Notes............................................           S-75
Certain U.S. Federal Income Tax Consequences..................................           S-92
Certain Delaware Taxes........................................................           S-96
ERISA Considerations..........................................................           S-96
Plan of Distribution..........................................................           S-99
Legal Matters.................................................................          S-100
Experts.......................................................................          S-100
Index of Terms................................................................     Appendix I
Appraisal Letters.............................................................    Appendix II

                                   PROSPECTUS

Available Information.........................................................              2
Incorporation of Certain Documents by Reference...............................              2
The Company...................................................................              3
Use of Proceeds...............................................................              3
Ratio of Earnings to Fixed Charges............................................              3
General Outline of Trust Structure............................................              4
Description of the Certificates...............................................              4
Description of the Equipment Notes............................................             14
Certain United States Federal Income Tax Consequences.........................             20
ERISA Considerations..........................................................             22
Plan of Distribution..........................................................             22
Legal Opinions................................................................             23
Experts.......................................................................             24

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE PASS THROUGH CERTIFICATES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR AND PURCHASE THE PASS THROUGH CERTIFICATES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary information does not purport to be complete and is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and the Prospectus accompanying this Prospectus Supplement (the "Prospectus"). Certain capitalized terms used herein are defined elsewhere in this Prospectus Supplement on the pages indicated in the "Index of Terms" appearing as Appendix I to this Prospectus Supplement, and all cross references herein refer to sections of this Prospectus Supplement unless otherwise indicated.

                       SUMMARY OF TERMS OF CERTIFICATES*

                                                   CLASS A           CLASS B           CLASS C
                                                 CERTIFICATES      CERTIFICATES      CERTIFICATES
                                               ----------------  ----------------  ----------------
Aggregate Face Amount........................    $507,212,558      $134,528,309      $110,249,733
Ratings:
  Moody's....................................         A1                A3               Baa2
  Standard & Poor's..........................        AA+                A+               BBB+
Initial Loan to Aircraft Value
  (cumulative)(1)............................       43.1%             54.6%             63.9%
Expected Principal Distribution Window (in
  years).....................................     1.7 - 20.2        2.2 - 20.2        1.7 - 10.2
Initial Average Life (in years)..............        12.7              11.6              6.1
Regular Distribution Dates...................     January 2         January 2         January 2
                                                  and July 2        and July 2        and July 2
Final Expected Regular Distribution Date.....  January 2, 2018   January 2, 2018   January 2, 2008
Final Maturity Date..........................    July 2, 2019      July 2, 2019      July 2, 2009
Minimum Denomination.........................       $1,000            $1,000            $1,000
Section 1110 Protection(2)...................        Yes               Yes               Yes
Liquidity Facility Coverage(3)...............    3 semiannual      3 semiannual      3 semiannual
                                                   interest          interest          interest
                                                   payments          payments          payments
Liquidity Facility Amount at January 2,
  1999(3)....................................         $                 $                 $

------------
* The aggregate face amount, the initial loan to Aircraft value, the expected principal distribution window, the expected initial average life, the final expected Regular Distribution Date and the Final Maturity Date for each Class of Certificates are indicative only and subject to change.

(1) Determined as of January 2, 1999, the first Regular Distribution Date after the scheduled Delivery Period Termination Date, assuming that all Aircraft are delivered prior to such date, that the maximum principal amount of Equipment Notes is issued with respect to all Aircraft and that the aggregate appraised Aircraft value is $1,176,251,000. The appraised value is only an estimate and reflects certain assumptions. See "Description of the Aircraft and the Appraisals -- The Appraisals". The Mandatory Economic Terms require that the initial loan to Aircraft value, based on the foregoing appraisals, for each Aircraft as of its delivery date be not in excess of 43.7% in the case of the Series A Equipment Notes, 56.0% in the case of Series B Equipment Notes and 68.0% in the case of the Series C Equipment Notes.

(2) Following the delivery of each Aircraft, the benefits of Section 1110 of the U.S. Bankruptcy Code will be available to the applicable Loan Trustee with respect to such Aircraft.

(3) For each Class of Certificates, the initial amount of the Liquidity Facilities, taken together, will cover three consecutive semiannual interest payments (without regard to any future payments of principal on such Certificates), except that the Liquidity Facilities with respect to each Trust will not cover interest payable by the Depositary on the Deposits relating to such Trust. The scheduled payments of interest on the Equipment Notes held by a Trust and on the Deposits relating to such Trust, taken together, will be sufficient to pay accrued interest on the outstanding Certificates issued by such Trust at the rate per annum applicable thereto. In aggregate for Class A, B and C Certificates, the amount of the Liquidity Facilities at January 2, 1999, the first Regular Distribution Date after the scheduled Delivery Period Termination Date, assuming that Equipment Notes in the maximum principal amount with respect to all Aircraft are acquired by the Trusts and that all interest and principal due on or prior to January 2,
    1999, is paid, will be $         .

EQUIPMENT NOTES AND THE AIRCRAFT*

     Set forth below is certain information about the Equipment Notes expected to be held in the Trusts and the Aircraft expected to secure such Equipment
Notes:

                                                                           MAXIMUM
                                                                          PRINCIPAL
                   AIRCRAFT                                               AMOUNT OF
                     TAIL       MANUFACTURER'S         AIRCRAFT           EQUIPMENT        APPRAISED
 AIRCRAFT TYPE      NUMBER      SERIAL NUMBER      DELIVERY MONTH(1)      NOTES(2)          VALUE(3)
---------------    --------     --------------     -----------------     -----------     --------------
Boeing 737-524        656            28917            April 1998         $19,210,000     $   28,250,000
Boeing 737-524        657            28918             May 1998           19,210,000         28,250,000
Boeing 737-524        658            28919             June 1998          19,210,000         28,250,000
Boeing 737-524        659            28920             July 1998          19,210,000         28,250,000
Boeing 737-524        660            28921            August 1998         19,210,000         28,250,000
Boeing 737-724        705            28766            April 1998          25,876,040         38,053,000
Boeing 737-724        706            28767            April 1998          25,876,040         38,053,000
Boeing 737-724        707            28768            April 1998          25,876,040         38,053,000
Boeing 737-724        708            28769            April 1998          25,876,040         38,053,000
Boeing 737-724        709            28780            August 1998         25,980,760         38,207,000
Boeing 737-724        710            28781            August 1998         25,980,760         38,207,000
Boeing 737-824        201            28770             May 1998           30,001,600         44,120,000
Boeing 737-824        202            28771             May 1998           30,001,600         44,120,000
Boeing 737-824        203            28772             May 1998           30,001,600         44,120,000
Boeing 737-824        204            28773             June 1998          30,062,800         44,210,000
Boeing 737-824        205            28774             June 1998          30,062,800         44,210,000
Boeing 737-824        206            28775             June 1998          30,062,800         44,210,000
Boeing 737-824        207            28776             July 1998          30,124,000         44,300,000
Boeing 737-824        208            28777             July 1998          30,124,000         44,300,000
Boeing 737-824        209            28778             July 1998          30,124,000         44,300,000
Boeing 737-824        210            28779            August 1998         30,185,200         44,390,000
Boeing 777-200        001            27577          September 1998        82,361,600        121,120,000
Boeing 777-200        002            27578           October 1998         82,528,200        121,365,000
Boeing 777-200        003            27579           November 1998        82,694,800        121,610,000
                                                                               Total     $1,176,251,000(4)

------------
*   The principal amounts are indicative only and subject to change.

(1) Reflects the scheduled delivery months under Continental's purchase agreement with the Aircraft manufacturer. The actual delivery date for any Aircraft may be subject to delay or acceleration. See "Description of the Aircraft and the Appraisals -- Deliveries of Aircraft". Continental has the option to substitute other Boeing 777-200, 737-524, 737-724 or 737-824 aircraft in the event that the delivery of any Aircraft is expected to be delayed for more than 30 days after the month scheduled for delivery or beyond the Delivery Period Termination Date. See "Description of the Aircraft and the
Appraisals -- Substitute Aircraft".

(2) Reflects the initial maximum principal amount as of the date of original issuance of the Equipment Notes, which principal amount may be less with respect to an Aircraft depending on the circumstances of the financing of such Aircraft. The Mandatory Economic Terms require that the maximum aggregate principal amount of the Equipment Notes issued with respect to all Boeing 777-200 Aircraft not exceed $247,584,600, all Boeing 737-524 not exceed $96,050,000, all Boeing 737-724 Aircraft not exceed $155,465,680 and all Boeing 737-824 not exceed $300,750,400. The aggregate principal amount of all of the Equipment Notes will not exceed the aggregate face amount of the Certificates.

(3) The appraised value of each Aircraft set forth above is based upon varying assumptions and methodologies and reflects the lesser of the average and median values of such Aircraft as appraised by three independent appraisal and consulting firms: Aircraft Information Services, Inc. ("AISI"), BK Associates, Inc. ("BK") and Morten Beyer and Agnew, Inc. ("MBA") (collectively, the "Appraisers"), each determined as of October 6, 1997, and projected as of the scheduled delivery month of each Aircraft. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value. See "Risk Factors -- Risk Factors Relating to the Certificates and the
Offering -- Appraisals and Realizable Value of Aircraft" and "Description of the Aircraft and the Appraisals".

(4) The total of the appraised values of all of the Aircraft reflects the sum of the initial appraised value of each Aircraft as of its scheduled delivery month. However, since the Aircraft will be delivered at different times during the Delivery Period and may depreciate in value after initial delivery, such total does not reflect the aggregate appraised value of the Aircraft subject to the security interest of the Equipment Notes at any time. See "Description of the Equipment Notes -- Loan to Value Ratios of Equipment Notes".

LOAN TO AIRCRAFT VALUE RATIOS*

     The following table sets forth loan to Aircraft value ratios ("LTVs") for each Class of Certificates as of January 2, 1999 (the first Regular Distribution Date that occurs after the scheduled Delivery Period Termination Date) and each July 2 Regular Distribution Date thereafter assuming that Equipment Notes of each series in the maximum principal amount for all of the Aircraft are acquired by the Trusts prior to the Delivery Period Termination Date. The LTVs for any Class of Certificates as of dates prior to the Delivery Period Termination Date are not meaningful, since the Trust Property will not include during such period all of the Equipment Notes expected to be acquired by the Trusts. See "Description of Certificates -- General". The LTVs for each Class of Certificates were obtained for each such Regular Distribution Date by dividing
(i) the expected Pool Balance of such Class of Certificates together in each case with the expected Pool Balance of all other Classes of Certificates senior in right of payment to such Class of Certificates under the Intercreditor Agreement determined immediately after giving effect to the distributions expected to be made on such Regular Distribution Date, by (ii) the assumed value of all of the Aircraft (the "Assumed Aggregate Aircraft Value") on such Regular Distribution Date based on the assumptions set forth below. The Pool Balances and resulting LTVs are subject to change if, among other things, the aggregate principal amount of the Equipment Notes acquired by the Trusts is less than the maximum permitted by the Mandatory Economic Terms, Equipment Notes with respect to any Aircraft are purchased by the Trusts in other than the month currently scheduled for delivery of such Aircraft or the amortization of the Equipment Notes differs from the Assumed Amortization Schedule. See "Description of the Certificates -- Pool Factors".

     The following table is based on the assumption that the value of each Aircraft included in the Assumed Aggregate Aircraft Value opposite the initial Regular Distribution Date included in the table depreciates by approximately 2% of the initial appraised value per year until the fifteenth year after the year of delivery of such Aircraft and by approximately 4% of the initial appraised value per year thereafter. Other rates or methods of depreciation would result in materially different LTVs, and no assurance can be given (i) that the depreciation rates and method assumed for the purpose of the table are the ones most likely to occur or (ii) as to the actual future value of any Aircraft. Thus, the table should not be considered a forecast or prediction of expected or likely LTVs but simply a mathematical calculation based on one set of assumptions. In addition, the initial appraised value of each Aircraft was based upon the lesser of the average and the median value of each Aircraft as appraised by the Appraisers, as of the respective date of their appraisals and projected as of the scheduled delivery month of each such Aircraft. No assurance can be given that such value represents the realizable value of any Aircraft. See "Risk Factors -- Risk Factors Relating to the Certificates and the
Offering -- Appraisal and Realizable Value of Aircraft" and "Description of the Aircraft and the Appraisals -- The Appraisals".

     The following table is compiled on an aggregate basis, and since the Equipment Notes will not be cross-collateralized with respect to the Aircraft (except in certain cases, if any, where the related Owner Participant and Continental shall agree to cross-collateralization), the excess proceeds realized from the disposition of any particular Aircraft would not be available to offset shortfalls on the Equipment Notes relating to any other Aircraft. Therefore, upon the occurrence of an Indenture Default, even if the Aircraft as a group could be sold for more than the total amounts payable in respect of all of the outstanding Equipment Notes, if certain Aircraft were sold for less than the total amount payable in respect of the related Equipment Notes, there would not be sufficient proceeds to pay all Classes of Certificates in full. See "Description of the Equipment Notes -- Loan to Value Ratios of Equipment Notes" for examples of LTVs for the Equipment Notes issued in respect of individual Aircraft, which may be more relevant in a default situation than the aggregate values shown in the following table.
------------
* The information relating to periodic Pool Balances and resulting LTVs is indicative only and subject to change.

                    ASSUMED          CLASS A                       CLASS B                       CLASS C
                   AGGREGATE       CERTIFICATES     CLASS A      CERTIFICATES     CLASS B      CERTIFICATES      CLASS C
                    AIRCRAFT           POOL       CERTIFICATES       POOL       CERTIFICATES       POOL        CERTIFICATES
     DATE            VALUE           BALANCE          LTV          BALANCE          LTV          BALANCE           LTV
---------------  --------------    ------------   ------------   ------------   ------------   ------------    ------------
January 2, 1999  $1,176,251,000    $507,212,558       43.1%      $134,528,309       54.6%      $110,249,733        63.9%
July 2, 1999      1,152,725,980     501,256,397       43.5        134,528,309       55.2        109,801,358        64.7
July 2, 2000      1,129,200,960     486,304,634       43.1        134,278,868       55.0        103,126,086        64.1
July 2, 2001      1,105,675,940     466,371,774       42.2        134,131,799       54.3         99,586,685        63.3
July 2, 2002      1,082,150,920     450,531,180       41.6        130,913,667       53.7         87,750,110        61.8
July 2, 2003      1,058,625,900     436,635,070       41.2        117,517,113       52.3         66,904,585        58.7
July 2, 2004      1,035,100,880     423,838,750       40.9        116,855,494       52.2         46,212,799        56.7
July 2, 2005      1,011,575,860     411,701,152       40.7        116,701,126       52.2         23,289,761        54.5
July 2, 2006        988,050,840     399,820,707       40.5        109,649,471       51.6          4,545,963        54.5
July 2, 2007        964,525,820     386,860,221       40.1         89,938,839       49.4          1,042,731        48.0
July 2, 2008        941,000,800     368,547,675       39.2         67,358,057       46.3                  0          NA
July 2, 2009        917,475,780     341,373,448       37.2         57,393,543       43.5                  0          NA
July 2, 2010        893,950,760     308,782,836       34.5         52,498,500       40.4                  0          NA
July 2, 2011        870,425,740     274,588,443       31.5         44,772,502       36.7                  0          NA
July 2, 2012        846,900,720     225,950,741       26.7         40,293,243       31.4                  0          NA
July 2, 2013        823,375,700     172,483,385       20.9         29,912,781       24.6                  0          NA
July 2, 2014        776,325,660     107,738,821       13.9         23,212,372       15.2                  0          NA
July 2, 2015        418,065,380      52,629,067       12.6            833,347       10.4                  0          NA
July 2, 2016        211,175,100      29,441,853       13.9            453,699       14.0                  0          NA
July 2, 2017        196,611,300       4,988,266        2.5            453,699        2.6                  0          NA

CASH FLOW STRUCTURE

     Set forth below is a diagram illustrating the structure for the offering of the Certificates and certain cash flows.

[Diagram omitted, which shows that Continental will pay to the Loan Trustees for Leased Aircraft and Owned Aircraft (i) the Lease Rental Payments, which are assigned by the Owner Trustees, on Leased Aircraft and (ii) the Mortgage Payments on Owned Aircraft. From such Lease Rental Payments and Mortgage Payments, the Loan Trustees will make Equipment Note Payments on the Series A Equipment Notes, the Series B Equipment Notes and the Series C Equipment Notes with respect to all Aircraft to the Subordination Agent. Excess Rental Payments will be paid by the Loan Trustees to the Lessors for Leased Aircraft. From such Equipment Note Payments, the Subordination Agent will pay Principal, Premium, if any, and Interest Distributions to the Pass Through Trustee for the Class A Trust, the Pass Through Trustee for the Class B Trust and the Pass Through Trustee for the Class C Trust, who will pay such Principal, Premium, if any, and Interest Distributions to the Holders of Class A Certificates, the Holders of Class B Certificates and Holders of Class C Certificates, respectively. The Subordination Agent may also receive Advances, if any, and pay Reimbursements, if any, to the Liquidity Providers. The Depositary will make Interest Payments on the Deposits to the Escrow Agent. From such Interest Payments, the Escrow Agent will make payments to the Holders of Class A Certificates, the Holders of Class B Certificates and the Holders of Class C Certificates.]

------------

(1) Each Leased Aircraft will be subject to a separate Lease and a related Indenture; each Owned Aircraft will be subject to a separate Indenture.

(2) Funds held as Deposits relating to each Trust will be withdrawn to purchase Equipment Notes on behalf of such Trust from time to time during the Delivery Period as each Aircraft is delivered. If any funds remain as Deposits with respect to any Trust at the Delivery Period Termination Date, such funds will be withdrawn by the Escrow Agent and distributed to the holders of the Certificates issued by such Trust, together with accrued and unpaid interest thereon and, if such remaining Deposits with respect to all of the Trusts exceed the Par Redemption Amount, a Deposit Make-Whole Premium payable by Continental with respect to the remaining Deposits applicable to such Trust in excess of such Trust's proportionate share of the Par Redemption Amount, provided that no premium shall be paid with respect to unused Deposits attributable to the failure of an Aircraft to be delivered prior to the Delivery Period Termination Date due to any reason not occasioned by Continental's fault or negligence. No interest will accrue with respect to the Deposits after they have been fully withdrawn.

(3) The initial amount of the Liquidity Facilities for each Trust, taken together, will cover three consecutive semiannual interest payments with respect to the Certificates issued by such Trust, except that the Liquidity Facilities will not cover interest payable by the Depositary on the Deposits relating to such Trust. The scheduled payments of interest on the Equipment Notes and on the Deposits relating to a Trust, taken together, will be sufficient to pay an amount equal to accrued interest on the outstanding Certificates of such Trust at the rate per annum applicable thereto.

                                  THE OFFERING

Trusts: ...................  The Original Trusts are to be formed pursuant to the Basic Agreement and three separate Trust
                               Supplements to be entered into between the Company and Wilmington Trust Company as trustee under each Original Trust. Each Original Trust will be a separate entity. On the Transfer Date, each of the Original Trusts will transfer and assign all of its assets and rights to a substantially identical Successor Trust, and the New Trustee thereof will assume the obligations of the related Original Trustee under each transaction document to which such Original Trustee was a party. Upon effectiveness of such transfer, assignment and assumption, each of the Original Trusts will be liquidated and each of the Certificates will represent the same percentage interest in the Successor Trust as it represented in the Original Trust immediately prior to such transfer, assignment and assumption.

Certificates Offered: .....  Pass Through Certificates to be issued by each
                               Trust, representing fractional undivided interests in such Trust. The Certificates to be issued by the Class A Trust, the Class B Trust and the Class C Trust in the offering contemplated hereby (the "Offering") are referred to herein as the "Class A Certificates", the "Class B Certificates" and the "Class C Certificates", respectively.

Use of Proceeds: ..........  The proceeds from the sale of the Certificates offered hereby will be used by the Trustees to purchase Equipment Notes during the Delivery Period issued, at Continental's election, either
                               (i) by each Owner Trustee to finance a portion of the purchase price of the Leased Aircraft or (ii) by Continental to finance a portion of the purchase price of the Owned Aircraft. Prior to utilization of such proceeds to purchase Equipment Notes, the proceeds from the sale of the Certificates of each Trust will be deposited with the Depositary on behalf of the Escrow Agent for the benefit of the Certificateholders of such Trust.

Escrow Receipts: ..........  The holders of the Certificates are entitled to certain rights with respect to the Deposits. Such rights are evidenced by escrow receipts ("Escrow Receipts") which are affixed to each Certificate. Any transfer of a Certificate will have the effect of transferring the corresponding rights in the affixed Escrow Receipt. All payments to the holders of Certificates in respect of the Deposits and the Escrow Receipts relating to a Trust (i) will not constitute Trust Property of such Trust and (ii) will be deemed for all purposes of this Prospectus Supplement to be payments to such holders of Certificates in their capacity as holders of Escrow Receipts.

Subordination Agent,
Trustee, Paying Agent and
  Loan Trustee: ...........  Wilmington Trust Company will act (i) as subordination agent under the Intercreditor
                               Agreement (the "Subordination Agent"), (ii) as Trustee, paying agent and registrar for the Certificates of each Trust, (iii) as paying agent on behalf of the Escrow Agent in respect of each Trust (the "Paying Agent") and (iv) as Loan Trustee, paying agent and registrar for each series of Equipment Notes.

Escrow Agent: .............  First Security Bank, National Association, will act as Escrow Agent under each Escrow Agreement.

Depositary: ...............  Credit Suisse First Boston, New York branch, will act as Depositary under each Deposit Agreement.

Liquidity Providers: ......  ABN AMRO Bank N.V., acting through its Chicago branch ("ABN AMRO"), and Westdeutsche Landesbank, acting through its New York branch ("West LB" and, together with ABN AMRO, the "Liquidity Providers"), will each provide a separate liquidity facility for the benefit of the holders of each Class of Certificates.

Trust Property: ...........  The property of each Trust (the "Trust Property")
                               will include (i) subject to the Intercreditor Agreement, Equipment Notes issued, at Continental's election in connection with the delivery of each Aircraft during the Delivery Period, either (a) on a nonrecourse basis by an Owner Trustee in each separate leveraged lease transaction with respect to each Leased Aircraft to finance a portion of the purchase price of such Leased Aircraft by the Owner Trustee, in which case the applicable Leased Aircraft will be leased to Continental, or (b) on a recourse basis by Continental in connection with each separate secured loan transaction with respect to each Owned Aircraft to finance a portion of the purchase price of such Owned Aircraft by Continental, (ii) the rights of such Trust to acquire Equipment Notes under the Note Purchase Agreement, (iii) the rights of such Trust under the related Escrow Agreement to request the Escrow Agent to withdraw from the Depositary funds sufficient to enable such Trust to purchase Equipment Notes on the delivery of each Aircraft during the Delivery Period, (iv) the rights of such Trust under the Intercreditor Agreement (including all monies receivable in respect of such rights), (v) all monies receivable under the Liquidity Facilities for such Trust and (vi) funds from time to time deposited with the Trustee in accounts relating to such Trust. Rights with respect to Deposits or under the Escrow Agreement relating to a Trust, except for the right to request withdrawals for the purchase of Equipment Notes, will not constitute Trust Property of such Trust. The Equipment Notes with respect to each Leased Aircraft will be issued in three series under an indenture (each, a "Leased Aircraft Indenture") between the applicable Owner Trustee and the indenture trustee thereunder (the "Leased Aircraft Trustee"). The Equipment Notes with respect to each Owned Aircraft will be issued in three series (or, at Continental's election, four series) under an indenture (the "Owned Aircraft Indenture" and, together with the other Owned Aircraft Indentures and the Leased Aircraft Indentures, the "Indentures") between Continental and the indenture trustee thereunder (the "Owned Aircraft Trustee" and, together with the other Owned Aircraft Trustees and the Leased Aircraft Trustees, the "Loan Trustees"). The Class A Trust, the Class B Trust and the Class C Trust each will acquire, pursuant to a certain Note Purchase Agreement (the "Note Purchase Agreement"), the series of Equipment Notes issued with respect to each of the Aircraft having an interest rate equal to the interest rate applicable to the Certificates to be issued by such Trust. If Continental elects to issue Series D Equipment Notes in connection with the financing of an Owned Aircraft, such Notes will not be purchased by any of the Trusts and will be funded from other sources. The maturity dates of the Equipment Notes acquired by each Trust will occur on or before the final expected Regular Distribution Date applicable to the Certificates to be issued by such Trust.

Certificates;
Denominations: ............  The Certificates of each Trust will be issued in a minimum denomination of $1,000 and in integral multiples thereof. See "Description of the Certificates -- General".

Regular Distribution
Dates: ....................  January 2 and July 2, commencing on January 2,
                               1998.

Special Distribution
Dates: ....................  Any Business Day on which a Special Payment is to be distributed.

Record Dates: .............  The fifteenth day preceding a Regular Distribution
                               Date or a Special Distribution Date.

Distributions: ............  All payments of principal, premium (if any) and interest received by the Trustee on the Equipment Notes held in each Trust and all payments of interest and Deposit Make-Whole Premium (if any) on the Deposits relating to each Trust will be distributed by the Trustee (in the case of the Equipment Notes and Deposit Make-Whole Premium) or by the Paying Agent (in the case of interest on the Deposits) to the holders of the Certificates (the "Certificateholders") of such Trust, subject in the case of payments on the Equipment Notes to the provisions of the Intercreditor Agreement. Such payments of interest are scheduled to be received by the Trustee of each Trust on January 2 and July 2 of each year, commencing on January 2, 1998. Payments of principal of the Equipment Notes are scheduled to be received on January 2 and July 2 in certain years, commencing on July 2, 1999, in the case of Series A Equipment Notes, January 2, 2000, in the case of Series B Equipment Notes and July 2, 1999, in the case of Series C Equipment Notes. Payments of principal, premium (if any) and interest resulting from the early redemption or purchase (if any) of the Equipment Notes held in any Trust will be distributed to the Certificateholders of such Trust on a Special Distribution Date after not less than 15 days' notice to such Certificateholders, subject to the provisions of the Intercreditor Agreement.

                               Payments in respect of Deposits will not be subject to the Intercreditor Agreement. For a discussion of distributions with respect to unused Deposits upon the occurrence of a Triggering Event, see "Description of the Deposit Agreements -- Distribution Upon Occurrence of Triggering Event", and for a discussion of distributions by the Trusts upon an Indenture Default, see "Description of the Certificates -- Indenture Defaults and Certain Rights Upon an Indenture Default".

Possible Issuance of Class
D Certificates: ...........  Subject to certain conditions, Continental may elect to issue Series D Equipment Notes in connection with the financing of Owned Aircraft, but Series D Equipment Notes will not be purchased by the Class A Trust, the Class B Trust or the Class C Trust and will be funded from sources other than this Offering. Continental may elect to fund the sale of the Series D Equipment Notes through the sale of Pass Through Certificates (the "Class D Certificates") issued by a Class D

                               Continental Airlines 1997-4 Pass Through Trust (the "Class D Trust").

Purchase Rights of
  Certificateholders: .....  Upon the occurrence and during the continuation of a Triggering Event, (i) the Class B
                               Certificateholders shall have the right to purchase all, but not less than all, of the Class A Certificates, (ii) the Class C Certificateholders shall have the right to purchase all, but not less than all, of the Class A Certificates and the Class B Certificates and
                               (iii) if the Class D Certificates are issued, the Class D Certificateholders shall have the right to purchase all, but not less than all, of the Class A Certificates, the Class B Certificates and the Class C Certificates, in each case at a purchase price equal to the Pool Balance of the relevant Class or Classes of Certificates plus accrued and unpaid interest thereon to the date of purchase without premium but including any other amounts due to the Certificateholders of such Class or Classes.

                             "Triggering Event" means (x) the occurrence of an
                               Indenture Default under all Indentures resulting in a PTC Event of Default with respect to the most senior Class of Certificates then outstanding, (y) the acceleration of all of the outstanding Equipment Notes (provided that during the Delivery Period the aggregate principal amount thereof exceeds $300 million) or (z) certain bankruptcy or insolvency events involving Continental.

                             "PTC Event of Default" under each Pass Through
                               Trust Agreement means the failure to pay: (i) the outstanding Pool Balance of the applicable Class of Certificates within 10 Business Days of the Final Maturity Date for such Class or (ii) interest due on such Class of Certificates within 10 Business Days of any Distribution Date (unless the Subordination Agent shall have made Interest Drawings, or withdrawals from the Cash Collateral Accounts for such Class of Certificates, with respect thereto in an amount sufficient to pay such interest and shall have distributed such amount to the Trustee entitled thereto). The Final Maturity Date for the Class A, B and C
                               Certificates is                ,
                               and                , respectively. Any failure to
                               make expected principal distributions with respect to any Class of Certificates on any Regular Distribution Date (other than the Final Maturity Date) will not constitute a PTC Event of Default with respect to such Certificates.

Successor Trusts: .........  On the Transfer Date, each of the Original Trusts will transfer and assign all of its assets and rights to a newly-created, substantially identical Successor Trust, except that (i) the Successor Trusts will not have the right to purchase new Equipment Notes and (ii) Delaware law will govern the Original Trusts and New York law will govern the Successor Trusts. The institution acting as Original Trustee for an Original Trust will also act as the New Trustee of the corresponding Successor Trust, and the New Trustee of each Successor Trust will assume the obligations of the related Original Trustee under each transaction document to which such Original Trustee was a party. Upon effectiveness of such transfer, assignment and assumption, each of the Original Trusts will be liquidated and each of the Certificates will represent the same interest in the Successor Trust as it represented in the Original Trust immediately prior to such transfer and assignment.

Escrow Agreements: ........  Each Escrow Agent, each Paying Agent, each Trustee and the Underwriters will enter into a separate Escrow Agreement for the benefit of the Certificateholders of each Trust. The cash proceeds of the offering of Certificates of each Trust will be deposited on behalf of the Escrow Agent for the benefit of the holders of such Certificates, with the Depositary as Deposits relating to such Trust. The Escrow Agent of each Trust will be given irrevocable instructions (i) to permit the Trustee of such Trust to cause funds to be withdrawn from such Deposits on or prior to the Delivery Period Termination Date for the purpose of enabling such Trustee to purchase Equipment Notes on and subject to the terms and conditions of the Note Purchase Agreement and
                               (ii) to direct the Depositary to pay interest on the Deposits accrued in accordance with the Deposit Agreement to the Paying Agent for distribution to the Certificateholders of such Trust. See "Description of the Escrow Agreements".

Deposit Agreements and the
  Depositary: .............  The Escrow Agent with respect to each Trust will enter into a separate Deposit Agreement with the Depositary relating to such Trust pursuant to which the Depositary will establish one or more separate accounts into which the proceeds of the Offering of the Certificates of such Trust will be deposited, from which the Escrow Agent, upon request from the Trustee of such Trust, will make withdrawals and into which such Trustee will make re-deposits during the Delivery Period. Pursuant to the Deposit Agreement with respect to each Trust, on each Regular Distribution Date the Depositary will pay to the Paying Agent on behalf of the applicable Escrow Agent, for distribution to the Certificateholders of such Trust, an amount equal to interest accrued on the Deposits relating to such Trust during the relevant interest period at a rate per annum equal to the interest rate applicable to the Certificates issued by such Trust. Upon each delivery of an Aircraft during the Delivery Period, the Trustees for the Class A Trust, the Class B Trust and the Class C Trust will request the Escrow Agent relating to such Trust to withdraw from the Deposits relating to such Trust funds sufficient to enable the Trustee of such Trust to purchase the Equipment Note of the series applicable to such Trust issued with respect to such Aircraft. Accrued but unpaid interest on all such Deposits withdrawn to purchase Equipment Notes will be paid on the next Regular Distribution Date. Any portion of any withdrawn Deposit which is not used to purchase such Equipment Note will be re-deposited with the Depositary. The Deposits relating to each Trust and interest paid thereon will not be subject to the subordination provisions of the Intercreditor Agreement and will not be available to pay any other amount in respect of the Certificates.

                             The Depositary will be Credit Suisse First Boston,
                               New York branch. Credit Suisse First Boston is a Swiss bank and is one of the largest banking institutions in the world, with total consolidated assets of approximately Sfr 422 billion ($291 billion) and total consolidated shareholders' equity of approximately Sfr 10.9 billion ($7.5 billion) in each case as of June 30, 1997. Credit Suisse First Boston has long-term unsecured debt ratings of Aa3 from Moody's and AA from Standard & Poor's and short-term unsecured debt ratings of P-1 from Moody's and A-1+ from Standard & Poor's. See "Description of the Deposit Agreement -- Depositary".

Unused Deposits: ..........  The Trustees' obligations to purchase the Equipment
                               Notes issued with respect to each Aircraft are subject to satisfaction of certain conditions, and no assurance can be given that all such conditions will be satisfied. See "Description of the Certificates -- Obligation to Purchase Equipment Notes". All of the Aircraft are scheduled to be delivered by November 1998, although the delivery of any Aircraft may be subject to delay or acceleration. See "Description of the Aircraft and the Appraisals -- Deliveries of Aircraft". The Delivery Period expires on December 31, 1998 (or May 31, 1999 or later under certain circumstances discussed in "Description of the Aircraft and the Appraisals -- Deliveries of Aircraft"). In addition, depending on the circumstances of the financing of each Aircraft, the maximum aggregate principal amount of Equipment Notes may not be issued. If any funds remain as Deposits with respect to any Trust at the Delivery Period Termination Date, they will be withdrawn by the Escrow Agent for such Trust and distributed, with accrued and unpaid interest thereon, to the Certificateholders of such Trust after at least 15 days' prior written notice. In addition, if such remaining Deposits exceed the Par Redemption Amount with respect to all of the Trusts, such distribution will include a premium payable by Continental equal to the Deposit Make-Whole Premium with respect to such Trust's remaining Deposits in excess of such Trust's proportionate share of the Par Redemption Amount, provided that no premium shall be paid with respect to unused Deposits attributable to the failure of an Aircraft to be delivered prior to the Delivery Period Termination Date due to any reason not occasioned by Continental's fault or negligence. See "Description of the Deposit
                               Agreements -- Unused Deposits".

Obligation to Purchase
  Equipment Notes: ........  The Trustees will be obligated to purchase the
                               Equipment Notes issued with respect to each Aircraft during the Delivery Period, subject to the terms and conditions of the Note Purchase Agreement. Under the Note Purchase Agreement, Continental will have the option of entering into a leverage lease financing or a secured debt financing with respect to each Aircraft. The Note Purchase Agreement will provide for the relevant parties to enter into (i) with respect to each Leased Aircraft, a Participation Agreement, a Lease and a Leased Aircraft Indenture relating to the financing of such Leased Aircraft and (ii) with respect to each Owned Aircraft, a Participation Agreement and an Owned Aircraft Indenture relating to the financing of such Owned Aircraft (any such Participation Agreement, a "Participation Agreement"). The description of such agreements in this Prospectus Supplement is based on the forms of such agreements contemplated by the Note Purchase Agreement. In the case of a Leased Aircraft, the terms of the agreements actually entered into may differ from the forms of such agreements and, consequently, may differ from the description of such agreements contained in this Prospectus Supplement. However, under the Note Purchase Agreement, the terms of such agreements are required to (i) contain the Mandatory Document Terms and (ii) not vary the Mandatory Economic Terms. In addition, Continental is obligated (i) to certify to the Trustees that any such modifications do not materially and adversely affect the Certificateholders and (ii) to obtain written confirmation from each Rating Agency that the use of versions of such agreements modified in any material respect will not result in a withdrawal, suspension or downgrading of the rating of any Class of Certificates. Further, under the Note Purchase Agreement, it is a condition precedent to the obligation of each Trustee to purchase the Equipment Notes related to the financing of an Aircraft that no Triggering Event shall have occurred. The Trustees will have no right or obligation to purchase Equipment Notes after the Delivery Period Termination Date. See "Description of the Certificates -- Obligation to Purchase Equipment Notes".

Equipment Notes
  (a) Interest: ...........  The Equipment Notes held in each Trust will accrue interest at the applicable rate per annum for the Certificates issued by such Trust set forth on the cover page of this Prospectus Supplement, payable on January 2 and July 2 of each year, commencing on January 2, 1998, or, if later, the first such date to occur after initial issuance thereof, and such interest payments will be passed through to Certificateholders of such Trust on each such date until the final distribution date for such Certificates, in each case, subject to the Intercreditor Agreement. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months. See "Description of the Equipment Notes -- Principal and Interest Payments".

  (b) Principal: ..........  Scheduled principal payments on the Equipment Notes held in each Trust will be passed through to the Certificateholders of each such Trust on January 2 and July 2 in certain years, commencing on July 2, 1999, in the case of Series A Equipment Notes, January 2, 2000, in the case of Series B Equipment Notes and July 2, 1999, in the case of Series C Equipment Notes, in each case, subject to the Intercreditor Agreement. See "Description of the Certificates -- Pool Factors" and "Description of the Equipment Notes -- Principal and Interest Payments".

  (c) Redemption and
      Purchase:              (i) The Equipment Notes issued with respect to an
                               Aircraft will be redeemed in whole upon the occurrence of an Event of Loss with respect to such Aircraft if such Aircraft is not replaced by Continental under the related Lease (in the case of a Leased Aircraft) or under the related Owned Aircraft Indenture (in the case of an Owned Aircraft), in each case at a price equal to the aggregate unpaid principal thereof, together with accrued interest thereon to, but not including, the date of redemption, but without any premium.

                             (ii) All of the Equipment Notes issued with respect
                               to any Aircraft may be redeemed prior to maturity at a price equal to the aggregate unpaid principal thereof, together with accrued interest thereon to, but not including, the date of redemption, plus a Make-Whole Premium if such redemption is made prior to the applicable date set forth below (with respect to any such Series, its "Premium Termination Date"):

                                                                    PREMIUM
                                                                  TERMINATION
                                                    SERIES           DATE
                                               -----------------  -----------
                                               Series A
                                               Series B
                                               Series C

                             See "Description of the Equipment
                               Notes -- Redemption" for a description of the manner of computing such Make-Whole Premium and the circumstances under which the Equipment Notes may be so redeemed.

                             (iii) If, with respect to a Leased Aircraft, (x)
                               one or more Lease Events of Default shall have occurred and is continuing, (y) in the event of a bankruptcy proceeding involving Continental, (A) during the Section 1110 Period, the trustee in such proceeding or Continental refuses to assume or agree to perform its obligations under the related Lease or (B) at any time after assuming or agreeing to perform such obligations, such trustee or Continental ceases to perform such obligations such that the stay period applicable under the U.S. Bankruptcy Code comes to an end or
                               (z) the Equipment Notes with respect to such Aircraft have been accelerated or the Leased Aircraft Trustee with respect to such Equipment Notes takes action or notifies the applicable Owner Trustee that it intends to take action to foreclose the lien of the related Leased Aircraft Indenture or otherwise commence the exercise of any significant remedy under such Indenture or the related Lease, then in each case all, but not less than all, of the Equipment Notes issued with respect to such Leased Aircraft may be purchased by the related Owner Trustee or Owner Participant on the applicable purchase date at a price equal to the aggregate unpaid principal amount thereof, together with accrued interest thereon to, but not including, the purchase date, but without any premium (provided that a Make-Whole Premium shall be payable if such Equipment Notes are to be purchased prior to the Premium Termination Date pursuant to clause (x) above when a Lease Event of Default shall have occurred and is continuing for less than 180 days). Continental, as owner of the Owned Aircraft, will have no comparable right under any Owned Aircraft Indenture to purchase the Equipment Notes under such circumstances.

  (d) Security: ...........  The Equipment Notes issued with respect to each
                               Aircraft will be secured by a security interest in such Aircraft and, in the case of each Leased Aircraft, by an assignment to the related Leased Aircraft Trustee of certain of the related Owner Trustee's rights under the Lease with respect to such Aircraft, including the right to receive payments of rent thereunder, with certain exceptions. The Equipment Notes will not be cross-collateralized (except in certain cases, if any, where the related Owner Participant and Continental shall agree to cross-collateralization) and, consequently, the Equipment Notes issued in respect of any one Aircraft are not secured by any of the other Aircraft or the Leases related thereto. There will not be cross-default provisions in the Indentures or in the Leases (unless otherwise agreed between an Owner Participant and Continental). Consequently, events resulting in an Indenture Default under any particular Indenture may or may not result in an Indenture Default occurring under any other Indenture, and a Lease Event of Default under any particular Lease may or may not constitute a Lease Event of Default under any other Lease. If the Equipment Notes issued with respect to one or more Aircraft are in default and the Equipment Notes issued with respect to the remaining Aircraft are not in default, no remedies will be exercisable under the Indentures with respect to such remaining Aircraft. See "Description of the Equipment
                               Notes -- Security" and "-- Indenture Defaults, Notice and Waiver".

                             Although the Equipment Notes issued in respect of
                               the Leased Aircraft are not obligations of, or guaranteed by, Continental, the amounts unconditionally payable by Continental for lease of the Leased Aircraft will be sufficient to pay in full when due all scheduled amounts required to be paid on the Equipment Notes issued in respect of the Leased Aircraft. The Equipment Notes issued in respect of the Owned Aircraft will be direct obligations of Continental. See "Description of the Equipment Notes -- General".

  (e) Section 1110
Protection: ...............  It is a condition to the Trustees' obligation to purchase Equipment Notes with respect to each Aircraft that outside counsel to Continental, which is expected to be Hughes Hubbard & Reed LLP, provide its opinion to the Trustees that (i) if such Aircraft is a Leased Aircraft, the Owner Trustee, as lessor under the Lease for such Aircraft, and the related Leased Aircraft Trustee, as assignee of such Owner Trustee's rights under such Lease pursuant to the related Leased Aircraft Indenture, will be entitled to the benefits of Section 1110 of the U.S. Bankruptcy Code with respect to the airframe and engines comprising such Aircraft or (ii) if such Aircraft is an Owned Aircraft, the Owned Aircraft Trustee will be entitled to the benefits of
                               Section 1110 of the U.S. Bankruptcy Code with respect to the airframe and engines comprising such Aircraft. See "Description of the Equipment Notes -- Remedies" for a description of such required opinion and certain assumptions and qualifications permitted to be contained therein.

  (f) Ranking: ............  Series B Equipment Notes issued in respect of any
                               Aircraft will be subordinated in right of payment to Series A Equipment Notes issued in respect of such Aircraft; Series C Equipment Notes issued in respect of such Aircraft will be subordinated in right of payment to such Series B Equipment Notes; and, if Continental elects to issue Series D Equipment Notes with respect to an Owned Aircraft, they will be subordinated in right of payment to the Series C Equipment Notes issued with respect to such Owned Aircraft. On each Distribution Date, (i) payments of interest and principal due on Series A Equipment Notes issued in respect of any Aircraft will be made prior to payments of interest and principal due on Series B Equipment Notes issued in respect of such Aircraft; (ii) payments of interest and principal due on such Series B Equipment Notes will be made prior to payments of interest and principal due on Series C Equipment Notes issued in respect of such Aircraft; and (iii) if Continental elects to issue Series D Equipment Notes with respect to an Owned Aircraft, payments of interest and principal due on such Series C Equipment Notes will be made prior to payments of interest and principal due on Series D Equipment Notes issued in respect of such Aircraft.

  (g) Owner
Participant: ..............  Continental has obtained the commitment of one company to act as the owner participant ("Owner Participant") with respect to leveraged leases for certain of the Aircraft and plans to seek such commitments from others for the remaining Aircraft. The existing commitment is subject to satisfaction of certain conditions, and Continental may elect to terminate such commitment. Accordingly, Continental may select one or more other Owner Participants for some or all of the Aircraft or finance such Aircraft as Owned Aircraft rather than Leased Aircraft. Each Owner Participant will have the right to sell, assign or otherwise transfer its interests as Owner Participant in any of such leveraged leases, subject to the terms and conditions of the relevant Participation Agreement and related documents. See "Risk Factors -- Risk Factors Relating to the Certificates and the Offering -- Owner Participant; Revisions to Agreements".

Liquidity Facilities: .....  Each Liquidity Provider and the Subordination Agent
                               will enter into a separate revolving credit
                               agreement (each, a "Liquidity Facility") with respect to each of the Trusts. Under the Liquidity Facilities with respect to any Trust, the Liquidity Providers will, if necessary, make advances ("Interest Drawings") in an aggregate amount (the "Required Amount") sufficient to pay interest on the Certificates of such Trust on up to three successive semiannual Regular Distribution Dates (without regard to any future payments of principal on such Certificates) at the respective interest rates shown on the cover page of this Prospectus Supplement for such Certificates (the "Stated Interest Rates"). Each of the two Liquidity Facilities with respect to each Trust will cover 50% (the "Stated Portion") of the Required Amount for such Trust. The initial Required Amount under the Liquidity Facilities on January 2, 1999, the first Regular Distribution Date after the scheduled Delivery Period Termination Date, for the Class A Certificates, the Class B Certificates and the Class C Certificates, assuming that Equipment Notes in the maximum principal amount with respect to all of the Aircraft are acquired by the Trusts and that all interest and principal due on or prior to January 2, 1999 is paid, will
                               be $          , $          and $          ,
                               respectively. Interest Drawings under the relevant Liquidity Facilities will be made promptly after any Regular Distribution Date if, after giving effect to the subordination provisions of the Intercreditor Agreement, there are insufficient funds available to the Subordination Agent to pay interest on any Class A, B or C Certificates; provided, however, that on any date the maximum amount available under a Liquidity Facility with respect to any Trust to fund any shortfall in interest due on the Certificates of such Trust will not exceed the Maximum Available Commitment under such Liquidity Facility. The "Maximum Available Commitment" at any time under each Liquidity Facility is an amount equal to the Stated Portion of the then Required Amount of such Liquidity Facility less the aggregate amount of each Interest Drawing outstanding under such Liquidity Facility at such time, provided that following a Downgrade Drawing, a Final Drawing or a Non-Extension Drawing under a Liquidity Facility, the Maximum

                               Available Commitment under such Liquidity
                               Facility shall be zero. The Liquidity Facilities for any Class of Certificates do not provide for drawings thereunder to pay for principal of or premium on the Certificates of such Class, any interest on the Certificates of such Class in excess of the Stated Interest Rates, more than three semiannual installments of interest thereon, any amounts payable with respect to the Deposits or principal of or interest or premium on the Certificates of any other Class.

                             Upon each Interest Drawing under any Liquidity
                               Facility, the Subordination Agent will be obligated to reimburse (to the extent that the Subordination Agent has available funds therefor) the Liquidity Provider for the amount of such drawing. Such reimbursement obligation and all interest, fees and other amounts owing to the Liquidity Provider under each Liquidity Facility or certain other agreements (the "Liquidity Obligations") will rank pari passu with the Liquidity Obligations relating to all other Liquidity Facilities and will rank senior to the Certificates in right of payment. Upon reimbursement in full of the Interest Drawings, together with any accrued interest thereon, under any Liquidity Facility, the Maximum Available Commitment under such Liquidity Facility will be reinstated to the Stated Portion of the then Required Amount of such Liquidity Facility; provided that the amount will not be so reinstated if (i) a Liquidity Event of Default shall have occurred and is continuing and (ii) less than 65% of the aggregate outstanding principal amount of all Equipment Notes are Performing Equipment Notes.

                             "Performing Equipment Note" means an Equipment Note
                               with respect to which no payment default has occurred and is continuing (without giving effect to any acceleration); provided that in the event of a bankruptcy proceeding involving Continental under the U.S. Bankruptcy Code, (i) any payment default existing during the 60-day period under
                               Section 1110(a)(1)(A) of the U.S. Bankruptcy Code (or such longer period as may apply under Section 1110(b) of the U.S. Bankruptcy Code) (the "Section 1110 Period") shall not be taken into consideration, unless during the Section 1110 Period the trustee in such proceeding or Continental refuses to assume or agree to perform its obligations under the Lease related to such Equipment Note (in the case of a Leased Aircraft) or under the Owned Aircraft Indenture related to such Equipment Note (in the case of an Owned Aircraft), and (ii) any payment default occurring after the date of the order of relief in such proceeding shall not be taken into consideration if such payment default is cured under Section 1110(a)(1)(B) of the U.S. Bankruptcy Code before the later of 30 days after the date of such default or the expiration of the Section 1110 Period.

                             If at any time the short-term unsecured debt rating
                               of any Liquidity Provider issued by either Rating Agency is lower than the Threshold Rating, each Liquidity Facility provided by such Liquidity Provider may be replaced by a financial institution having such short term unsecured debt ratings issued by both Rating Agencies that are equal to or higher than the Threshold Rating. If any such Liquidity Facility is not replaced within 10 days after notice of the downgrading, such Liquidity Facility will be drawn in full up to the then Maximum

                               Available Commitment under such Liquidity
                               Facility (the "Downgrade Drawing") and the proceeds will be deposited into a cash collateral account (the "Cash Collateral Account") for the related Class of Certificates and used for the same purposes and under the same circumstances and subject to the same conditions as cash payments of Interest Drawings under such Liquidity Facility would be used. In addition, the Intercreditor Agreement will provide for the replacement or extension of either Liquidity Facility for any Class of Certificates if it is scheduled to expire prior to the date that is fifteen days after the Final Maturity Date for such Class. If such Liquidity Facility cannot be so replaced or extended by the date that is 25 days prior to the then scheduled expiration date of such Liquidity Facility, such Liquidity Facility will be drawn in full up to the then Maximum Available Commitment thereunder (the "Non-Extension Drawing") and the proceeds will be deposited in the Cash Collateral Account for the related Class of Certificates and used for the same purposes and under the same circumstances and subject to the same conditions as cash payments of Interest Drawings under such Liquidity Facility would be used. Each Liquidity Facility is scheduled to expire 364 days after the initial issuance date of the Certificates (the "Issuance Date"), from and including the Issuance Date, subject to annual extensions by mutual agreement of the relevant Liquidity Provider and the Subordination Agent.

                             Upon receipt by the Subordination Agent of a
                               Termination Notice with respect to any Liquidity Facility from the applicable Liquidity Provider (given as described in "Description of the Liquidity Facilities -- Liquidity Events of Default"), the Subordination Agent shall request a final drawing (the "Final Drawing") under such Liquidity Facility in an amount equal to the then Maximum Available Commitment thereunder and shall hold the proceeds thereof in the Cash Collateral Account for the related Trust to be used for the same purposes and under the same circumstances, and subject to the same conditions, as cash payments of Interest Drawings under such Liquidity Facility would be used. All amounts with respect to any Liquidity Facility on deposit in the Cash Collateral Account for the related Trust that are in excess of the Stated Portion, of the applicable Liquidity Provider, of the Required Amount will be paid to such Liquidity Provider.

                             Subject to certain limitations, Continental may, at
                               its option, arrange for a Replacement Facility to replace either Liquidity Facility (or any prior Replacement Facility) for any Trust. If such Replacement Facility is provided at any time after a Downgrade Drawing or Non-Extension Drawing under such Liquidity Facility (or prior Replacement Facility), the funds on deposit with respect to such Liquidity Facility (or prior Replacement Facility) in the Cash Collateral Account for such Trust will be returned to the liquidity provider being replaced. The provider of any Replacement Facility will have the same rights (including, without limitation, priority distribution rights and rights as "Controlling Party") under the Intercreditor Agreement as the replaced initial Liquidity Provider.

                             Notwithstanding the subordination provisions of the
                               Intercreditor Agreement, the holders of the Certificates to be issued by each Trust will be entitled to receive and retain the proceeds of drawings under the Liquidity Facilities for such Trust. See "Description of the Liquidity Facilities".

Intercreditor Agreement
  (a) Subordination: ......  The Trustees, the Liquidity Providers, the
                               Subordination Agent and any holder of Class D Equipment Notes, if issued, will enter into an agreement (the "Intercreditor Agreement") which will provide as follows:

                               (i)  All payments made in respect of the
                                    Equipment Notes and certain other payments will be made to the Subordination Agent, which will distribute such payments in accordance with the provisions of paragraphs
                                    (ii) and (iii) below.

                               (ii) On any Regular Distribution Date or Special Distribution Date (each, a "Distribution Date"), so long as no Triggering Event shall have occurred (whether or not continuing), all payments received by the Subordination Agent in respect of the Equipment Notes and certain other payments under the related Indenture shall be distributed in the following order: (1) to the Liquidity Providers to the extent required to pay certain Liquidity Obligations; (2) to the Trustee for the Class A Trust (the "Class A Trustee") to the extent required to pay Expected Distributions on the Class A Certificates;
                                     (3) to the Trustee for the Class B Trust
                                     (the "Class B Trustee") to the extent
                                     required to pay Expected Distributions on the Class B Certificates; (4) to the Trustee for the Class C Trust (the "Class C Trustee") to the extent required to pay Expected Distributions on the Class C Certificates; (5) if Class D Certificates have been issued, to the Trustee for the Class D Trust (the "Class D Trustee") to the extent required to pay "Expected Distributions" (to be defined in a manner equivalent to the definition below for other Classes of Certificates) on the Class D Certificates; and (6) to the Subordination Agent and each Trustee for the payment of certain fees and expenses.

                                    "Expected Distributions" means, with respect to the Certificates of any Trust on any Distribution Date (the "Current Distribution Date"), the sum of (x) accrued and unpaid interest on such Certificates (excluding interest, if any, payable with respect to the Deposits relating to such Trust) and (y) the difference between (A) the Pool Balance of such Certificates as of the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate face amount of the Certificates of such Trust), and (B) the Pool Balance of such Certificates as of the Current Distribution Date calculated on the basis that (i) the principal of the Equipment Notes held in such Trust has been paid when due (whether at stated maturity, upon redemption, prepayment, purchase or acceleration or otherwise) and such payments have been distributed to the holders of such Certificates and (ii) the principal of any Equipment Notes formerly held in such Trust that have been sold pursuant to the Intercreditor Agreement has been paid in full and such payments have been distributed to the holders of such Certificates, but without giving effect to any reduction in the Pool Balance as a result of any distribution attributable to Deposits occurring after the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, occurring after the initial issuance of the Certificates of such Trust). For purposes of determining the priority of distributions on account of the redemption, purchase or prepayment of all of the Equipment Notes issued pursuant to an Indenture, clause (x) of the definition of Expected Distributions shall be deemed to read as follows: "(x) accrued, due and unpaid interest on such Certificates (excluding interest, if any, payable with respect to the Deposits relating to such Trust) together with (without duplication) accrued and unpaid interest on a portion of such Certificates equal to the outstanding principal amount of the Equipment Notes being redeemed, purchased or prepaid (immediately prior to such redemption, purchase, or prepayment)".

                              (iii) Upon the occurrence of a Triggering Event
                                    and at all times thereafter, all payments received by the Subordination Agent in respect of the Equipment Notes and certain other payments shall be distributed in the following order: (1) to the Subordination Agent, each Trustee and certain other parties in payment of the Administration Expenses and to the Liquidity Providers in payment of the Liquidity Obligations; (2) to the Subordination Agent, each Trustee and each Certificateholder for certain fees, taxes, charges and other amounts payable to the Subordination Agent, any Trustee or any Certificateholder; (3) to the Class A Trustee to the extent required to pay Adjusted Expected Distributions on the Class A Certificates; (4) to the Class B Trustee to the extent required to pay Adjusted Expected Distributions on the Class B Certificates; (5) to the Class C Trustee to the extent required to pay Adjusted Expected Distributions on the Class C Certificates; and (6) if Class D Certificates have been issued, to the Class D Trustee to the extent required to pay "Adjusted Expected Distributions" (to be defined in a manner equivalent to the definition below for other Classes of Certificates) on the Class D Certificates.

                             "Adjusted Expected Distributions" means, with
                               respect to the Certificates of any Trust on any Current Distribution Date, the sum of (1) accrued and unpaid interest on such Certificates (excluding interest, if any, payable with respect to the Deposits relating to such Trust) and (2) the greater of:

                               (A) the difference between (x) the Pool Balance
                                   of such Certificates as of the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate face amount of the Certificates of such Trust) and (y) the Pool Balance of such Certificates as of the Current Distribution Date calculated on the basis that (i) the principal of the Equipment Notes other than Performing Equipment Notes (the "Non-Performing Equipment Notes") held in such Trust has been paid in full and such payments have been distributed to the holders of such Certificates, (ii) the principal of the Performing Equipment Notes held in such Trust has been paid when due (but without giving effect to any acceleration of Performing Equipment Notes) and such payments have been distributed to the holders of such Certificates and (iii) the principal of any Equipment Notes formerly held in such Trust that have been sold pursuant to the Intercreditor Agreement has been paid in full and such payments have been distributed to the holders of such Certificates, but without giving effect to any reduction in the Pool Balance as a result of any distribution attributable to Deposits occurring after the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, occurring after the initial issuance of the Certificates of such Trust), and

                               (B) the amount of the excess, if any, of (i) the
                                   Pool Balance of such Class of Certificates as of the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate face amount of the Certificates of such Trust), less the amount of the Deposits for such Class of Certificates as of such preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate amount of the Deposits for such Class of Certificates) other than any portion of such Deposits thereafter used to acquire Equipment Notes pursuant to the Note Purchase Agreement, over (ii) the Aggregate LTV Collateral Amount for such Class of Certificates for the Current Distribution Date;

                               provided that, until the date of the initial LTV Appraisals, clause (B) shall not apply.

                             For purposes of calculating Expected Distributions
                               or Adjusted Expected Distributions with respect to the Certificates of any Trust, any premium paid on the Equipment Notes held in such Trust that has not been distributed to the Certificateholders of such Trust (other than such premium or a portion thereof applied to the payment of interest on the Certificates of such Trust or the reduction of the Pool Balance of such Trust) shall be added to the amount of Expected Distributions or Adjusted Expected Distributions.

                             "Aggregate LTV Collateral Amount" for any Class of
                               Certificates for any Distribution Date means (i) the sum of the applicable LTV Collateral Amounts for each Aircraft, minus (ii) the Pool Balance for each Class of Certificates, if any, senior to such Class, after giving effect to any distribution of principal on such Distribution Date with respect to such senior Class or Classes.

                             "LTV Collateral Amount" of any Aircraft for any
                               Class of Certificates means, as of any
                               Distribution Date, the lesser of (i) the LTV
                               Ratio for such Class of Certificates multiplied by the Appraised Current Market Value of such Aircraft (or with respect to any such Aircraft which has suffered an Event of Loss under and as defined in the relevant Lease, in the case of a Leased Aircraft, or relevant Indenture, in the case of an Owned Aircraft, the amount of the insurance proceeds paid to the related Loan Trustee in respect thereof to the extent then held by such Loan Trustee (and/or on deposit in the Special Payments Account) or payable to such Loan Trustee in respect thereof) and (ii) the outstanding principal amount of the Equipment Notes secured by such Aircraft after giving effect to any principal payments of such Equipment Notes on or before such Distribution Date.

                             "LTV Ratio" means for the Class A Certificates
                               43.7%, for the Class B Certificates 56.0% and for the Class C Certificates 68.0%.

                             "Appraised Current Market Value" of any Aircraft
                               means the lower of the average and the median of the most recent three LTV Appraisals of such Aircraft. After a Triggering Event occurs and any Equipment Note becomes a Non-Performing Equipment Note, the Subordination Agent shall obtain LTV Appraisals for the Aircraft as soon as practicable and additional LTV Appraisals on or prior to each anniversary of the date of such initial LTV Appraisals; provided that if the Controlling Party reasonably objects to the appraised value of the Aircraft shown in such LTV Appraisals, the Controlling Party shall have the right to obtain or cause to be obtained substitute LTV Appraisals (including LTV Appraisals based upon physical inspection of such Aircraft).

                             "LTV Appraisal" means a current fair market value
                               appraisal (which may be a "desk-top" appraisal) performed by any Appraiser or any other nationally recognized appraiser on the basis of an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller under no compulsion to sell and both having knowledge of all relevant facts.

  (b) Deposits: ...........  Payments in respect of the Deposits will not be subject to the subordination provisions of the Intercreditor Agreement.

  (c) Intercreditor
Rights: ...................  Pursuant to the Intercreditor Agreement, the
                               Trustees and the Liquidity Providers will agree that, with respect to any Indenture at any given time, the relevant Loan Trustee will be directed
                               (a) in taking, or refraining from taking, any action thereunder or with respect to the Equipment Notes issued thereunder, by the holders of at least a majority of the outstanding principal amount of such Equipment Notes as long as no Indenture Default has occurred and is continuing thereunder and (b) subject to certain conditions, in taking, or refraining from taking, any action under such Indenture (including exercising remedies thereunder, such as acceleration of such Equipment Notes or foreclosing the lien on the Aircraft securing such Equipment Notes), by the Controlling Party if an Indenture Default under such Indenture has occurred and is continuing.

                             "Controlling Party" with respect to any Indenture
                               means: (x) the Class A Trustee; (y) upon payment of Final Distributions to the holders of Class A Certificates, the Class B Trustee; and (z) upon payment of Final Distributions to the holders of Class B Certificates, the Class C Trustee. See "Description of the Certificates -- Indenture Defaults and Certain Rights Upon an Indenture Default" for a description of the rights of the Certificateholders of each Trust to direct the respective Trustees. Notwithstanding the foregoing, at any time after 18 months from the earlier to occur of (x) the date on which the entire available amount under any Liquidity Facility shall have been drawn (for any reason other than a Downgrade Drawing or a Non-Extension Drawing) and remain unreimbursed and (y) the date on which all Equipment Notes shall have been accelerated (provided that if such acceleration occurs prior to the Delivery Period Termination Date, the aggregate principal amount thereof exceeds $300 million), the Liquidity Provider with at least two-thirds of unreimbursed Liquidity Obligations shall have the right to become the Controlling Party with respect to such Indenture. For purposes of giving effect to the foregoing, the Trustees (other than the Controlling Party) shall irrevocably agree (and the Certificateholders (other than the Certificateholders represented by the Controlling Party) shall be deemed to agree by virtue of their purchase of Certificates) to exercise their voting rights as directed by the Controlling Party. For a description of certain limitations on the Controlling Party's rights to exercise remedies, see "Description of the Equipment
                               Notes -- Remedies".

                             "Final Distributions" means, with respect to the
                               Certificates of any Trust on any Distribution Date, the sum of (x) the aggregate amount of all accrued and unpaid interest on such Certificates (excluding interest payable on the Deposits relating to such Trust) and (y) the Pool Balance of such Certificates as of the immediately preceding Distribution Date (less the amount of the Deposits for such Class of Certificates as of such preceding Distribution Date other than any portion of such Deposits thereafter used to acquire Equipment Notes pursuant to the Note Purchase Agreement).

                               (i)  Upon the occurrence and during the
                                    continuation of any Indenture Default under any Indenture, the Controlling Party may accelerate and sell all (but not less than all) of the Equipment Notes issued under such Indenture to any person, subject to the provisions of paragraph (ii) below. The proceeds of such sale will be distributed pursuant to the provisions of the Intercreditor Agreement.

                               (ii) So long as any Certificates are outstanding,
                                    during nine months after the earlier of (x) the acceleration of the Equipment Notes under any Indenture or (y) the bankruptcy or insolvency of Continental, without the consent of each Trustee, (a) no Aircraft subject to the lien of such Indenture or such Equipment Notes may be sold, if the net proceeds from such sale would be less than the Minimum Sale Price for such Aircraft or such Equipment Notes, and (b) with respect to any Leased Aircraft, the amount and payment dates of rentals payable by Continental under the Lease for such Leased Aircraft may not be adjusted, if, as a result of such adjustment, the discounted present value of all such rentals would be less than 75% of the discounted present value of the rentals payable by Continental under such Lease before giving effect to such adjustment, in each case, using the weighted average interest rate of the Equipment Notes outstanding under such Indenture as the discount rate.

                             "Minimum Sale Price" means, with respect to any
                               Aircraft or the Equipment Notes issued in respect of such Aircraft, at any time, the lesser of (1) 75% of the Appraised Current Market Value of such Aircraft and (2) the aggregate outstanding principal amount of such Equipment Notes, plus accrued and unpaid interest thereon.

Federal Income Tax
  Consequences: ...........  Each Original Trust should be classified as a grantor trust for federal income tax purposes and, if not so classified, will be classified as a partnership. Each Successor Trust will be classified as a grantor trust. Each Certificate Owner generally should report on its federal income tax return its pro rata share of income from the relevant Deposits and income from the Equipment Notes and other property held by the relevant Trust. See "Certain U.S. Federal Income Tax Consequences".

ERISA Considerations: .....  In general, employee benefit plans subject to Title
                               I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") (or entities which may be deemed to hold the assets of any such Plan) will be eligible to purchase the Certificates, subject to certain conditions and the circumstances applicable to such Plans. Each Plan fiduciary (and each fiduciary for a governmental or church plan subject to rules similar to those imposed on Plans under ERISA) should consult with its legal advisor concerning an investment in any of the Certificates.

                             Each person who acquires or accepts a Certificate
                               or an interest therein, will be deemed by such acquisition or acceptance to have represented and warranted that either: (i) no Plan assets have been used to purchase such Certificate or an interest therein or (ii) the purchase and holding of such Certificate or interest therein are exempt from the prohibited transaction restrictions of ERISA and the Code pursuant to one or more prohibited transaction statutory or administrative exemptions. See "ERISA Considerations".

Rating of the
Certificates: .............  It is a condition to the issuance of the
                               Certificates that the Certificates and the
                               related Escrow Receipts be rated by Moody's
                               Investors Service, Inc. ("Moody's") and Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("Standard & Poor's", and together with Moody's, the "Rating Agencies"), as set forth below. Continental's ability to pay any premium due upon distribution of Deposits not used to acquire Equipment Notes during the Delivery Period has not been rated by either of the Rating Agencies. Standard & Poor's has indicated that its rating applies to a unit consisting of Certificates representing the Trust Property and Escrow Receipts initially representing undivided interests in certain
                               rights to $               of Deposits. Amounts
                               deposited under the Escrow Agreements are not property of Continental and are not entitled to the benefits of Section 1110 of the U.S. Bankruptcy Code. Neither the Certificates nor the Escrow Receipts may be separately assigned or transferred.

                                                           STANDARD
                                CERTIFICATES     MOODY'S   & POOR'S
                                ------------     ------    --------
                                Class A            A1       AA+
                                Class B            A3        A+
                                Class C           Baa2      BBB+

                             A rating is not a recommendation to purchase, hold
                               or sell Certificates, inasmuch as such rating does not address market price or suitability for a particular investor. There can be no assurance that such ratings will not be lowered or withdrawn by a Rating Agency if, in the opinion of such Rating Agency, circumstances (including the downgrading of Continental, the Depositary or a Liquidity Provider) so warrant. See "Risk Factors -- Risk Factors Relating to the Certificates and the Offering -- Ratings of the Certificates".

                                                                                 STANDARD
                                                                     MOODY'S     & POOR'S
                                                                     -------     --------
Rating of the Depositary:........  Short Term                          P-1        A-1+
Rating of the Liquidity
  Providers:.....................  Short Term
                                   ABN AMRO                            P-1        A-1+
                                   West LB                             P-1        A-1+
Threshold Rating:................  Short Term
                                   Class A Liquidity Provider          P-1        A-1+
                                   Class B Liquidity Provider          P-1        A-1
                                   Class C Liquidity Provider          P-1        A-1

                      SUMMARY FINANCIAL AND OPERATING DATA

     The following tables summarize certain consolidated financial data and certain operating data with respect to the Company. The following selected consolidated financial data for the years ended December 31, 1996, 1995 and 1994 is derived from the audited consolidated financial statements of the Company incorporated by reference in the Prospectus of the Company and should be read in conjunction therewith. The consolidated financial data of the Company for the three and six months ended June 30, 1997 and 1996 is derived from its unaudited consolidated financial statements of the Company incorporated by reference in the Prospectus of the Company, which include all adjustments (consisting solely of normal recurring accruals) that the Company considers necessary for the fair presentation of the financial position and results of operations for these periods. Operating results for the three and six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The Company's selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, the consolidated financial statements, including the notes thereto.

                                    THREE MONTHS           SIX MONTHS
                                   ENDED JUNE 30,        ENDED JUNE 30,           YEAR ENDED DECEMBER 31,
                                  -----------------     -----------------     -------------------------------
                                   1997       1996       1997       1996       1996        1995        1994
                                  ------     ------     ------     ------     ------      ------      -------
                                          (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA AND RATIOS)
FINANCIAL DATA -- OPERATIONS:
Operating Revenue................ $1,786     $1,639     $3,484     $3,128     $6,360      $5,825      $ 5,670
Operating Expenses...............  1,555      1,410      3,107      2,779      5,835(1)    5,440(2)     5,681
                                  ------     ------     ------     ------     ------      ------      -------
Operating Income (Loss)..........    231        229        377        349        525         385          (11)
Nonoperating Expense, net........    (23)       (23)       (45)       (48)       (97)        (75)(3)     (640)(4)
                                  ------     ------     ------     ------     ------      ------      -------
Income (Loss) before Income
  Taxes, Minority Interest and
  Extraordinary Loss.............    208        206        332        301        428         310         (651)
Net Income (Loss)................ $128...    $  167     $  202     $  255     $  319      $  224      $  (613)
                                  ======     ======     ======     ======     ======      ======      =======
Earnings (Loss) per Common and
  Common Equivalent Share(5)..... $2.01..    $ 2.53     $ 3.13     $ 3.90     $ 4.87      $ 3.60      $(11.88)
                                  ======     ======     ======     ======     ======      ======      =======
Earnings (Loss) per Common Share
  Assuming Full Dilution(5)...... $ 1.64     $ 2.04     $ 2.58     $ 3.25     $ 4.11      $ 3.15      $(11.88)
                                  ======     ======     ======     ======     ======      ======      =======
Ratio of Earnings to Fixed
  Charges(6).....................   2.48       2.57       2.18       2.13       1.81        1.53           --

                                       THREE MONTHS           SIX MONTHS
                                      ENDED JUNE 30,        ENDED JUNE 30,          YEAR ENDED DECEMBER 31,
                                     -----------------     -----------------     ------------------------------
                                      1997       1996       1997       1996       1996         1995       1994
                                     ------     ------     ------     ------     ------       ------     ------
OPERATING DATA (JET OPERATIONS
  ONLY):(7)
Revenue passenger miles
  (millions)(8)..................... 11,922     10,527     22,813     20,279     41,914       40,023     41,588
Available seat miles
  (millions)(9)..................... 16,486     15,152     32,318     29,703     61,515       61,006     65,861
Passenger load factor(10)...........   72.3%      69.5%      70.6%      68.3%      68.1%        65.6%      63.1%
Breakeven passenger load
  factor(11)........................   62.4%      59.4%      62.3%      60.2%      60.7%(14)    60.8%      62.9%
Passenger revenue per available seat
  mile (cents)(12)..................   9.31       9.35       9.30       9.13       8.93         8.20       7.22
Operating cost per available seat
  mile (cents)(13)..................   8.90       8.81       9.08       8.86       8.77(14)     8.36       7.86
Average yield per revenue passenger
  mile (cents)(15)..................  12.87      13.46      13.17      13.37      13.10        12.51      11.44
Average length of aircraft flight
  (miles)...........................    944        888        935        882        896          836        727

                                          (See footnotes on the following page.)

                                                                       JUNE 30,       DECEMBER 31,
                                                                         1997             1996
                                                                       --------       ------------
                                                                        (IN MILLIONS OF DOLLARS)
FINANCIAL DATA -- BALANCE SHEET:
Assets:
Cash and Cash Equivalents, including restricted cash and cash
  equivalents of $74 and $76, respectively(16).......................   $  994           $1,061
Other Current Assets.................................................      685              573
Total Property and Equipment, Net....................................    1,885            1,596
Routes, Gates and Slots, Net.........................................    1,454            1,473
Other Assets, Net....................................................      498              503
                                                                        ------           ------
          Total Assets...............................................   $5,516           $5,206
                                                                        ======           ======
Liabilities and Stockholders' Equity:
Current Liabilities..................................................   $2,324           $2,104
Long-Term Debt and Capital Leases....................................    1,581            1,624
Deferred Credits and Other Long-Term Liabilities.....................      655              594
Minority Interest(17)................................................       15               15
Continental-Obligated Mandatorily Redeemable Preferred Securities of
  Subsidiary Trust Holding Solely Convertible Subordinated
  Debentures(18).....................................................      242              242
Redeemable Preferred Stock...........................................       --               46
Common Stockholders' Equity..........................................      699              581
                                                                        ------           ------
          Total Liabilities and Stockholders' Equity.................   $5,516           $5,206
                                                                        ======           ======

---------------
 (1) Includes a $128 million fleet disposition charge recorded in 1996 associated primarily with the Company's decision to accelerate the replacement of its DC-9-30, DC-10-10, 727-200, 737-100, and 737-200
     aircraft. In connection with its decision to accelerate the replacement of such aircraft, the Company wrote down its Stage 2 aircraft inventory that is not expected to be consumed through operations to its estimated fair value and recorded a provision for costs associated with the return of leased aircraft at the end of their respective lease terms.

 (2) Includes a $20 million cash payment in 1995 by the Company in connection with a 24-month collective bargaining agreement entered into by the Company and the Independent Association of Continental Pilots.

 (3) Includes a pre-tax gain of $108 million ($30 million after tax) on the series of transactions by which the Company and its subsidiary, Continental CRS Interests, Inc., transferred certain assets and liabilities relating to the computerized reservation business of such subsidiary to a newly-formed limited liability company and the remaining assets and liabilities were sold.

 (4) Includes a provision of $447 million recorded in 1994 associated with the planned early retirement of certain aircraft and closed or underutilized airport and maintenance facilities and other assets.

 (5) In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 -- "Earnings per Share" ("SFAS 128") which specifies the computation, presentation and disclosure requirements for earnings per share ("EPS"). SFAS 128 replaces the presentation of primary and fully diluted EPS pursuant to Accounting Principles Board Opinion No. 15 -- "Earnings per Share" ("APB 15") with the presentation of basic and diluted EPS. The Company is required to adopt SFAS 128 with its December 31, 1997 financial statements and restate all prior period EPS data. The Company will continue to account for EPS pursuant to APB 15 until that time.

     Under SFAS 128, the Company's basic and diluted EPS were:

                              THREE MONTHS         SIX MONTHS
                             ENDED JUNE 30,      ENDED JUNE 30,          FOR THE YEARS ENDED
                             ---------------     ---------------     ---------------------------
                             1997      1996      1997      1996      1996      1995       1994
                             -----     -----     -----     -----     -----     -----     -------
     Basic EPS.............  $2.22     $3.05     $3.50     $4.65     $5.75     $4.07     $(11.88)
     Diluted EPS...........  $1.63     $2.09     $2.58     $3.31     $4.17     $3.37     $(11.88)

 (6) For purposes of calculating this ratio, earnings consist of earnings before taxes, minority interest and extraordinary loss plus interest expense (net of capitalized interest), the portion of rental expense representative of interest expense and amortization on previously capitalized interest. Fixed charges consist of interest expense and the portion of rental expense representative of interest expense. For the year ended December 31, 1994, earnings were inadequate to cover fixed charges and the coverage deficiency was $667 million.

 (7) Includes operating data for CMI, but does not include operating data for Express' regional jet operations or turboprop operations.

 (8) The number of scheduled miles flown by revenue passengers.

 (9) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

(10) Revenue passenger miles divided by available seat miles.

(11) The percentage of seats that must be occupied by revenue passengers in order for the airline to break even on an income before income taxes basis, excluding nonoperating items.

(12) Passenger revenue divided by available seat miles.

(13) Operating expenses divided by available seat miles.

(14) Excludes a $128 million fleet disposition charge. See Note (1) for description of the fleet disposition charge.

(15) The average revenue received for each mile a revenue passenger is carried.

(16) Restricted cash and cash equivalents agreements relate primarily to workers' compensation claims and the terms of certain other agreements.

(17) In July 1997, the Company purchased the minority interest holder's 9% interest in Air Micronesia, Inc., the parent of CMI. See "Risk Factors -- Risk Factors Relating to the Company".

(18) The sole assets of such Trust are convertible subordinated debentures, with an aggregate principal amount of $250 million, which bear interest at the rate of 8 1/2% per annum and mature on December 1, 2020. Upon repayment, the Continental-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust will be mandatorily redeemed.

                                  RISK FACTORS

     PROSPECTIVE PURCHASERS OF THE CERTIFICATES SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND SHOULD PARTICULARLY CONSIDER THE FOLLOWING MATTERS:

RISK FACTORS RELATING TO THE COMPANY

  Leverage and Liquidity

     Continental is more leveraged and has significantly less liquidity than certain of its competitors, several of whom have substantial available lines of credit and/or significant unencumbered assets. Accordingly, Continental may be less able than certain of its competitors to withstand a prolonged recession in the airline industry and may not have as much flexibility to respond to changing economic conditions or to exploit new business opportunities.

     During the first and second quarters of 1995, in connection with negotiations with various lenders and lessors, Continental ceased or reduced contractually required payments under various agreements, which produced a significant number of events of default under debt, capital lease and operating lease agreements. Through agreements reached with the various lenders and lessors, Continental cured all of these events of default. The last such agreement was put in place during the fourth quarter of 1995.

     As of June 30, 1997, Continental had approximately $1.9 billion (including current maturities) of long-term debt and capital lease obligations and had approximately $1.0 billion of minority interest, Continental-obligated mandatorily redeemable preferred securities of subsidiary trust and common stockholders' equity. Common stockholders' equity reflects the adjustment of the Company's balance sheet and the recording of assets and liabilities at fair market value as of April 27, 1993 in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7 -- "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7").

     As of June 30, 1997, Continental had $920 million in cash and cash equivalents (excluding restricted cash and cash equivalents of $74 million). Continental has significant encumbered assets.

     For 1997, Continental expects to incur cash expenditures under operating leases relating to aircraft of approximately $631 million, compared to $568 million for 1996, and approximately $232 million relating to facilities and other rentals, compared to $210 million in 1996. In addition, Continental has capital requirements relating to compliance with regulations that are discussed below. See "-- Risk Factors Relating to the Airline Industry -- Regulatory Matters".

     As of September 18, 1997, the Company had firm commitments with The Boeing Company ("Boeing") to take delivery of a total of 122 principally narrowbody jet aircraft during the years 1997 through 2003 with options for an additional 85 aircraft (exercisable subject to certain conditions). These aircraft will replace older, less efficient Stage 2 aircraft and allow for growth of operations. In addition, the Company recently signed an agreement with Boeing to purchase 35 new widebody jet aircraft. This new order consists of five firm Boeing 777-200 aircraft and 30 firm Boeing 767-400ER aircraft, with options for additional 777 and 767 aircraft to be negotiated by the parties. The new widebody aircraft will replace Continental's fleet of DC10-10 and DC10-30 aircraft, which will be retired as the new Boeing aircraft are delivered, and will also be used to expand Continental's international and transcontinental service. The ten firm delivery 777 aircraft (including five aircraft the Company already had on order, the deliveries of which will be accelerated) will be delivered in September 1998 through May 1999, and the thirty firm delivery 767 aircraft will be delivered starting in mid-2000 through the end of 2005. In connection with this new order, the Company will obtain the flexibility to substitute certain aircraft on order with Boeing and will obtain other benefits. The Company currently anticipates substituting 777 aircraft for certain of the 767 aircraft. The Company's agreement with Boeing provides that the Company will purchase from Boeing the carrier's requirements for new jet aircraft (other than regional jets) over the next twenty years, subject to certain conditions. However, Boeing has agreed with the European Commission not to enforce such provision. The Company requested a business offer from

Boeing which would include the requirements commitment in order to obtain more favorable terms and flexibility.

     The estimated aggregate cost of the Company's firm commitments for the 122 Boeing aircraft previously ordered and the 35 widebody aircraft included in the recent Boeing agreement is approximately $7 billion. The Company has completed or has third party commitments for a total of approximately $548 million in financing for its future narrowbody Boeing deliveries, and has commitments or letters of intent from various sources for backstop financing for approximately one-fourth of the anticipated acquisition cost of its future narrowbody and widebody Boeing deliveries. The Company currently plans on financing the new Boeing aircraft with enhanced equipment trust certificates or similar financing and lease equity, subject to availability and market conditions. However, further financing will be needed to satisfy the Company's capital commitments for other aircraft and aircraft-related expenditures such as engines, spare parts, simulators and related items. There can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures not covered by firm financing commitments. Deliveries of new Boeing aircraft are expected to increase aircraft rental, depreciation and interest costs while generating cost savings in the areas of maintenance, fuel and pilot training.

     In September 1996, Express placed an order for 25 firm EMB-145ER regional jets, with options for an additional 175 aircraft. In June 1997, Express exercised its option to order 25 of such option aircraft. Express now has options for an additional 150 regional jets exercisable at the election of the Company over the next 12 years. Neither Express nor Continental will have any obligation to take such aircraft that are not financed by a third party and leased to the Company. Express has taken delivery of 12 of the firm aircraft through September 18, 1997 and will take delivery of the remaining 38 firm aircraft through the third quarter of 1999. The Company expects to account for all of these aircraft as operating leases.

     In July 1997, Continental entered into a $575 million credit facility (the "Credit Facility"), including a $275 million five-year term loan. The proceeds of the term loan were loaned by Continental to its wholly owned subsidiary Air Micronesia, Inc. ("AMI"), the parent of CMI, reloaned to CMI and used by CMI to prepay its existing secured term loan. In connection with this prepayment, Continental recorded a $4 million after-tax extraordinary charge to consolidated earnings in the third quarter of 1997. The Credit Facility also includes a $225 million revolving credit facility and a $75 million seven-year term loan for general corporate purposes.

     The Credit Facility is secured by substantially all of CMI's assets (other than aircraft subject to other financing arrangements) but does not contain any financial covenants relating to CMI other than covenants restricting CMI's incurrence of certain indebtedness and pledge or sale of assets. AMI's rights with respect to its loan to CMI and Continental's rights with respect to its loan to AMI (as well as Continental's stock in AMI and AMI's stock in CMI) are pledged as collateral for loans to Continental under the Credit Facility. CMI and AMI have guaranteed Continental's obligations under the Credit Facility. In addition, the Credit Facility contains certain financial covenants applicable to Continental comparable to those contained in the Facility discussed below and prohibits Continental from granting a security interest on certain of its international route authorities and domestic slots.

     In July 1997, the Company purchased the rights of United Micronesia Development Association, Inc. ("UMDA") to receive future payments under a services agreement between UMDA and CMI (pursuant to which CMI was to pay UMDA approximately 1% of the gross revenues of CMI, as defined, through January 1, 2012, which payment by CMI to UMDA totaled $6 million in 1996) and UMDA's 9% interest in AMI, terminated the Company's obligations to UMDA under a settlement agreement entered into in 1987, and terminated substantially all of the other contractual arrangements between the Company, AMI and CMI, on the one hand, and UMDA on the other hand, for an aggregate consideration of $73 million.

     In April 1997, Continental entered into a $160 million secured revolving credit facility (the "Facility"). The revolving loans made under the Facility will be used for the purpose of making certain predelivery payments to Boeing for new Boeing aircraft to be delivered through December 1999. The Facility contains certain financial covenants, including maintenance of a minimum fixed charge ratio, a minimum net worth and a minimum unrestricted cash balance. Continental is also restricted from paying cash dividends and making certain other payments.

     In March 1997, Continental completed an offering of $707 million of pass through certificates. The pass through certificates are not direct obligations of, or guaranteed by, Continental and are therefore not included in the consolidated financial statements incorporated by reference herein. The cash proceeds from the transaction were deposited with an escrow agent and will be used to finance (through either leveraged leases or secured debt financings) the debt portion of the acquisition cost of up to 30 new aircraft from Boeing scheduled to be delivered to Continental through February 1998. In connection therewith, owner participants have committed to approximately $184 million of equity financing to be used in leveraged leases of 27 of such aircraft. If any funds remain as deposits with the escrow agent for such pass through certificates at the end of the delivery period (which may be extended to June
1998), such funds will be distributed back to the certificate holders. Such distribution will include a make-whole premium payable by Continental. Management believes that the likelihood that the Company would be required to pay a material make-whole premium is remote.

     In June 1997, the Company acquired 10 aircraft previously leased by it. The debt financing for the acquisition of the six Boeing 737-300 aircraft and the four McDonnell Douglas MD-82 aircraft was funded by the private placement of $155 million of pass through certificates. The pass through certificates were issued by separate pass through trusts that acquired equipment trust notes issued on a recourse basis by Continental.

     The Company has announced plans to expand its facilities at its Hopkins International Airport hub in Cleveland, which expansion is expected to be completed in the first quarter of 1999. The expansion, which will include a new jet concourse for the new regional jet service offered by Express, as well as other facility improvements, is expected to cost approximately $120 million, which the Company expects will be funded principally by the issuance of a combination of tax-exempt special facilities revenue bonds and general airport revenue bonds by the City of Cleveland. In connection therewith, the Company expects to enter into long-term leases with the City of Cleveland under which rental payments will be sufficient to service the related bonds.

     In April 1997, the City of Houston (the "City") completed the offering of $190 million aggregate principal amount of tax-exempt special facilities revenue bonds (the "IAH Bonds") payable solely from rentals paid by Continental under long-term lease agreements with the City. The IAH Bonds are unconditionally guaranteed by the Company. The proceeds from the IAH Bonds are being used to finance the acquisition, construction and installation of certain terminal and other airport facilities located at Continental's hub at George Bush Intercontinental Airport in Houston, including a new automated people mover system linking Terminals B and C and 20 aircraft gates in Terminal B into which Continental intends to expand its operations. The expansion project is expected to be completed by the summer of 1999.

  Continental's History of Operating Losses

     Although Continental recorded net income of $202 million for the six months ended June 30, 1997, $319 million in 1996 and $224 million in 1995, it had experienced significant operating losses in the previous eight years. In the long term, Continental's viability depends on its ability to sustain profitable results of operations.

  Aircraft Fuel

     Since fuel costs constitute a significant portion of Continental's operating costs (approximately 14.1% for the six months ended June 30, 1997 and 13.3% for the year ended December 31, 1996), significant changes in fuel costs would materially affect the Company's operating results. Fuel prices continue to be susceptible to international events, and the Company cannot predict near or longer-term fuel prices. The Company enters into petroleum option contracts to provide some short-term protection (generally three to six months) against a sharp increase in jet fuel prices. In the event of a fuel supply shortage resulting from a disruption of oil imports or otherwise, higher fuel prices or curtailment of scheduled service could result.

  Labor Matters

     In April 1997, the Company began collective bargaining agreement negotiations with its Continental Airlines pilots, whose contract became amendable in July 1997, and Express pilots, whose contract became amendable in October 1997. Negotiations are in progress to amend these contracts. The Company believes that mutually acceptable agreements can be reached with such employees, although the ultimate outcome of the negotiations is unknown at this time. The Company's mechanics and related employees recently voted to be represented by the International Brotherhood of Teamsters (the "Teamsters"). The Company does not believe that the Teamsters' union representation will be material to the Company. In September 1997, the Company announced that it intends to bring all employees to industry standard wages (the average of the top ten air carriers as ranked by the Department of Transportation, excluding Continental) within the next 36 months. The Company stated that it would phase in wage increases over the 36-month period as its revenue, interest rates and rental rates reached industry standards. The Company estimates that the increased wages will aggregate approximately $500 million over the 36-month period.

  Certain Tax Matters

     At December 31, 1996 the Company had estimated net operating loss carryforwards ("NOLs") of $2.3 billion for federal income tax purposes that will expire through 2009 and federal investment tax credit carryforwards of $45 million that will expire through 2001.

     The Company had, as of December 31, 1996, deferred tax assets aggregating $1.3 billion, including $804 million of NOLs. The Company recorded a valuation allowance of $694 million against such assets as of December 31, 1996. The Company has consummated several built-in-gain transactions, which resulted in the realization of tax benefits related to NOLs and investment tax credit carryforwards attributable to the Company's predecessor that were previously recorded. To the extent the Company consummates additional built-in-gain transactions, such benefits will reduce the valuation allowance and reorganization value in excess of amounts allocable to identifiable assets. If such reorganization value is exhausted, reductions in the valuation allowance would decrease other intangibles.

     As a result of NOLs, the Company will not pay United States federal income taxes (other than alternative minimum tax) until it has recorded approximately an additional $1.1 billion of taxable income following December 31, 1996.
Section 382 of the Internal Revenue Code ("Section 382") imposes limitations on a corporation's ability to utilize NOLs if it experiences an "ownership change." In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. In the event that an ownership change should occur, utilization of Continental's NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of the Company's stock at the time of the ownership change by the applicable long-term tax-exempt rate (which is 5.33% for October 1997). Unused annual limitation may be carried over to later years, and the amount of the limitation may under certain circumstances be increased by the built-in gains in assets held by the Company at the time of the change that are recognized in the five-year period after the change. Under current conditions, if an ownership change were to occur, Continental's annual NOL utilization would be limited to approximately $130 million per year.

  Continental Micronesia

     Because the majority of CMI's traffic originates in Japan, its results of operations are substantially affected by the Japanese economy and changes in the value of the yen as compared to the dollar. Appreciation of the yen against the dollar during 1994 and 1995 increased CMI's profitability while a decline of the yen against the dollar in 1996 and 1997 to date have reduced CMI's profitability. As a result of the recent weakness of the yen against the dollar and increased fuel costs, CMI's operating earnings declined during the past four quarters as compared to similar periods a year ago, and are not expected to improve materially absent a stronger yen or reduced fuel costs.

     To reduce the potential negative impact on CMI's dollar earnings, CMI, from time to time, purchases average rate options as a hedge against a portion of its expected net yen cash flow position. Such options historically have not had a material effect on the Company's results of operations or financial condition. Any significant and sustained decrease in traffic or yields (including due to the value of the yen) to and from Japan could materially adversely affect Continental's consolidated profitability.

  Principal Stockholder

     As of September 18, 1997, Air Partners, L.P., a Texas limited partnership and major stockholder of the Company ("Air Partners"), held approximately 9.4% of the common equity interest and 40.8% of the general voting power of the Company. If all the remaining warrants held by Air Partners had been exercised on September 18, 1997, approximately 13.8% of the common equity interest and 51.7% of the general voting power of the Company would have been held by Air Partners. Various provisions in the Company's Certificate of Incorporation and Bylaws currently provide Air Partners with the right to elect one-third of the directors in certain circumstances; these provisions could have the effect of delaying, deferring or preventing a change in the control of the Company.

RISK FACTORS RELATING TO THE AIRLINE INDUSTRY

  Industry Conditions and Competition

     The airline industry is highly competitive and susceptible to price discounting. The Company has in the past both responded to discounting actions taken by other carriers and initiated significant discounting actions itself. Continental's competitors include carriers with substantially greater financial resources (and in certain cases, lower cost structures), as well as smaller carriers with low cost structures. Airline profit levels are highly sensitive to, and during recent years have been severely impacted by, changes in fuel costs, fare levels (or "average yield") and passenger demand. Passenger demand and yields have been affected by, among other things, the general state of the economy, international events and actions taken by carriers with respect to fares. From 1990 to 1993, these factors contributed to the domestic airline industry's incurring unprecedented losses. Although fare levels have increased subsequently, fuel costs have also increased significantly. In addition, significant industry-wide discounts could be reimplemented at any time, and the introduction of broadly available, deeply discounted fares by a major United States airline would likely result in lower yields for the entire industry and could have a material adverse effect on the Company's operating results.

     The airline industry has consolidated in past years as a result of mergers and liquidations and may further consolidate in the future. Among other effects, such consolidation has allowed certain of Continental's major competitors to expand (in particular) their international operations and increase their market strength. Furthermore, the emergence in recent years of several new carriers, typically with low cost structures, has further increased the competitive pressures on the major United States airlines. In many cases, the new entrants have initiated or triggered price discounting. Aircraft, skilled labor and gates at most airports continue to be readily available to start-up carriers. Competition with new carriers or other low cost competitors on Continental's routes could negatively impact Continental's operating results.

  Regulatory Matters

     In the last several years, the United States Federal Aviation Administration (the "FAA") has issued a number of maintenance directives and other regulations relating to, among other things, retirement of older aircraft, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement, commuter aircraft safety and increased inspections and maintenance procedures to be conducted on older aircraft. The Company expects to continue incurring expenses for the purpose of complying with the FAA's noise, aging aircraft and other regulations. In addition, several airports have recently sought to increase substantially the rates charged to airlines, and the ability of airlines to contest such increases has been restricted by federal legislation, Department of Transportation regulations and judicial decisions.

     Management believes that the Company benefited significantly from the expiration of the aviation trust fund tax (the "ticket tax") on December 31, 1995. The ticket tax was reinstated on August 27, 1996, expired on December 31, 1996 and was reinstated again on March 7, 1997. Congress recently passed tax legislation reimposing and significantly modifying the ticket tax. The legislation includes the imposition of new excise tax and segment fee tax formulas to be phased in over a multi-year period, an increase in the international departure tax and the imposition of a new arrivals tax, and the extension of the ticket tax to cover items such as the sale of frequent flyer miles. Management believes that the ticket tax has a negative impact on the Company, although neither the amount of such negative impact directly resulting from the reimposition of the ticket tax, nor the benefit previously realized by its expiration, can be precisely determined.

     Additional laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations by imposing additional requirements or restrictions on operations. Laws and regulations have also been considered that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots. Also, the availability of international routes to United States carriers is regulated by treaties and related agreements between the United States and foreign governments that are amendable. Continental cannot predict what laws and regulations may be adopted or their impact, but there can be no assurance that laws or regulations currently proposed or enacted in the future will not adversely affect the Company.

  Seasonal Nature of Airline Business

     Due to the greater demand for air travel during the summer months, revenue in the airline industry in the third quarter of the year is generally significantly greater than revenue in the first quarter of the year and moderately greater than revenue in the second and fourth quarters of the year for the majority of air carriers. Continental's results of operations generally reflect this seasonality, but have also been impacted by numerous other factors that are not necessarily seasonal, including the extent and nature of competition from other airlines, fare wars, excise and similar taxes, changing levels of operations, fuel prices, foreign currency exchange rates and general economic conditions.

RISK FACTORS RELATING TO THE CERTIFICATES AND THE OFFERING

  Appraisals and Realizable Value of Aircraft

     Appraisals in respect of the Aircraft (without physical inspection thereof) have been prepared by AISI, BK and MBA, and such appraisals are based on varying assumptions and methodologies which differ among the Appraisers. The Appraisers have delivered letters summarizing their respective reports, copies of which are annexed to this Prospectus Supplement as Appendix II. See "Description of the Aircraft and the Appraisals -- The Appraisals". The appraised value of each Aircraft and, accordingly, the initial aggregate Aircraft value as referred to herein, is based upon the lesser of the average and median value of such Aircraft as appraised by the Appraisers and projected as of the scheduled delivery month of such Aircraft. Such aggregate appraised values also assume depreciation of approximately 2% of the initial appraised value for Aircraft delivered more than one year prior to the scheduled Delivery Period Termination Date (although no assurance can be given as to the actual market value rate of depreciation, which may differ from 2% during such period). Appraisals that are based on different assumptions and methodologies may result in valuations that are materially different from those contained in the appraisals of the Appraisers. An appraisal is only an estimate of value, is not indicative of the price at which an Aircraft may be purchased from the Aircraft manufacturer and should not in any event be relied upon as a measure of realizable value; the proceeds realized upon a sale of any Aircraft may be less than the appraised value thereof. In particular, the appraisals are estimates of values as of future delivery dates. The value of the Aircraft in the event of the exercise of remedies under the applicable Indenture will depend on market and economic conditions, the supply of aircraft, the availability of buyers, the condition of the Aircraft and other factors. Accordingly, there can be no assurance that the proceeds realized upon any such exercise of remedies with respect to the Equipment Notes and the Aircraft pursuant to the applicable Pass Through Trust Agreement and the applicable Indenture would be sufficient to satisfy in full payments due on the Certificates.

  Priority of Distributions; Subordination

     Certain provisions of the Intercreditor Agreement, which provides for the subordination of the Class B Certificates to the Class A Certificates and the subordination of the Class C Certificates to the Class B Certificates, may result in the holders of the subordinated Classes of Certificates receiving less than the full amount due to them after the occurrence of a payment default under any Equipment Note or a Triggering Event, even if all of the Equipment Notes eventually are paid in full.

     Pursuant to the Intercreditor Agreement to which the Trustees, the Subordination Agent and the Liquidity Providers will be parties, on each Distribution Date, so long as no Triggering Event shall have occurred, all payments in respect of Equipment Notes received by the Subordination Agent will be distributed in the following order: (1) to the Liquidity Providers to the extent required to pay certain Liquidity Obligations; (2) to the Class A Trustee to the extent required to pay Expected Distributions on the Class A Certificates; (3) to the Class B Trustee to the extent required to pay Expected Distributions on the Class B Certificates; (4) to the Class C Trustee to the extent required to pay Expected Distributions on the Class C Certificates; (5) if Class D Certificates have been issued, to the Class D Trustee to the extent required to pay "Expected Distributions" (to be defined in a manner equivalent to the definition for other Classes of Certificates) on the Class D Certificates; and (6) to the Subordination Agent and each Trustee for the payment of certain fees and expenses.

     Upon the occurrence of a Triggering Event and at all times thereafter, all payments received by the Subordination Agent in respect of the Equipment Notes and certain other payments will be distributed under the Intercreditor Agreement in the following order: (1) to the Subordination Agent, each Trustee and certain other parties in payment of the Administration Expenses and to the Liquidity Providers in payment of the Liquidity Obligations; (2) to the Subordination Agent, each Trustee and each Certificateholder for certain fees, taxes, charges and other amounts payable to the Subordination Agent, any Trustee or any Certificateholder; (3) to the Class A Trustee to the extent required to pay Adjusted Expected Distributions on the Class A Certificates; (4) to the Class B Trustee to the extent required to pay Adjusted Expected Distributions on the Class B Certificates; (5) to the Class C Trustee to the extent required to pay Adjusted Expected Distributions on the Class C Certificates; and (6) if Class D Certificates have been issued, to the Class D Trustee to the extent required to pay "Adjusted Expected Distributions" (to be defined in a manner equivalent to the definition for other Classes of Certificates) on the Class D Certificates.

     Accordingly, the priority of distributions after a payment default under any Equipment Note or a Triggering Event will have the effect in certain circumstances of requiring the distribution to more senior Classes of Certificates of payments received in respect of one or more junior series of Equipment Notes. If this should occur, the interest accruing on the remaining Equipment Notes would in the aggregate be less than the interest accruing on the remaining Certificates because such Certificates include a relatively greater proportion of junior Classes with relatively higher interest rates. As a result of this possible interest shortfall, the holders of one or more junior Classes of Certificates may not receive the full amount due to them after a payment default under any Equipment Note even if all Equipment Notes are eventually paid in full.

     Payments in respect of the Deposits will not be subject to the subordination provisions of the Intercreditor Agreement.

  Control over Collateral; Sale of Collateral

     Pursuant to the Intercreditor Agreement, the Trustees and the Liquidity Providers will agree that, with respect to any Indenture at any given time, the Loan Trustee will be directed (a) in taking, or refraining from taking, any action thereunder, by the holders of at least a majority of the outstanding principal amount of the Equipment Notes issued thereunder as long as no Indenture Default has occurred and is continuing thereunder and (b) subject to certain conditions, in exercising remedies under such Indenture (including acceleration of such Equipment Notes or foreclosing the lien on the Aircraft securing such Equipment Notes) insofar as an Indenture Default has occurred and is continuing under such Indenture, by the Controlling Party. See "Description of the Certificates -- Indenture Defaults and Certain Rights Upon an Indenture Default" for a description of the rights of the Certificateholders of each Trust to direct the respective Trustee.

Notwithstanding the foregoing, at any time after 18 months from the earlier to occur of (x) the date on which the entire available amount under any Liquidity Facility shall have been drawn (for any reason other than a Downgrade Drawing or a Non-Extension Drawing) and remain unreimbursed and (y) the date on which all Equipment Notes shall have been accelerated (provided that if such acceleration occurs prior to the Delivery Period Termination Date, the aggregate principal amount thereof exceeds $300 million), the Liquidity Providers with at least two-thirds of the unreimbursed Liquidity Obligations will have the right to elect to become the Controlling Party with respect to such Indenture. For purposes of giving effect to the foregoing, the Trustees (other than the Controlling Party) shall irrevocably agree, and the Certificateholders (other than the Certificateholders represented by the Controlling Party) shall be deemed to agree by virtue of their purchase of Certificates, to exercise their voting rights as directed by the Controlling Party. For a description of certain limitations on the Controlling Party's rights to exercise remedies, see "Description of the Equipment Notes -- Remedies".

     Upon the occurrence and during the continuation of any Indenture Default under any Indenture, the Controlling Party may accelerate and, subject to the provisions described in the last sentence of this paragraph, sell all (but not less than all) of the Equipment Notes issued under such Indenture to any person. The market for Equipment Notes at the time of the existence of any Indenture Default may be very limited, and there can be no assurance as to the price at which they could be sold. If the Controlling Party sells any such Equipment Notes for less than their outstanding principal amount, certain Certificateholders will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against Continental, any Owner Trustee, any Owner Participant or any Trustee. So long as any Certificates are outstanding, during nine months after the earlier of (x) the acceleration of the Equipment Notes under any Indenture and (y) the bankruptcy or insolvency of Continental, without the consent of each Trustee, (a) no Aircraft subject to the lien of such Indenture or such Equipment Notes may be sold, if the net proceeds from such sale would be less than the Minimum Sale Price for such Aircraft or such Equipment Notes, and (b) with respect to any Leased Aircraft, the amount and payment dates of rentals payable by Continental under the Lease for such Leased Aircraft may not be adjusted, if, as a result of such adjustment, the discounted present value of all such rentals would be less than 75% of the discounted present value of the rentals payable by Continental under such Lease before giving effect to such adjustment, in each case, using the weighted average interest rate of the Equipment Notes issued under such Indenture as the discount rate.

     The Equipment Notes will not be cross-collateralized (except in certain cases, if any, where the related Owner Participant and Continental shall agree to cross-collateralization) and, consequently, proceeds from the sale of an Aircraft in excess of the amounts due on Equipment Notes related to such Aircraft will not be available to cover losses, if any, on any other Equipment Notes.

  Owner Participant; Revisions to Agreements

     Continental has obtained the commitment of one company to act as the Owner Participant with respect to leveraged leases for certain of the Aircraft and plans to seek such commitments from others for the remaining Aircraft. The existing commitment is subject to satisfaction of certain conditions, and Continental may elect to terminate such commitment. Accordingly, Continental may select one or more other Owner Participants for some or all of the Aircraft or finance such Aircraft as Owned Aircraft rather than Leased Aircraft. Such Owner Participants may request revisions to the forms of the Participation Agreement, the Lease and the Leased Aircraft Indenture that are contemplated by the Note Purchase Agreement, so that the terms of such agreements applicable to any particular Leased Aircraft may differ from the description of such agreements contained in this Prospectus Supplement. However, under the Note Purchase Agreement, the terms of such agreements are required to (i) contain the Mandatory Document Terms and (ii) not vary the Mandatory Economic Terms. In addition, Continental is obligated (i) to certify to the Trustee that any such modifications do not materially and adversely affect the Certificateholders and
(ii) to obtain written confirmation from each Rating Agency that the use of versions of such agreements modified in any material respect will not result in a withdrawal, suspension or downgrading of the rating of any Class of Certificates. See "Description of the Certificates -- Obligation to Purchase Equipment Notes".

     Boeing and certain manufacturers of jet engines used by Continental may act as Owner Participant with respect to Aircraft, directly or through affiliates. Such manufacturers and their affiliates have various business relationships with Continental, including as suppliers of certain equipment to Continental, and such business relationships could influence the actions of such manufacturers or their affiliates as Owner Participants.

     Each Owner Participant will have the right to sell, assign or otherwise transfer its interests as Owner Participant in any of such leveraged leases, subject to the terms and conditions of the relevant Participation Agreement and related documents.

  Ratings of the Certificates

     It is a condition to the issuance of the Certificates that the Class A Certificates be rated A1 by Moody's and AA+ by Standard & Poor's, the Class B Certificates be rated A3 by Moody's and A+ by Standard & Poor's and the Class C Certificates be rated Baa2 by Moody's and BBB+ by Standard & Poor's. A rating is not a recommendation to purchase, hold or sell Certificates, inasmuch as such rating does not address market price or suitability for a particular investor. There is no assurance that a rating will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a Rating Agency if in its judgment circumstances in the future (including the downgrading of Continental, the Depositary or a Liquidity Provider) so warrant. The rating of the Certificates is based primarily on the default risk of the Equipment Notes and the Depositary, the availability of the Liquidity Facility for the benefit of holders of the Certificates, the collateral value provided by the Aircraft relating to the Equipment Notes and the subordination in right of payment under the Intercreditor Agreement of the Class B Certificates to the Class A Certificates and of the Class C Certificates to the Class B Certificates. Standard & Poor's has indicated that its rating applies to a unit consisting of Certificates representing the Trust Property and Escrow Receipts initially
representing undivided interests in certain rights to $          of Deposits.
Amounts deposited under the Escrow Agreements are not property of Continental and are not entitled to the benefits of Section 1110 of the U.S. Bankruptcy Code. Neither the Certificates nor the Escrow Receipts may be separately assigned or transferred.

     Continental's ability to pay any premium due upon distribution of Deposits not used to acquire Equipment Notes during the Delivery Period has not been rated by either of the Rating Agencies.

  Unused Deposits

     The Trustees' obligations to purchase the Equipment Notes issued with respect to each Aircraft are subject to satisfaction of certain conditions at the time of delivery, as set forth in the Note Purchase Agreement. See "Description of the Certificates -- Obligation to Purchase Equipment Notes". Since the Aircraft are scheduled for delivery from time to time during the Delivery Period, no assurance can be given that all such conditions will be satisfied at the time of delivery for each Aircraft. Moreover, since the Aircraft will be newly manufactured, their delivery as scheduled is subject to delays in the manufacturing process and to Boeing's right to postpone deliveries under its agreement with Continental. Boeing has recently announced that it is experiencing delays in deliveries of Aircraft, and the delivery schedule for the Aircraft described in this Prospectus Supplement reflects adjustments made by Boeing as a result of such delays. See "Description of the Aircraft and Appraisals -- Deliveries of Aircraft". Continental cannot predict whether further adjustments in such schedule will be required. Depending on the circumstances of the financing of each Aircraft, the maximum aggregate principal amount of Equipment Notes may not be issued. In addition, Continental's obligations under the predelivery deposit Facility are secured by Continental's purchase agreement with Boeing relating to the Boeing 737-524, 737-724 and 737-824 Aircraft (but not the Boeing 777-200 Aircraft). Accordingly, if Continental should breach its obligations secured thereby, the secured parties could exercise remedies and prevent delivery of Aircraft to Continental. If any funds remain as Deposits with respect to any Trust at the Delivery Period Termination Date, they will be withdrawn by the Escrow Agent for such Trust and distributed, with accrued and unpaid interest thereon, to the Certificateholders of such Trust. In addition, if such remaining Deposits with respect to all of the Trusts exceed the Par Redemption Amount, such distribution will include a premium payable by Continental equal to the Deposit Make-Whole Premium with respect to the remaining Deposits related to such Trust in excess of such Trust's proportionate share of the Par Redemption Amount. Since the maximum principal amount of

Equipment Notes may not be issued with respect to an Aircraft and, in any such case, the Series C Equipment Notes are more likely not to be issued in the maximum principal amount as compared to the other Equipment Notes, it is more likely that a distribution of unused Deposits will be made with respect to the Class C Certificates as compared to the other Certificates. In addition, notwithstanding the Par Redemption Amount limitation, if any Aircraft is not delivered by the manufacturer prior to the Delivery Period Termination Date due to any reason not occasioned by Continental's fault or negligence and no Substitute Aircraft is provided in lieu of such Aircraft, no Deposit Make-Whole Premium will be paid with respect to the unused Deposits to be distributed as a result of such failure to deliver in an amount equal to the maximum principal amount of Equipment Notes that could have been issued and acquired by such Trust with respect to such Aircraft in accordance with the Mandatory Economic Terms and such unused Deposits shall not be included in the calculation of the Par Redemption Amount. See "Description of the Deposit Agreements -- Unused Deposits".

  Absence of a Public Market for the Certificates

     Prior to the Offering of the Certificates, there has been no public market for the Certificates and neither Continental nor any Trust intends to apply for listing of the Certificates on any securities exchange or otherwise. Continental has been advised by the Underwriters that each of them presently intends to make a market in the Certificates, as permitted by applicable laws and regulations, after consummation of the Offering. None of the Underwriters is obligated, however, to make a market in the Certificates and any such market-making activity may be discontinued at any time without notice at the sole discretion of each Underwriter. There can be no assurance as to the liquidity of the public market for the Certificates or that any active public market for the Certificates will develop or continue. If an active public market does not develop or continue, the market price and liquidity of the Certificates may be adversely affected.

                                USE OF PROCEEDS

     The proceeds from the sale of the Certificates being offered hereby will be used to purchase Equipment Notes during the Delivery Period issued, at Continental's election, either (i) by each Owner Trustee to finance a portion of the purchase price of the Leased Aircraft or (ii) by Continental to finance a portion of the purchase price of the Owned Aircraft. Prior to utilization of such proceeds to purchase Equipment Notes, such proceeds from the sale of the Certificates of each Trust will be deposited with the Depositary on behalf of the applicable Escrow Agent for the benefit of the Certificateholders of such Trust.

                                  THE COMPANY

     Continental is a major United States air carrier engaged in the business of transporting passengers, cargo and mail. Continental is the fifth largest United States airline (as measured by revenue passenger miles in the first six months of 1997) and, together with its wholly owned subsidiaries, Continental Express, Inc. ("Express") and Continental Micronesia, Inc. ("CMI"), served 198 airports worldwide as of September 18, 1997. Internationally, Continental flies to 65 destinations and offers additional connecting service through alliances with foreign carriers. Continental is one of the leading airlines providing service to Mexico and Central America, serving more destinations there than any other United States airline. Through CMI, Continental provides extensive service in the western Pacific, including service to more Japanese cities than any other United States carrier.

DOMESTIC OPERATIONS

     Continental operates its domestic route system primarily through its hubs at Newark, George Bush Intercontinental in Houston and Cleveland. The Company's hub system allows it to transport passengers between a large number of destinations with substantially more frequent service than if each route were served directly. The hub system also allows Continental to add service to a new destination from a large number of cities using only one or a limited number of aircraft. Each of Continental's hubs is located in a large business and population center, contributing to a high volume of "origin and destination" traffic.

  Newark

     As of September 18, 1997, Continental operated 57% (234 departures) of average daily jet departures and, together with Express, accounted for 59% (361 departures) of all average daily departures (jet and turboprop) from Newark. Considering the three major airports serving New York City (Newark, LaGuardia and John F. Kennedy), the Company and Express accounted for 24% of all average daily departures, while the next largest carrier, USAirways, and its commuter affiliate accounted for 15% of all average daily departures.

  Houston

     As of September 18, 1997, Continental operated 79% (318 departures) of average daily jet departures and, together with Express, accounted for 83% (449 departures) of all average daily departures from Houston's George Bush Intercontinental Airport. Southwest also has a significant share of Houston departures through Hobby Airport. Considering both Intercontinental and Hobby Airports, Continental operated 56% and Southwest operated 26% of all average daily jet departures from Houston.

  Cleveland

     As of September 18, 1997, Continental operated 54% (97 departures) of all average daily jet departures and, together with Express, accounted for 67% (254 departures) of all average daily departures from Cleveland Hopkins International Airport. The next largest carrier, USAirways, and its commuter affiliate accounted for 5% of all average daily departures.

  Continental Express

     Continental's jet service at each of its domestic hub cities is coordinated with Express, which operates under the name "Continental Express". Express operates both advanced, new-generation turboprop aircraft that average approximately five years of age and seat 64 passengers or less and regional jets that are less than a year old and seat 50 passengers. Express began service with these 50-seat regional jets initially in Cleveland in April 1997.

     As of September 18, 1997, Express served 22 destinations from Newark (2 by regional jet), 21 destinations from George Bush Intercontinental (1 by regional jet) and 30 destinations from Cleveland (7 by regional jet). In addition, commuter feed traffic is currently provided by other code-sharing partners. In general, Express flights are less than 200 miles in length and less than 90 minutes in duration.

     Management believes Express's turboprop and regional jet operations complement Continental's jet operations by allowing more frequent service to small cities than could be provided economically with conventional jet aircraft and by carrying traffic that connects onto Continental's jets. In many cases, Express (and Continental) compete for such connecting traffic with commuter airlines owned by or affiliated with other major airlines operating out of the same or other cities. Management believes that Express's new EMB-145ER regional jets will provide better customer acceptance and comfort than its turboprop aircraft and will also allow Express to serve certain routes which cannot be served by turboprop aircraft.

  Domestic Carrier Alliances

     Pursuant to the Company's Fly to Win initiative under the Go Forward Plan, Continental has entered into and continues to develop alliances with domestic carriers:

     - Continental has entered into a series of agreements with America West, including agreements related to code-sharing and ground handling, which have created substantial benefits for both airlines. These code-sharing agreements cover 75 city-pairs and allow Continental to link additional destinations to its route network. The sharing of facilities and employees by Continental and America West in their respective key markets has resulted in significant cost savings.

     - Currently, SkyWest, a commuter operator, provides Continental access to six additional markets in California through Los Angeles.

     - Continental has entered into a code-sharing arrangement with Gulfstream International Airlines, Inc. ("Gulfstream") which commenced in April 1997. Gulfstream serves as a connection for Continental passengers throughout Florida as well as five markets in the Bahamas.

     - Continental has entered into a code-sharing arrangement with Colgan Air, Inc. which commenced July 1, 1997 on flights connecting in five cities in the eastern United States and offering connections for Continental passengers to 12 cities in the Northeastern and mid-Atlantic regions of the United States.

     - In July 1997, Continental and CMI announced a cooperative marketing agreement with Hawaiian Airlines beginning October 1, 1997 on flights connecting in Honolulu.

INTERNATIONAL OPERATIONS

     Continental serves destinations throughout Europe, Mexico, Central and South America and the Caribbean and has extensive-operations in the western Pacific conducted by CMI. As measured by 1996 available seat miles, approximately 28.0% of Continental's jet operations were dedicated to international traffic. As of September 18, 1997, the Company offered 105 weekly departures to 10 European cities and marketed service to six other cities through code-sharing agreements. Continental is one of the leading airlines providing service to Mexico and Central America, serving more destinations there than any other United States airline.

     The Company's Newark hub is a significant international gateway. From Newark, the Company serves London, Manchester, Paris, Frankfurt, Dusseldorf, Madrid, Rome, Milan, Lisbon, Toronto and Montreal, and markets certain other destinations in Canada, the United Kingdom, Amsterdam, Prague and certain other points in Europe through code-sharing arrangements with other foreign carriers. Continental recently commenced service from Newark to Birmingham, England, and to Sao Paulo and Rio de Janeiro, Brazil.

     The Company also has non-stop service to two Mexican cities, five Caribbean destinations and four South American cities from Newark. In addition, the Company offers one-stop service to two additional South American cities from Newark.

     The Company's Houston hub is the focus of its operations in Mexico and Central America. Continental currently flies from Houston to 11 cities in Mexico, every country in Central America and four cities in South America. Continental recently announced service from Houston to Caracas, Venezuela (scheduled to commence in the fourth quarter of 1997, subject to government approval). Continental commenced service from Houston to Toronto on September 4, 1997. In addition, Continental flies nonstop from Houston to London and Paris.

  Continental Micronesia

     CMI is a United States-certificated international air carrier engaged in the business of transporting passengers, cargo and mail in the western Pacific, which is one of the fastest growing areas for air travel in the world. From its hub operations based on the island of Guam, CMI provides slot-controlled service to six cities in Japan, more than any other United States carrier, as well as other Pacific Rim destinations, including Taiwan, the Philippines, Hong Kong, South Korea and Indonesia. Service to these Japanese cities and certain other Pacific Rim destinations is subject to a variety of regulatory restrictions limiting the ability of other carriers to service these markets.

  Foreign Carrier Alliances

     Over the last decade, major United States airlines have developed and expanded alliances with foreign air carriers, generally involving adjacent terminal operations, coordinated flights, code-sharing and other joint marketing activities. Continental is the sole major United States carrier to operate a hub in the New York City area, by virtue of its Newark operation. Consequently, management believes the Company is uniquely situated to attract alliance partners from Europe, the Far East and South America and intends to aggressively pursue such alliances.

     In addition, management believes that developing a network of international alliance partners will better leverage the Company's hub assets by attracting high-yield flow traffic and result in improved returns to the Company. Further, Continental can enlarge its scope of service more rapidly and enter additional markets with lower capital and start-up costs through formation of alliances with partners as compared with entering markets independently of other carriers.

     Management has a goal of developing alliance relationships that, together with the Company's own flying, will permit expanded service through Newark and Houston to major destinations in South America, Europe and Asia. Certain route authorities that would be required for the Company's own service to certain of these destinations are not currently available to the Company.

     Continental has implemented international code-sharing agreements with Alitalia, Air Canada, Transavia, CSA Czech Airlines, Business Air and China Airlines (effective September 20, 1997). Upon receipt of government approval, Continental will commence code-sharing arrangements with Aerolineas Centrales de Colombia (ACES), Aeroflot Russian International Airline ("Aeroflot"), Air France, EVA Airways Corporation ("EVA"), an airline based in Taiwan, and Virgin Atlantic Airways ("Virgin").

     Alitalia and Continental code-share between points in the United States and Italy, with Alitalia placing its code on Continental flights between Newark and Rome and Milan, and between Newark and seven U.S. cities and Mexico City. Continental's agreement with Alitalia involves a block-space arrangement pursuant to which the Company and Alitalia share capacity and bear economic risk for blocks of seats on the code-shared trans-Atlantic flights.

     Continental and Air Canada (and its subsidiaries) code-share on six cross-border routes under agreements that expire on April 1998, where Continental places its code on 24 Air Canada flights per day and Air Canada places its code on six Continental flights per day. Continental and Air Canada provide ground handling and other services for each other at certain locations in the United States, Canada and elsewhere.

     The Company's agreement with Virgin for a code-share arrangement containing block-space commitments recently received government approvals. The Company anticipates commencing the code-share arrangement, which involves the carriers' Newark/New York-London routes and eight other routes flown by Virgin between the United Kingdom and the United States, in the first quarter of 1998.

     In addition, the Company has also entered into joint marketing agreements with other airlines, all of which are currently subject to government approval, which will involve block-space arrangements which management believes are important to Continental's ability to compete as an international airline. In October 1996, Continental announced a block-space agreement with Air France which contemplates a future code-share arrangement on certain flights between Newark and Charles de Gaulle Airport ("CDG") and Houston and CDG (expected to commence in the second quarter of 1998). In January 1997, the Company announced a similar agreement with Aeroflot which management anticipates will commence in the second quarter of 1998. Aeroflot will place its code on one daily Continental flight to Moscow and will market the service throughout the Commonwealth of Independent States. In August 1997, the Company entered into a code-sharing agreement with EVA that entitles the Company to place its code on that carrier's flights between Taipei and five cities in the United States.

     The Company anticipates entering into other code-sharing, joint marketing and block-space agreements, which may include the Company undertaking the financial commitment to purchase seats from other carriers.

                        DESCRIPTION OF THE CERTIFICATES

     The Certificates will be issued pursuant to the Basic Agreement and three separate Trust Supplements. The following summary describes all material terms of the Certificates and supplements (or, to the extent inconsistent therewith, replaces) the description of the general terms and provisions of the Certificates set forth in the Prospectus. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Basic Agreement, which was filed as an exhibit to the Company's Current Report on Form 8-K dated October 6, 1997, and to all of the provisions of the Certificates, the Trust Supplements, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement and the pass through trust agreements applicable to the Successor Trusts, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental with the Securities and Exchange Commission (the "Commission").

     Except as otherwise indicated, the following summary relates to each of the Trusts and the Certificates issued by each Trust. The terms and conditions governing each of the Trusts will be substantially the same, except as described under "-- Subordination" below and except that the principal amount and scheduled principal repayments of the Equipment Notes held by each Trust and the interest rate and maturity date of the Equipment Notes held by each Trust will differ. The references to Sections in parentheses in the following summary are to the relevant Sections of the Basic Agreement unless otherwise indicated.

GENERAL

     The Certificates of each Trust will be issued in fully registered form only and will be subject to the provisions described below under "-- Book Entry; Delivery and Form". (Section 3.01) Each Certificate will represent a fractional undivided interest in the Trust created by the Basic Agreement and the applicable Trust Supplement pursuant to which such Certificate is issued. (Section 2.01) The Trust Property of each Trust will consist of (i) subject to the Intercreditor Agreement, Equipment Notes acquired under the Note Purchase Agreement and issued, at Continental's election in connection with the delivery of each Aircraft during the Delivery Period, either (a) on a nonrecourse basis by an Owner Trustee in each separate leveraged lease transaction with respect to each Leased Aircraft to finance a portion of the purchase price of such Leased Aircraft by the Owner Trustee, in which case the applicable Leased Aircraft will be leased to Continental, or (b) on a recourse basis by Continental in connection with each separate secured loan transaction with respect to each Owned Aircraft to finance a portion of the purchase price of such Owned Aircraft by Continental, (ii) the rights of such Trust to acquire Equipment Notes under the Note Purchase Agreement, (iii) the rights of such Trust under the applicable Escrow Agreement to request the Escrow Agent to withdraw from the Depositary funds sufficient to enable such Trust to purchase Equipment Notes on the delivery of each Aircraft during the Delivery Period, (iv) the rights of such Trust under the Intercreditor Agreement (including all monies receivable in respect of such rights), (v) all monies receivable under the Liquidity Facility for such Trust and (vi) funds from time to time deposited with the Trustee in accounts relating to such Trust. Certificates will represent fractional undivided interests in the related Trust and will be issued only in minimum denominations of $1,000 and integral multiples thereof, except that one Certificate of each Trust may be issued in a different denomination. (Section 3.01).

     On the Transfer Date, each of the Original Trusts will transfer and assign all of its assets and rights to a substantially identical Successor Trust, and the New Trustee will assume the obligations of the related Original Trustee under each transaction document to which such Original Trustee was a party. Upon the effectiveness of such transfer, assignment and assumption, each of the Original Trusts will be liquidated and each of the Certificates will represent the same percentage interest in the Successor Trust as it represented in the Original Trust immediately prior to such transfer, assignment and assumption. Unless the context otherwise requires, all references in this Prospectus Supplement to the Trusts, the Trustees, the Pass Through Trust Agreements and similar terms shall be applicable to the Original Trusts until the effectiveness of such transfer, assignment and assumption and thereafter shall be applicable to the Successor Trusts. See
"-- Liquidation of Original Trusts".

     The Certificates represent interests in the respective Trusts, and all payments and distributions thereon will be made only from the Trust Property of the related Trust. (Section 3.09) The Certificates do not represent an interest in or obligation of Continental, the Trustees, any of the Loan Trustees or Owner Trustees in their individual capacities, any Owner Participant or any affiliate of any thereof.

     Pursuant to the Escrow Agreement applicable to each Trust, the Certificateholders of such Trust as holders of the Escrow Receipts affixed to each Certificate are entitled to certain rights with respect to the Deposits relating to such Trust. Accordingly, any transfer of a Certificate will have the effect of transferring the corresponding rights with respect to the Deposits, and rights with respect to the Deposits may not be separately transferred by Certificateholders. Rights with respect to the Deposits and the Escrow Agreement relating to a Trust, except for the right to request withdrawals for the purchase of Equipment Notes, will not constitute Trust Property of such Trust.

SUBORDINATION

     Pursuant to the Intercreditor Agreement to which the Trustees, the Subordination Agent and the Liquidity Providers will be parties, on each Distribution Date, so long as no Triggering Event shall have occurred (whether or not continuing), all payments received by the Subordination Agent in respect of Equipment Notes and certain other payments under the related Indenture will be distributed under the Intercreditor Agreement in the following order: (1) to the Liquidity Providers to the extent required to pay certain Liquidity Obligations; (2) to the Class A Trustee to the extent required to pay Expected Distributions on the Class A Certificates; (3) to the Class B Trustee to the extent required to pay Expected Distributions on the Class B Certificates; (4) to the Class C Trustee to the extent required to pay Expected Distributions on the Class C Certificates; (5) if Class D Certificates have been issued, to the Class D Trustee to the extent required to pay "Expected Distributions" (to be defined in a manner equivalent to the definition for other Classes of Certificates) on the Class D Certificates; and (6) to the Subordination Agent and each Trustee for the payment of certain fees and expenses.

     Upon the occurrence of a Triggering Event and at all times thereafter, all payments received by the Subordination Agent in respect of the Equipment Notes and certain other payments will be distributed under the Intercreditor Agreement in the following order: (1) to the Subordination Agent, each Trustee and certain other parties in payment of the Administration Expenses and to the Liquidity Providers in payment of the Liquidity Obligations; (2) to the Subordination Agent, each Trustee and each Certificateholder for certain fees, taxes, charges and other amounts payable to the Subordination Agent, any Trustee or any Certificateholder; (3) to the Class A Trustee to the extent required to pay Adjusted Expected Distributions on the Class A Certificates; (4) to the Class B Trustee to the extent required to pay Adjusted Expected Distributions on the Class B Certificates; (5) to the Class C Trustee to the extent required to pay Adjusted Expected Distributions on the Class C Certificates; and (6) if Class D Certificates have been issued, to the Class D Trustee Certificates to the extent required to pay "Adjusted Expected Distributions" (to be defined in a manner equivalent to the definition for other Classes of Certificates) on the Class D Certificates.

     For purposes of calculating Expected Distributions or Adjusted Expected Distributions with respect to the Certificates of any Trust, any premium paid on the Equipment Notes held in such Trust that has not been distributed to the Certificateholders of such Trust (other than such premium or a portion thereof applied to the payment of interest on the Certificates of such Trust or the reduction of the Pool Balance of such Trust) shall be added to the amount of Expected Distributions or Adjusted Expected Distributions.

     The priority of distributions after a payment default under any Equipment Note or a Triggering Event will have the effect in certain circumstances of requiring the distribution to more senior Classes of Certificates of payments received in respect of one or more junior series of Equipment Notes. If this should occur, the interest accruing on the remaining Equipment Notes would in the aggregate be less than the interest accruing on the remaining Certificates because such Certificates include a relatively greater proportion of junior Classes with relatively higher interest rates. As a result of this possible interest shortfall, the holders of one or more junior Classes of Certificates may not receive the full amount due to them after a Triggering Event even if all Equipment Notes are eventually paid in full.

     Payments in respect of the Deposits relating to a Trust will not be subject to the subordination provisions of the Intercreditor Agreement.

PAYMENTS AND DISTRIBUTIONS

     Payments of interest on the Deposits with respect to each Trust and payments of principal, premium (if any) and interest on the Equipment Notes or with respect to other Trust Property held in each Trust will be distributed by the Paying Agent (in the case of the Deposits) or by the Trustee (in the case of Trust Property of such Trust) to Certificateholders of such Trust on the date receipt of such payment is confirmed, except in the case of certain types of Special Payments.

     The Deposits held with respect to each Trust and the Equipment Notes held in each Trust will accrue interest at the applicable rate per annum for Certificates to be issued by such Trust set forth on the cover page of this Prospectus Supplement, payable on January 2 and July 2 of each year, commencing on January 2, 1998 (or, in the case of Equipment Notes issued after such date, commencing with the first such date to occur after initial issuance thereof). Such interest payments will be distributed to Certificateholders of such Trust on each such date until the final Distribution Date for such Trust, subject in the case of payments on the Equipment Notes to the Intercreditor Agreement. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months. Payments of interest applicable to the Certificates to be issued by each of the Trusts will be supported by two separate Liquidity Facilities to be provided by the Liquidity Providers for the benefit of the holders of such Certificates in an aggregate amount sufficient to pay interest thereon at the Stated Interest Rate for such Trust on up to three successive Regular Distribution Dates (without regard to any future payments of principal on such Certificates), except that the Liquidity Facilities with respect to such Trust will not cover interest payable by the Depositary on the Deposits relating to such Trust. The Liquidity Facilities for any Class of Certificates do not provide for drawings thereunder to pay for principal of or premium on the Certificates of such Class, any interest on the Certificates of such Class in excess of the Stated Interest Rates, or, notwithstanding the subordination provisions of the Intercreditor Agreement, principal of or interest or premium on the Certificates of any other Class. Therefore, only the holders of the Certificates to be issued by a particular Trust will be entitled to receive and retain the proceeds of drawings under the Liquidity Facilities for such Trust. See "Description of the Liquidity Facilities".

     Payments of principal of the Equipment Notes held in each Trust are scheduled to be received by the Trustee on January 2 and July 2 in certain years depending upon the terms of the Equipment Notes held in such Trust, commencing on July 2, 1999, in the case of Series A Equipment Notes, January 2, 2000, in the case of Series B Equipment Notes and July 2, 1999, in the case of Series C Equipment Notes. Scheduled payments of interest on the Deposits and of interest or principal on the Equipment Notes are herein referred to as "Scheduled Payments", and January 2 and July 2 of each year are herein referred to as "Regular Distribution Dates". See "Description of the Equipment
Notes -- Principal and Interest Payments". The "Final Maturity Date" for the
Class A Certificates is             , for the Class B Certificates
is            and for the Class C Certificates is             .

     The Paying Agent with respect to each Escrow Agreement will distribute on each Regular Distribution Date to the Certificateholders of the Trust to which such Escrow Agreement relates all Scheduled Payments received in respect of the related Deposits, the receipt of which is confirmed by the Paying Agent on such Regular Distribution Date. The Trustee of each Trust will distribute, subject to the Intercreditor Agreement, on each Regular Distribution Date to the Certificateholders of such Trust all Scheduled Payments received in respect of Equipment Notes held on behalf of such Trust, the receipt of which is confirmed by the Trustee on such Regular Distribution Date. Each Certificateholder of each Trust will be entitled to receive a pro rata share of any distribution in respect of Scheduled Payments of interest on the Deposits relating to such Trust and, subject to the Intercreditor Agreement, of principal or interest on Equipment Notes held on behalf of such Trust. Each such distribution of Scheduled Payments will be made by the applicable Paying Agent or Trustee to the Certificateholders of record of the relevant Trust on the Record Date applicable to such Scheduled Payment subject to certain exceptions. (Sections 4.01 and 4.02; Escrow Agreement, Section 2.03) If a Scheduled Payment is not received by the applicable Paying Agent or Trustee on a Regular Distribution Date but is received within five days thereafter, it will be distributed on the date received to such holders of record. If it is received after such five-day period, it will be treated as a Special Payment and distributed as described below.

     Any payment in respect of, or any proceeds of, any Equipment Note or the Trust Indenture Estate under (and as defined in) each Indenture other than a Scheduled Payment (each, a "Special Payment") will be scheduled to be distributed on, in the case of an early redemption or a purchase of any Equipment Note, the date of such early redemption or purchase (which shall be a Business Day), and otherwise on the Business Day specified for distribution of such Special Payment pursuant to a notice delivered by each Trustee as soon as practicable after the Trustee has received funds for such Special Payment (each a "Special Distribution Date"), subject to the Intercreditor Agreement. Any unused Deposits to be distributed after the Delivery Period Termination Date or the occurrence of a Triggering Event, together with accrued and unpaid interest thereon and any premium payable by Continental (each, also a "Special Payment"), will be distributed on a date 35 days after the Paying Agent has received notice of the event requiring such distribution (also a "Special Distribution Date") unless such date is within 10 days before or after a Regular Distribution Date, in which case such Special Payment shall be made on such Regular Distribution Date. Each Paying Agent, in the case of the Deposits, and each Trustee, in the case of Trust Property or any premium payable by Continental in connection with certain distributions of unused Deposits, will mail a notice to the Certificateholders of the applicable Trust stating the scheduled Special Distribution Date, the related Record Date, the amount of the Special Payment and the reason for the Special Payment. In the case of a redemption or purchase of the Equipment Notes held in the related Trust or any distribution of unused Deposits after the Delivery Period Termination Date or the occurrence of a Triggering Event, such notice will be mailed not less than 15 days prior to the date such Special Payment is scheduled to be distributed, and in the case of any other Special Payment, such notice will be mailed as soon as practicable after the Trustee has confirmed that it has received funds for such Special Payment. (Section 4.02(c); Escrow Agreement, Section 2.03) Each distribution of a Special Payment, other than a final distribution, on a Special Distribution Date for any Trust will be made by the Paying Agent or the Trustee, as applicable, to the Certificateholders of record of such Trust on the Record Date applicable to such Special Payment. (Section 4.02(b); Section 2.03 of the Escrow Agreement) See
"-- Indenture Defaults and Certain Rights Upon an Indenture Default" and "Description of the Equipment Notes -- Redemption".

     Each Pass Through Trust Agreement requires that the Trustee establish and maintain, for the related Trust and for the benefit of the Certificateholders of such Trust, one or more non-interest bearing accounts (the "Certificate Account") for the deposit of payments representing Scheduled Payments received by such Trustee. Each Pass Through Trust Agreement requires that the Trustee establish and maintain, for the related Trust and for the benefit of the Certificateholders of such Trust, one or more accounts (the "Special Payments Account") for the deposit of payments representing Special Payments received by such Trustee, which shall be non-interest bearing except in certain circumstances where the Trustee may invest amounts in such account in certain permitted investments. Pursuant to the terms of each Pass Through Trust Agreement, the Trustee is required to deposit any Scheduled Payments relating to the applicable Trust received by it in the Certificate Account of such Trust and to deposit any Special Payments so received by it in the Special Payments Account of such Trust. (Section 4.01) All amounts so deposited will be distributed by the Trustee on a Regular Distribution Date or a Special Distribution Date, as appropriate. (Section 4.02)

     Each Escrow Agreement requires that the Paying Agent establish and maintain, for the benefit of the Receiptholders, one or more accounts (the "Paying Agent Account"), which shall be non-interest bearing. Pursuant to the terms of the Escrow Agreement, the Paying Agent is required to deposit interest on Deposits relating to such Trust and any unused Deposits withdrawn by the Escrow Agent in the Paying Agent Account. All amounts so deposited will be distributed by the Paying Agent on a Regular Distribution Date or Special Distribution Date, as appropriate.

     The final distribution for each Trust will be made only upon presentation and surrender of the Certificates for such Trust at the office or agency of the Trustee specified in the notice given by the Trustee of such final distribution. The Trustee will mail such notice of the final distribution to the Certificateholders of such Trust, specifying the date set for such final distribution and the amount of such distribution. (Section 11.01) See

"-- Termination of the Trusts" below. Distributions in respect of Certificates issued in global form will be made as described in "-- Book Entry; Delivery and Form" below.

     If any Regular Distribution Date or Special Distribution Date is a Saturday, Sunday or other day on which commercial banks are authorized or required to close in New York, New York, Houston, Texas, Wilmington, Delaware, or Salt Lake City, Utah (any other day being a "Business Day"), distributions scheduled to be made on such Regular Distribution Date or Special Distribution Date will be made on the next succeeding Business Day without additional interest.

POOL FACTORS

     The "Pool Balance" for each Trust or for the Certificates issued by any Trust indicates, as of any date, the original aggregate face amount of the Certificates of such Trust less the aggregate amount of all payments made in respect of the Certificates of such Trust or in respect of Deposits relating to such Trust other than payments made in respect of interest or premium or reimbursement of any costs and expenses in connection therewith. The Pool Balance for each Trust or for the Certificates issued by any Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to any special distribution with respect to unused Deposits, payment of principal of the Equipment Notes or payment with respect to other Trust Property held in such Trust and the distribution thereof to be made on that date. (Trust Supplements, Section 1.01)

     The "Pool Factor" for each Trust as of any Regular Distribution Date or Special Distribution Date is the quotient (rounded to the seventh decimal place) computed by dividing (i) the Pool Balance by (ii) the original aggregate face amount of the Certificates of such Trust. The Pool Factor for each Trust or for the Certificates issued by any Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to any special distribution with respect to unused Deposits, payment of principal of the Equipment Notes or payment with respect to other Trust Property held in such Trust and the distribution thereof to be made on that date. (Trust Supplements, Section 1.01) The Pool Factor for each Trust will be 1.0000000 on the date of issuance of the Certificates; thereafter, the Pool Factor for each Trust will decline as described herein to reflect reductions in the Pool Balance of such Trust. The amount of a Certificateholder's pro rata share of the Pool Balance of a Trust can be determined by multiplying the par value of the holder's Certificate of such Trust by the Pool Factor for such Trust as of the applicable Regular Distribution Date or Special Distribution Date. Notice of the Pool Factor and the Pool Balance for each Trust will be mailed to Certificateholders of such Trust on each Regular Distribution Date and Special Distribution Date. (Trust Supplements, Section 3.02)

     The following table sets forth an illustrative aggregate principal amortization schedule for the Equipment Notes held in each Trust (the "Assumed Amortization Schedule") and resulting Pool Factors with respect to such Trust. The actual aggregate principal amortization schedule applicable to a Trust and the resulting Pool Factors with respect to such Trust may differ from those set forth below, since the amortization schedule for the Equipment Notes issued with respect to an Aircraft may vary from such illustrative amortization schedule so long as it complies with the Mandatory Economic Terms. In addition, the table set forth below assumes that each Aircraft is delivered in the month scheduled for its delivery (see "Description of the Aircraft and the Appraisals -- The Appraisals" for the delivery schedule), that Equipment Notes in the maximum principal amount in respect of all of the Aircraft are purchased by the Trusts and that no early redemption or purchase, or default in the payment of principal, in respect of any Equipment Notes occurs. Actual circumstances may vary from these assumptions, which would result in differences in the aggregate principal amortization schedule applicable to a Trust and in the resulting Pool Factors.

                    1997-4A TRUST                   1997-4B TRUST                   1997-4C TRUST
                      EQUIPMENT        1997-4A        EQUIPMENT        1997-4B        EQUIPMENT        1997-4C
                        NOTES           TRUST           NOTES           TRUST           NOTES           TRUST
                      SCHEDULED       EXPECTED        SCHEDULED       EXPECTED        SCHEDULED       EXPECTED
                     PAYMENTS OF        POOL         PAYMENTS OF        POOL         PAYMENTS OF        POOL
      DATE            PRINCIPAL        FACTOR         PRINCIPAL        FACTOR         PRINCIPAL        FACTOR
----------------    -------------     ---------     -------------     ---------     -------------     ---------
July 2, 1999         $ 5,956,161                     $         0                     $   448,375
January 2, 2000       12,526,610                         249,441                       6,675,271
July 2, 2000           2,425,153                               0                               0
January 2, 2001       19,398,933                         147,069                       3,539,401
July 2, 2001             533,927                               0                               0
January 2, 2002        8,223,748                       3,218,133                       9,708,098
July 2, 2002           7,616,846                               0                       2,128,477
January 2, 2003       13,896,110                      13,396,554                      20,845,525
January 2, 2004       12,796,319                         661,618                      20,691,786
January 2, 2005       12,137,598                         154,368                      22,923,038
January 2, 2006       11,880,446                       7,051,655                      18,743,798
January 2, 2007       12,960,486                      19,710,632                       3,503,232
January 2, 2008       18,312,546                      22,580,782                       1,042,731
January 2, 2009       27,174,226                       9,964,514                               0
January 2, 2010       32,590,612                       4,895,043                               0
January 2, 2011       34,194,393                       7,725,999                               0
January 2, 2012       48,637,702                       4,479,259                               0
January 2, 2013       53,467,356                      10,380,462                               0
January 2, 2014       64,744,564                       6,700,410                               0
January 2, 2015       55,109,754                      22,379,024                               0
January 2, 2016       23,187,214                         379,648                               0
January 2, 2017       24,453,586                               0                               0
January 2, 2018        4,988,266                         453,699                               0

     The actual schedule of principal payments and the resulting schedule of Pool Balances and Pool Factors may differ from that set forth above. In addition, the Pool Factor and Pool Balance of each Trust will be recomputed if there has been an early redemption, purchase, or default in the payment of principal or interest in respect of one or more of the Equipment Notes held in a Trust, as described in "-- Indenture Defaults and Certain Rights Upon an Indenture Default" and "Description of the Equipment Notes -- Redemption", or a special distribution attributable to unused Deposits after the Delivery Period Termination Date or the occurrence of a Triggering Event, as described in "Description of the Deposit Agreements". In the event of (i) any such change in the scheduled repayments or (ii) any such redemption, purchase, default or special distribution, the Pool Factors and the Pool Balances of each Trust so affected will be recomputed after giving effect thereto and notice thereof will be mailed to the Certificateholders of such Trust promptly after the Delivery Period Termination Date in the case of clause (i) and promptly after the occurrence of any event described in clause (ii).

REPORTS TO CERTIFICATEHOLDERS

     On each Distribution Date, the applicable Paying Agent and Trustee will include with each distribution by it of a Scheduled Payment or Special Payment to Certificateholders of the related Trust a statement, giving effect to such distribution to be made on such Distribution Date, setting forth the following information (per $1,000 aggregate principal amount of Certificate for such Trust, as to (ii), (iii), (iv) and (v) below):

          (i) the aggregate amount of such funds distributed on such Distribution Date under the Pass Through Trust Agreement and the Escrow Agreement, indicating the amount allocable to each source;

          (ii) the amount of such distribution under the Pass Through Trust Agreement allocable to principal and the amount allocable to premium (including any premium paid by Continental with respect to unused Deposits), if any;

          (iii) the amount of such distribution under the Pass Through Trust Agreement allocable to interest;

          (iv) the amount of such distribution under the Escrow Agreement allocable to interest;

          (v) the amount of such distribution under the Escrow Agreement allocable to unused Deposits (if any); and

          (vi) the Pool Balance and the Pool Factor for such Trust. (Trust Supplements, Section 3.02)

     So long as the Certificates are registered in the name of DTC or its nominee, on the Record Date prior to each Distribution Date, the applicable Trustee will request from DTC a securities position listing setting forth the names of all DTC Participants reflected on DTC's books as holding interests in the Certificates on such record date. On each Distribution Date, the applicable Paying Agent and Trustee will mail to each such DTC Participant the statement described above and will make available additional copies as requested by such DTC Participant for forwarding to Certificate Owners. (Trust Supplements,
Section 3.02(a))

     In addition, after the end of each calendar year, the applicable Trustee and Paying Agent will furnish to each Certificateholder of each Trust at any time during the preceding calendar year a report containing the sum of the amounts determined pursuant to clauses (i), (ii), (iii), (iv) and (v) above with respect to the Trust for such calendar year or, in the event such person was a Certificateholder during only a portion of such calendar year, for the applicable portion of such calendar year, and such other items as are readily available to such Trustee and which a Certificateholder shall reasonably request as necessary for the purpose of such Certificateholder's preparation of its U.S. federal income tax returns. (Trust Supplements, Section 3.02(b)) Such report and such other items shall be prepared on the basis of information supplied to the applicable Trustee by the DTC Participants and shall be delivered by such Trustee to such DTC Participants to be available for forwarding by such DTC Participants to Certificate Owners in the manner described above. (Trust Supplements, Section 3.02(b)) At such time, if any, as the Certificates are issued in the form of definitive certificates, the applicable Paying Agent and Trustee will prepare and deliver the information described above to each Certificateholder of record of each Trust as the name and period of ownership of such Certificateholder appears on the records of the registrar of the Certificates.

INDENTURE DEFAULTS AND CERTAIN RIGHTS UPON AN INDENTURE DEFAULT

     An event of default under an Indenture (an "Indenture Default") will, with respect to the Leased Aircraft Indentures, include an event of default under the related Lease (a "Lease Event of Default"). See "Description of Equipment
Notes -- Indenture Default; Notice and Waiver". Since the Equipment Notes issued under an Indenture will be held in each Trust, a continuing Indenture Default under such Indenture would affect the Equipment Notes held by each Trust. There are no cross-default provisions in the Indentures or in the Leases (unless otherwise agreed between an Owner Participant and Continental). Consequently, events resulting in an Indenture Default under any particular Indenture may or may not result in an Indenture Default under any other Indenture, and a Lease Event of Default under any particular Lease may or may not constitute a Lease Event of Default under any other Lease. If an Indenture Default occurs in fewer than all of the Indentures, notwithstanding the treatment of Equipment Notes issued under any Indenture under which an Indenture Default has occurred, payments of principal and interest on the Equipment Notes issued pursuant to Indentures with respect to which an Indenture Default has not occurred will continue to be distributed to the holders of the Certificates as originally scheduled, subject to the Intercreditor Agreement. See "Description of the Intercreditor Agreement -- Priority of Distributions".

     With respect to each Leased Aircraft, the applicable Owner Trustee and Owner Participant will, under the related Leased Aircraft Indenture, have the right under certain circumstances to cure Indenture Defaults that result from the occurrence of a Lease Event of Default under the related Lease. If the Owner Trustee or the Owner Participant exercises any such cure right, the Indenture Default will be deemed to have been cured.

     In the event that the same institution acts as Trustee of multiple Trusts, in the absence of instructions from the Certificateholders of any such Trust, such Trustee could be faced with a potential conflict of interest upon an Indenture Default. In such event, each Trustee has indicated that it would resign as Trustee of one or all such Trusts, and a successor trustee would be appointed in accordance with the terms of the applicable Pass Through Trust Agreement. Wilmington Trust Company will be the initial Trustee under each Trust.

     Upon the occurrence and continuation of an Indenture Default, the Controlling Party will direct the Indenture Trustee under such Indenture in the exercise of remedies thereunder and may accelerate and sell all (but not less than all) of the Equipment Notes issued under such Indenture to any person, subject to certain limitations. See "Description of Intercreditor
Agreement -- Sale of Equipment Notes and Aircraft". The proceeds of such sale will be distributed pursuant to the provisions of the Intercreditor Agreement. Any such proceeds so distributed to any Trustee upon any such sale shall be deposited in the applicable Special Payments Account and shall be distributed to the Certificateholders of the applicable Trust on a Special Distribution Date. (Sections 4.01 and 4.02) The market for Equipment Notes at the time of the existence of an Indenture Default may be very limited and there can be no assurance as to the price at which they could be sold. If any such Equipment Notes are sold for less than their outstanding principal amount, certain Certificateholders will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against Continental, any Liquidity Provider, any Owner Trustee, any Owner Participant or any Trustee.

     Any amount, other than Scheduled Payments received on a Regular Distribution Date or within five days thereafter, distributed to the Trustee of any Trust by the Subordination Agent on account of any Equipment Note or Trust Indenture Estate (as defined in each Indenture) held in such Trust following an Indenture Default will be deposited in the Special Payments Account for such Trust and will be distributed to the Certificateholders of such Trust on a Special Distribution Date. (Sections 4.01 and 4.02) In addition, if, following an Indenture Default under any Leased Aircraft Indenture, the applicable Owner Participant or Owner Trustee exercises its option to redeem or purchase the outstanding Equipment Notes issued under such Leased Aircraft Indenture, the price paid by such Owner Participant or Owner Trustee for the Equipment Notes issued under such Leased Aircraft Indenture and distributed to such Trust by the Subordination Agent will be deposited in the Special Payments Account for such Trust and will be distributed to the Certificateholders of such Trust on a Special Distribution Date. (Sections 4.01 and 4.02)

     Any funds representing payments received with respect to any defaulted Equipment Notes, or the proceeds from the sale of any Equipment Notes, held by the Trustee in the Special Payments Account for such Trust will, to the extent practicable, be invested and reinvested by such Trustee in certain permitted investments pending the distribution of such funds on a Special Distribution Date. (Section 4.04) Such permitted investments are defined as obligations of the United States or agencies or instrumentalities thereof for the payment of which the full faith and credit of the United States is pledged and which mature in not more than 60 days or such lesser time as is required for the distribution of any such funds on a Special Distribution Date. (Section 1.01)

     Each Pass Through Trust Agreement provides that the Trustee of the related Trust will, within 90 days after the occurrence of any default known to the Trustee, give to the Certificateholders of such Trust notice, transmitted by mail, of all uncured or unwaived defaults with respect to such Trust known to it, provided that, except in the case of default in a payment of principal, premium, if any, or interest on any of the Equipment Notes held in such Trust, the applicable Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of such Certificateholders. (Section 7.02) The term "default" as used in this paragraph only with respect to any Trust means the occurrence of an Indenture Default under any Indenture pursuant to which Equipment Notes held by such Trust were issued, as described above, except that in determining whether any such Indenture Default has occurred, any grace period or notice in connection therewith will be disregarded.

     Each Pass Through Trust Agreement contains a provision entitling the Trustee of the related Trust, subject to the duty of such Trustee during a default to act with the required standard of care, to be offered reasonable security or indemnity by the holders of the Certificates of such Trust before proceeding to exercise any right or power under such Pass Through Trust Agreement at the request of such Certificateholders. (Section 7.03(e))

     Subject to certain qualifications set forth in each Pass Through Trust Agreement and to the Intercreditor Agreement, the Certificateholders of each Trust holding Certificates evidencing fractional undivided interests aggregating not less than a majority in interest in such Trust shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to such Trust or pursuant to the terms of the Intercreditor Agreement, or exercising any trust or power conferred on such Trustee under such Pass Through Trust Agreement or the Intercreditor Agreement, including any right of such Trustee as Controlling Party under the Intercreditor Agreement or as holder of the Equipment Notes. (Section 6.04)

     In certain cases, the holders of the Certificates of a Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust may on behalf of the holders of all the Certificates of such Trust waive any past Indenture Default under any Indenture pursuant to which Equipment Notes held by such Trust were issued or, if the Trustee of such Trust is the Controlling Party, may direct the Trustee to instruct the applicable Loan Trustee to waive any past Indenture Default and its consequences and thereby annul any direction given by such holders or Trustee to such Loan Trustee with respect thereto, except (i) a default in the deposit of any Scheduled Payment or Special Payment or in the distribution thereof, (ii) a default in payment of the principal, premium, if any, or interest with respect to any of the Equipment Notes and (iii) a default in respect of any covenant or provision of the Pass Through Trust Agreement that cannot be modified or amended without the consent of each Certificateholder of such Trust affected thereby. (Section 6.05) Each Indenture will provide that, with certain exceptions, the holders of the majority in aggregate unpaid principal amount of the Equipment Notes issued thereunder may on behalf of all such holders waive any past default or Indenture Default thereunder. Notwithstanding such provisions of the Indentures, pursuant to the Intercreditor Agreement only the Controlling Party will be entitled to waive any such past default or Indenture Default.

PURCHASE RIGHTS OF CERTIFICATEHOLDERS

     Upon the occurrence and during the continuation of a Triggering Event, with ten days' written notice to the Trustee and each Certificateholder of the same Class, (i) the Class B Certificateholders will have the right to purchase all, but not less than all, of the Class A Certificates, (ii) the Class C Certificateholders will have the right to purchase all, but not less than all, of the Class A Certificates and the Class B Certificates and (iii) if the Class D Certificates are issued, the Class D Certificateholders shall have the right to purchase all, but not less than all, of the Class A Certificates, the Class B Certificates and the Class C Certificates, in each case at a purchase price equal to the Pool Balance of the relevant Class or Classes of Certificates plus accrued and unpaid interest thereon to the date of purchase without premium but including any other amounts due to the Certificateholders of such Class or Classes. In each case, if prior to the end of the ten-day period, any other Certificateholder of the same Class notifies the purchasing Certificateholder that the other Certificateholder wants to participate in such purchase, then such other Certificateholder may join with the purchasing Certificateholder to purchase the Certificates pro rata based on the interest in the Trust held by each Certificateholder. (Trust Supplements, Section 4.01)

PTC EVENT OF DEFAULT

     A PTC Event of Default is defined under the Pass Through Trust Agreements as the failure to pay: (i) the outstanding Pool Balance of the applicable Class of Certificates within 10 Business Days of the Final Maturity Date for such Class or (ii) interest due on such Class of Certificates within 10 Business Days of any Distribution Date (unless the Subordination Agent shall have made Interest Drawings, or withdrawals from the Cash Collateral Accounts for such Class of Certificates, with respect thereto in an aggregate amount sufficient to pay such interest and shall have distributed such amount to the Trustee entitled thereto). Any failure to make expected principal distributions with respect to any Class of Certificates on any Regular Distribution Date (other than the Final Maturity Date) will not constitute a PTC Event of Default with respect to such Certificates. A PTC Event of Default with respect to the most senior outstanding Class of Certificates resulting from an Indenture Default under all Indentures will constitute a Triggering Event. See "Description of the Intercreditor Agreement -- Priority of Distributions" for a discussion of the consequences of the occurrence of a Triggering Event.

MERGER, CONSOLIDATION AND TRANSFER OF ASSETS

     Continental will be prohibited from consolidating with or merging into any other corporation or transferring substantially all of its assets as an entirety to any other corporation unless (i) the surviving successor or transferee corporation shall (a) be validly existing under the laws of the United States or any state thereof, (b) be a "citizen of the United States" (as defined in Title 49 of the United States Code relating to aviation (the "Transportation Code")) holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49, United States Code, if, and so long as, such status is a condition of entitlement to the benefits of Section 1110 of the Bankruptcy Code, and (c) expressly assume all of the obligations of Continental contained in the Basic Agreement and any Trust Supplement, the Note Purchase Agreement, the Owned Aircraft Indentures, the Participation Agreements and the Leases, and any other operative documents; and (ii) Continental shall have delivered a certificate and an opinion or opinions of counsel indicating that such transaction, in effect, complies with such conditions. In addition, after giving effect to such transaction, no Lease Event of Default, in the case of a Leased Aircraft, or Indenture Default, in the case of an Owned Aircraft, shall have occurred and be continuing. (Section 5.01; Leases, Section 13.02; Owned Aircraft Indenture, Section 4.09)

     The Basic Agreement, the Trust Supplements, the Note Purchase Agreement, the Indentures, the Participation Agreements and the Leases will not contain any covenants or provisions which may afford the applicable Trustee or Certificateholders protection in the event of a highly leveraged transaction, including transactions effected by management or affiliates, which may or may not result in a change in control of Continental.

MODIFICATIONS OF THE PASS THROUGH TRUST AGREEMENTS AND CERTAIN OTHER AGREEMENTS

     Each Pass Through Trust Agreement contains provisions permitting, at the request of the Company, the execution of amendments or supplements to such Pass Through Trust Agreement or, if applicable, to the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility, without the consent of the holders of any of the Certificates of such Trust, (i) to evidence the succession of another corporation to Continental and the assumption by such corporation of Continental's obligations under such Pass Through Trust Agreement or the Note Purchase Agreement, (ii) to add to the covenants of Continental for the benefit of holders of such Certificates or to surrender any right or power conferred upon Continental in such Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility, (iii) to correct or supplement any provision of such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility which may be defective or inconsistent with any other provision in such Pass Through Trust Agreement, the Intercreditor Agreement, or any Liquidity Facility, as applicable, or to cure any ambiguity or to modify any other provision with respect to matters or questions arising under such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility, provided that such action shall not materially adversely affect the interests of the holders of such Certificates; to correct any mistake in such Pass Through Trust Agreement, the Intercreditor Agreement or any Liquidity Facility; or, as provided in the Intercreditor Agreement, to give effect to or provide for a Replacement Facility, (iv) to comply with any requirement of the Commission, any applicable law, rules or regulations of any exchange or quotation system on which the Certificates are listed, or any regulatory body, (v) to modify, eliminate or add to the provisions of such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility to such extent as shall be necessary to continue the qualification of such Pass Through Trust Agreement (including any supplemental agreement) under the Trust Indenture Act, as amended (the "Trust Indenture Act"), or any similar federal statute enacted after the execution of such Pass Through Trust Agreement, and to add to such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility such other provisions as may be expressly permitted by the Trust Indenture Act, and (vi) to evidence and provide for the acceptance of appointment under such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility by a successor Trustee and to add to or change any of the provisions of such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility as shall be necessary to provide for or facilitate the administration of the Trusts under the Basic Agreement by more than one Trustee, provided that in each case, such modification or supplement does not adversely affect the status of the Trust as a grantor trust under Subpart E, Part I of Subchapter J of Chapter 1 of Subtitle A of the Code for U.S. federal income tax purposes. (Section 9.01; Trust Supplements, Section 6.01)

     Each Pass Through Trust Agreement also contains provisions permitting the execution, with the consent of the holders of the Certificates of the related Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust, and with the consent of the applicable Owner Trustee (such consent not to be unreasonably withheld), of amendments or supplements adding any provisions to or changing or eliminating any of the provisions of such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility to the extent applicable to such Certificateholders or of modifying the rights and obligations of such Certificateholders under such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility, except that no such amendment or supplement may, without the consent of the holder of each Certificate so affected thereby, (a) reduce in any manner the amount of, or delay the timing of, any receipt by the Trustee (or, with respect to the Deposits, the Receiptholders) of payments with respect to the Deposits, the Equipment Notes held in such Trust or distributions in respect of any Certificate related to such Trust, or change the date or place of any payment in respect of any Certificate, or make distributions payable in coin or currency other than that provided for in such Certificates, or impair the right of any Certificateholder of such Trust to institute suit for the enforcement of any such payment when due, (b) permit the disposition of any Equipment Note held in such Trust, except as provided in such Pass Through Trust Agreement, or otherwise deprive such Certificateholder of the benefit of the ownership of the applicable Equipment Notes, (c) alter the priority of distributions specified in the Intercreditor Agreement in a manner materially adverse to such Certificateholders, (d) reduce the percentage of the aggregate fractional undivided interests of the Trust provided for in such Pass Through Trust Agreement, the consent of the holders of which is required for any such supplemental trust agreement or for any waiver provided for in such Pass Through Trust Agreement, (e) modify any of the provisions relating to the rights of the Certificateholders in respect of the waiver of events of default or receipt of payment or (f) adversely affect the status of any Trust as a grantor trust under Subpart E, Part I of Subchapter J of Chapter 1 of Subtitle A of the Code for U.S. federal income tax purposes. (Section 9.02; Trust Supplements, Section 6.02)

     In the event that a Trustee, as holder (or beneficial owner through the Subordination Agent) of any Equipment Note in trust for the benefit of the Certificateholders of the relevant Trust or as Controlling Party under the Intercreditor Agreement, receives (directly or indirectly through the Subordination Agent) a request for a consent to any amendment, modification, waiver or supplement under any Indenture, any Participation Agreement, any Lease, any Equipment Note or any other related document, the Trustee shall forthwith send a notice of such proposed amendment, modification, waiver or supplement to each Certificateholder of the relevant Trust as of the date of such notice. The Trustee shall request from the Certificateholders a direction as to (a) whether or not to take or refrain from taking (or direct the Subordination Agent to take or refrain from taking) any action which a holder of such Equipment Note or the Controlling Party has the option to take, (b) whether or not to give or execute (or direct the Subordination Agent to give or execute) any waivers, consents, amendments, modifications or supplements as a holder of such Equipment Note or as Controlling Party and (c) how to vote (or direct the Subordination Agent to vote) any Equipment Note if a vote has been called for with respect thereto. Provided such a request for Certificateholder direction shall have been made, in directing any action or casting any vote or giving any consent as the holder of any Equipment Note (or in directing the Subordination Agent in any of the foregoing), (i) other than as Controlling Party, the Trustee shall vote for or give consent to any such action with respect to such Equipment
Note in the same proportion as that of (x) the aggregate face amount of all Certificates actually voted in favor of or for giving consent to such action by such direction of Certificateholders to (y) the aggregate face amount of all outstanding certificates of the relevant Trust and

(ii) as the Controlling Party, the Trustee shall vote as directed in such Certificateholder direction by the Certificateholders evidencing fractional undivided interests aggregating not less than a majority in interest in the relevant Trust. For purposes of the immediately preceding sentence, a Certificate shall have been "actually voted" if the Certificateholder has delivered to the Trustee an instrument evidencing such Certificateholder's consent to such direction prior to two Business Days before the Trustee directs such action or casts such vote or gives such consent. Notwithstanding the foregoing, but subject to certain rights of the Certificateholders under the relevant Pass Through Trust Agreement and subject to the Intercreditor Agreement, the Trustee may, in its own discretion and at its own direction, consent and notify the relevant Loan Trustee of such consent (or direct the Subordination Agent to consent and notify the relevant Loan Trustee of such consent) to any amendment, modification, waiver or supplement under the relevant Indenture, Participation Agreement or Lease, any relevant Equipment Note or any other related document, if an Indenture Default under any Indenture shall have occurred and be continuing, or if such amendment, modification, waiver or supplement will not materially adversely affect the interests of the Certificateholders. (Section 10.01)

OBLIGATION TO PURCHASE EQUIPMENT NOTES

     The Trustees will be obligated to purchase the Equipment Notes issued with respect to the Aircraft during the Delivery Period, subject to the terms and conditions of the Note Purchase Agreement. Under the Note Purchase Agreement, Continental agrees to finance each Aircraft in the manner provided therein and in connection therewith will have the option of entering into a leveraged lease financing or a secured debt financing with respect to each Aircraft. The Note Purchase Agreement will provide for the relevant parties to enter into (i) with respect to each Leased Aircraft, a Participation Agreement, a Lease and a Leased Aircraft Indenture relating to the financing of such Leased Aircraft and (ii) with respect to each Owned Aircraft, a Participation Agreement and an Owned Aircraft Indenture relating to the financing of such Owned Aircraft. The description of such agreements in this Prospectus Supplement is based on the forms of such agreements to be utilized pursuant to the Note Purchase Agreement. In the case of a Leased Aircraft, the terms of the agreements actually entered into may differ from the forms of such agreements and, consequently, may differ from the description of such agreements contained in this Prospectus Supplement. See "Risk Factors -- Risk Factors Relating to the Certificates and the
Offering -- Owner Participant; Revisions to Agreements". However, under the Note Purchase Agreement, the terms of such agreements are required to (i) contain the Mandatory Document Terms and (ii) not vary the Mandatory Economic Terms. In addition, Continental is obligated (i) to certify to the Trustees that any such modifications do not materially and adversely affect the Certificateholders and
(ii) to obtain written confirmation from each Rating Agency that the use of versions of such agreements modified in any material respect will not result in a withdrawal, suspension or downgrading of the rating of any Class of Certificates. Further, under the Note Purchase Agreement, it is a condition precedent to the obligation of each Trustee to purchase the Equipment Notes related to the financing of an Aircraft that no Triggering Event shall have occurred. The Trustees will have no right or obligation to purchase Equipment Notes after the Delivery Period Termination Date.

     The "Mandatory Economic Terms", as defined in the Note Purchase Agreement, require, among other things, that:

          (i) the maximum principal amount of all the Equipment Notes issued with respect to an Aircraft not exceed the maximum principal amount of Equipment Notes indicated for each such Aircraft as set forth in "Prospectus Supplement Summary -- Equipment Notes and the Aircraft" under the column "Maximum Principal Amount of Equipment Notes";

          (ii) the initial loan to aircraft value with respect to an Aircraft (with the value of any Aircraft for these purposes to equal the value for such Aircraft set forth in "Prospectus Supplement Summary -- Equipment Notes and the Aircraft" under the column "Appraised Value"), not exceed 43.7% in the case of Series A Equipment Notes, 56.0% in the case of Series B Equipment Notes and 68.0% in the case of Series C Equipment Notes;

          (iii) the initial average life of the Series A Equipment Notes not extend beyond 14.4 years in the case of the 777-200 Aircraft, not extend beyond 12.9 years in the case of the 737-524 Aircraft, not extend beyond 12.9 years in the case of the 737-724 Aircraft and not extend beyond
     12.9 years in the case of the 737-824 Aircraft, of the Series B Equipment Notes not extend beyond 13.3 years in the case of the 777-200 Aircraft, not extend beyond 11.6 years in the case of the 737-524 Aircraft, not extend beyond 11.5 years in the case of the 737-724 Aircraft and not extend beyond
     11.7 years in the case of the 737-824 Aircraft and of the Series C Equipment Notes not extend beyond 6.7 years in the case of the 777-200 Aircraft, not extend beyond 6.8 years in the case of the 737-524 Aircraft, not extend beyond 6.8 years in the case of the 737-724 Aircraft and not extend beyond 6.8 years in the case of the 737-824 Aircraft, in each case from the Issuance Date;

          (iv) as of the Delivery Period Termination Date (or if earlier, the date of the occurrence of a Triggering Event), the average life of the Class A Certificates, the Class B Certificates and the Class C Certificates shall not extend beyond, respectively, 12.9 years, 11.8 years and 6.3 years from the Issuance Date (computed without regard to the acceleration of any Equipment Notes and after giving effect to any special distribution on the Certificates thereafter required in respect of unused Deposits);

          (v) the final maturity date of (a) the Series A Equipment Notes not be in excess of 21.7 years after the Issuance Date, (b) the Series B Equipment Notes not be in excess of 21.7 years after the Issuance Date and (c) the Series C Equipment Notes not be in excess of 11.7 years after the Issuance Date;

          (vi) the original aggregate principal amount of all of the Equipment Notes of each Series shall not exceed the original aggregate face amount of the Certificates issued by the corresponding Trust;

          (vii) the maximum aggregate principal amount of the Equipment Notes issued with respect to all Boeing 777-200 Aircraft shall not exceed $247,584,600, all Boeing 737-524 Aircraft shall not exceed $96,050,000, all Boeing 737-724 Aircraft shall not exceed $155,465,680 and all Boeing 737-824 Aircraft shall not exceed $300,750,400;

          (viii) the interest rate applicable to each Series of Equipment Notes must be equal to the rate applicable to the Certificates issued by the corresponding Trust;

          (ix) the payment dates for the Equipment Notes and basic rent under the Leases must be January 2 and July 2;

          (x) basic rent, stipulated loss values and termination values under the Leases must be sufficient to pay amounts due with respect to the related Equipment Notes;

          (xi) the amounts payable under the all-risk aircraft hull insurance maintained with respect to each Aircraft must be sufficient to pay the applicable stipulated loss value, subject to certain rights of self-insurance; and

          (xii) (a) the past due rate in the Indentures and the Leases, (b) the Make-Whole Premium payable under the Indentures, (c) the provisions relating to the redemption and purchase of Equipment Notes in the Indentures, (d) the minimum liability insurance amount on Aircraft in the Leases, (e) the interest rate payable with respect to stipulated loss value in the Leases, and (f) the indemnification of the Loan Trustees, Subordination Agent, Liquidity Providers, Trustees, Escrow Agents and registered holders of the Equipment Notes (in such capacity, the "Note Holders") with respect to certain taxes and expenses, in each case be provided as set forth in the form of Participation Agreements, Lease and Indentures (collectively, the "Aircraft Operative Agreements").

     The "Mandatory Document Terms" prohibit modifications in any material adverse respect to certain specified provisions of the Aircraft Operative Agreements contemplated by the Note Purchase Agreement, as follows:

          In the case of the Indentures, modifications are prohibited (i) to the Granting Clause of the Indentures so as to deprive the Note Holders of a first priority security interest in the Aircraft, certain of Continental's rights under its purchase agreement with the Aircraft manufacturer and, in the case of a Leased Aircraft, the Lease or to eliminate the obligations intended to be secured thereby, (ii) to certain provisions relating to the issuance, redemption, purchase, payments, and ranking of the Equipment Notes

     (including the obligation to pay the Make-Whole Premium in certain circumstances), (iii) to certain provisions regarding Indenture Defaults, remedies relating thereto and rights of the Owner Trustee and Owner Participant in such circumstances, (iv) to certain provisions relating to any replaced airframe or engines with respect to an Aircraft and (v) to the provision that New York law will govern the Indentures.

          In the case of the Lease, modifications are prohibited to certain provisions regarding the obligation of Continental (i) to pay basic rent, stipulated loss value and termination value to the Leased Aircraft Trustee,
     (ii) to record the Leased Aircraft Indenture with the Federal Aviation Administration and to maintain such Indenture as a first-priority perfected mortgage on the related Aircraft, (iii) to furnish certain opinions with respect to a replacement airframe and (iv) to consent to the assignment of the Lease by the Owner Trustee as collateral under the Leased Aircraft Indenture, as well as modifications which would either alter the provision that New York law will govern the Lease or would deprive the Loan Trustee of rights expressly granted to it under the Leases.

          In the case of the Participation Agreement, modifications are prohibited (i) to certain conditions to the obligations of the Trustees to purchase the Equipment Notes issued with respect to an Aircraft involving good title to such Aircraft, obtaining a certificate of airworthiness with respect to such Aircraft, entitlement to the benefits of Section 1110 with respect to such Aircraft and filings of certain documents with the Federal Aviation Administration, (ii) to the provisions restricting the Note Holder's ability to transfer such Equipment Notes, (iii) to certain provisions requiring the delivery of legal opinions and (iv) to the provision that New York law will govern the Participation Agreement.

          In the case of all of the Aircraft Operative Agreements, modifications are prohibited in any material adverse respect as regards the interest of the Note Holders, the Subordination Agent, the Liquidity Providers or the Loan Trustee in the definition of "Make-Whole Premium". Notwithstanding the foregoing, any such Mandatory Document Term may be modified to correct or supplement any such provision which may be defective or to cure any ambiguity or correct any mistake, provided that any such action shall not materially adversely affect the interests of the Note Holders, the Subordination Agent, the Liquidity Providers, the Mortgagee or the Certificateholders.

POSSIBLE ISSUANCE OF CLASS D CERTIFICATES

     Continental may elect to issue Series D Equipment Notes in connection with the financing of Owned Aircraft, which will be funded from sources other than this Offering. Continental may elect to fund the sale of the Series D Equipment Notes through the sale of Class D Certificates. Continental will not issue any Series D Equipment Notes at any time prior to the consummation of this Offering. The Note Purchase Agreement provides that Continental's ability to issue any Series D Equipment Notes is contingent upon its obtaining written confirmation from each Rating Agency that the issuance of such Series D Equipment Notes will not result in a withdrawal or downgrading of the rating of any Class of Certificates. If the Class D Certificates are issued, the Trustee with respect to such Certificates will become a party to the Intercreditor Agreement. See "Description of the Intercreditor Agreement".

LIQUIDATION OF ORIGINAL TRUSTS

     At the Transfer Date, each of the Original Trusts will transfer and assign all of its assets and rights to a Successor Trust with substantially identical terms, except that (i) the Successor Trusts will not have the right to purchase new Equipment Notes and (ii) Delaware law will govern the Original Trusts and New York law will govern the Successor Trusts. The Trustee of each of the Original Trusts will also act as Trustee of the corresponding Successor Trust, and each New Trustee will assume the obligations of the Original Trustee under each transaction document to which such Original Trustee was a party. Upon effectiveness of such transfer, assignment and assumption, each of the Original Trusts will be liquidated and each of the Certificates will represent the same interest in the Successor Trust as it represented in the Original Trust immediately prior to such transfer and assignment. Unless the context otherwise requires, all references in this Prospectus Supplement to the Trusts, the Trustees, the Pass Through Trust Agreements and similar terms shall be applicable with respect to the Original Trusts until the effectiveness of such transfer, assignment and assumption and thereafter shall be applicable with respect to the Successor Trusts. If for any reason such transfer, assignment and assumption cannot be effected to any Successor Trust, the related Original Trust will continue in existence until it is effected. The Original Trusts may be treated as partnerships for U.S. federal income tax purposes. The Successor Trusts will, in the opinion of Tax Counsel, be treated as grantor trusts. See "Certain U.S. Federal Income Tax Consequences".

TERMINATION OF THE TRUSTS

     The obligations of Continental and the applicable Trustee with respect to a Trust will terminate upon the distribution to Certificateholders of such Trust of all amounts required to be distributed to them pursuant to the applicable Pass Through Trust Agreement and the disposition of all property held in such Trust. The applicable Trustee will send to each Certificateholder of such Trust notice of the termination of such Trust, the amount of the proposed final payment and the proposed date for the distribution of such final payment for such Trust. The final distribution to any Certificateholder of such Trust will be made only upon surrender of such Certificateholder's Certificates at the office or agency of the applicable Trustee specified in such notice of termination. (Section 11.01)

THE TRUSTEES

     The Trustee for each Trust will be Wilmington Trust Company.

BOOK-ENTRY; DELIVERY AND FORM

     Upon issuance, each Class of Certificates will be represented by one or more fully registered global certificates. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co. ("Cede"), the nominee of DTC. DTC was created to hold securities for its participants ("DTC Participants") and facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. See "Description of the Certificates -- Book-Entry Registration" in the Prospectus for a discussion of the book-entry procedures applicable to the Certificates and the limited circumstances under which definitive certificates may be issued for the Certificates.

     So long as such book-entry procedures are applicable, no person acquiring an interest in such Certificates ("Certificate Owner") will be entitled to receive a certificate representing such person's interest in such Certificates. Unless and until definitive certificates are issued under the limited circumstances described in the Prospectus, all references to actions by Certificateholders shall refer to actions taken by DTC upon instructions from DTC Participants, and all references herein to distributions, notices, reports and statements to Certificateholders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of such Certificates, or to DTC Participants for distribution to Certificate Owners in accordance with DTC procedures.

                     DESCRIPTION OF THE DEPOSIT AGREEMENTS

     The following summary describes all material terms of the Deposit Agreements. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Deposit Agreements, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental with the Commission. The provisions of the Deposit Agreements are substantially identical except as otherwise indicated.

GENERAL

     Under the Escrow Agreements, the Escrow Agent with respect to each Trust will enter into a separate Deposit Agreement with the Depositary pursuant to which the Depositary will establish separate accounts into which the proceeds of the Offering attributable to Certificates of such Trust will be deposited on behalf of such Escrow Agent, from which the Escrow Agent, upon request from the Trustee of such Trust, will make withdrawals and into which such Trustee will make re-deposits during the Delivery Period. Pursuant to the Deposit Agreement with respect to each Trust, on each Regular Distribution Date the Depositary will pay to the Paying Agent on behalf of the applicable Escrow Agent, for distribution to the Certificateholders of such Trust, an amount equal to interest accrued on the Deposits relating to such Trust during the relevant interest period at a rate per annum equal to the interest rate applicable to the Certificates issued by such Trust. Upon each delivery of an Aircraft during the Delivery Period, the Trustee for each Trust will request the Escrow Agent relating to such Trust to withdraw from the Deposits relating to such Trust funds sufficient to enable the Trustee of such Trust to purchase the Equipment Note of the series applicable to such Trust issued with respect to such Aircraft. Accrued but unpaid interest on all such Deposits withdrawn will be paid on the next Regular Distribution Date. Any portion of any Deposit withdrawn which is not used to purchase such Equipment Note will be re-deposited by each Trustee into an account relating to the applicable Trust. The Deposits relating to each Trust and interest paid thereon will not be subject to the subordination provisions of the Intercreditor Agreement and will not be available to pay any other amount in respect of the Certificates.

UNUSED DEPOSITS

     The Trustees' obligations to purchase the Equipment Notes issued with respect to each Aircraft are subject to satisfaction of certain conditions at the time of delivery, as set forth in the Note Purchase Agreement. See "Description of the Certificates -- Obligation to Purchase Equipment Notes". Since the Aircraft are scheduled for delivery from time to time during the Delivery Period, no assurance can be given that all such conditions will be satisfied at the time of delivery for each Aircraft. Moreover, since the Aircraft will be newly manufactured, their delivery as scheduled is subject to delays in the manufacturing process and to the Aircraft manufacturer's right to postpone deliveries under its agreement with Continental. See "Description of the Aircraft and Appraisals -- Deliveries of Aircraft". Depending on the circumstances of the financing of each Aircraft, the maximum aggregate principal amount of Equipment Notes may not be issued. In addition, Continental's obligations under the predelivery deposit Facility are secured by Continental's purchase agreement with Boeing relating to the Boeing 737-524, 737-724 and 737-824 Aircraft (but not to the Boeing 777-200 Aircraft). Accordingly, if Continental should breach its obligations secured thereby, the secured parties could exercise remedies and prevent delivery of Aircraft to Continental. If any funds remain as Deposits with respect to any Trust at the Delivery Period Termination Date, they will be withdrawn by the Escrow Agent and distributed, with accrued and unpaid interest thereon to the Certificateholders of such Trust after at least 15 days' prior written notice. In addition, if such remaining Deposits exceed the Par Redemption Amount with respect to all of the Trusts, such distribution will include a premium payable by Continental equal to the Deposit Make-Whole Premium with respect to the remaining Deposits applicable to such Trust in excess of such Trust's proportionate share of the Par Redemption Amount. Since the maximum principal amount of Equipment Notes may not be issued with respect to an Aircraft and, in any such case, the Series C Equipment Notes are more likely not to be issued in the maximum principal amount as compared to the other Equipment Notes, it is more likely that a distribution of unused Deposits will be made with respect to the Class C Certificates as compared to the other Certificates. In addition, notwithstanding the Par Redemption Amount limitation, if any Aircraft is not delivered by the manufacturer prior to the Delivery Period Termination Date due to any reason not occasioned by Continental's fault or negligence and no Substitute Aircraft is provided in lieu of such Aircraft, no Deposit Make-Whole Premium will be paid with respect to the unused Deposits to be distributed as a result of such failure to deliver in an amount equal to the maximum principal amount of Equipment Notes that could have been issued and acquired by such Trust with respect to such Aircraft in accordance with the Mandatory Economic Terms and such unused Deposits shall not be included in the calculation of the Par Redemption Amount.

     "Deposit Make-Whole Premium" means, with respect to the distribution of unused Deposits to holders of any Class of Certificates, as of any date of determination, an amount equal to the excess, if any, of (a) the present value of the excess of (i) the scheduled payment of principal and interest to maturity of the Equipment Notes, assuming the maximum principal amount thereof (the "Maximum Amount") minus such Class of Certificates' proportionate share (in the same proportion that the amount of unused Deposits with respect to such Class of Certificates bears to the unused Deposits with respect to all Classes of Certificates) of the Par Redemption Amount were issued, on each remaining Regular Distribution Date for such Class under the Assumed Amortization Schedule over (ii) the scheduled payment of principal and interest to maturity of the Equipment Notes actually acquired by the Trustee for such Class on each such Regular Distribution Date, such present value computed by discounting such excess on a semiannual basis on each Regular Distribution Date (assuming a 360-day year of twelve 30-day months) using a discount rate equal to the
Treasury Yield plus        basis points in the case of the Class A Certificates,
          basis points in the case of the Class B Certificates and basis points in the case of the Class C Certificates, over (b) the amount of such unused Deposits to be distributed to the holders of such Certificates, minus such Class of Certificates' proportionate share of the Par Redemption Amount, plus accrued and unpaid interest on such net amount to but excluding the date of determination from and including the preceding Regular Distribution Date (or if such date of determination precedes the first Regular Distribution Date, the date of issuance of the Certificates).

DISTRIBUTION UPON OCCURRENCE OF TRIGGERING EVENT

     If a Triggering Event shall occur prior to the Delivery Period Termination Date, the Escrow Agent for each Trust will withdraw any funds then held as Deposits with respect to such Trust and cause such funds, with accrued and unpaid interest thereon but without any premium, to be distributed to the Certificateholders of such Trust by the Paying Agent on behalf of the Escrow Agent, after at least 15 days' prior written notice. Accordingly, if a Triggering Event occurs prior to the Delivery Period Termination Date, the Trusts will not acquire Equipment Notes issued with respect to Aircraft delivered after the occurrence of such Triggering Event.

DEPOSITARY

     Credit Suisse First Boston, New York branch, will act as Depositary. Credit Suisse First Boston (or "CSFB") is a Swiss bank and is one of the largest banking institutions in the world, with total consolidated assets of approximately Sfr 422 billion ($291 billion) and total consolidated shareholders' equity of approximately Sfr 10.9 billion ($7.5 billion), in each case as of June 30, 1997. As a "universal bank" (engaged in both commercial and investment banking activities) CSFB provides a wide range of financial services from locations around the globe to corporate, institutional and public sector clients. CSFB was founded in 1856 in Zurich and is the oldest of Switzerland's three principal banks. Credit Suisse First Boston's registered head office is in Zurich, Switzerland.

     CSFB has been licensed by the Superintendent of Banks of the State of New York to operate a branch (the "Branch") in New York since 1940. It is also subject to review and supervision by the Federal Reserve Bank. The Branch conducts an extensive banking practice, concentrating primarily on wholesale banking transactions and servicing the needs of the CSFB's customer base in the United States.

     Credit Suisse First Boston is part of Credit Suisse Group, which also includes Credit Suisse, a Swiss bank conducting Swiss domestic banking for individual and corporate clients and global private banking. Credit Suisse Group is a publicly-held corporation organized in Switzerland, and its securities are listed on the Swiss Exchange as well as on the Frankfurt and Tokyo Stock Exchanges.

     On September 5, 1997, the shareholders of the Credit Suisse Group and Winterthur Insurance Company ("Winterthur") approved the merger of the two companies. Under the terms of the transaction, Winterthur shareholders will receive 7.3 Credit Suisse Group shares for each Winterthur share. As a result of the merger, the Credit Suisse Group will become the third largest asset manager in the world with approximately Sfr 700 billion ($482.7 billion using the exchange rate as of June 30, 1997) in assets under management. Upon completion of the merger, Winterthur will form a separate legal entity within the Credit Suisse Group holding structure and will continue to operate independently in the marketplace under its own name. The transaction is expected to close by year-end 1997.

     Credit Suisse First Boston has long-term unsecured debt ratings of Aa3 from Moody's and AA from Standard & Poor's and short-term unsecured debt ratings of P-1 from Moody's and A-1+ from Standard & Poor's.

     Credit Suisse First Boston's New York branch has executive offices at Eleven Madison Avenue, New York, New York 10010, (212)325-9000. A copy of the Annual Report of CSFB for the year ended December 31, 1996 may be obtained from Credit Suisse First Boston by delivery of a written request to its New York branch, Attention: Corporate Affairs.

                      DESCRIPTION OF THE ESCROW AGREEMENTS

     The following summary describes all material terms of the Escrow Agreements. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Escrow Agreements, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental with the Commission. The provisions of the Escrow Agreements are substantially identical except as otherwise indicated.

     Each Escrow Agent, each Paying Agent, each Trustee and the Underwriters will enter into a separate Escrow Agreement for the benefit of the Certificateholders of each Trust as holders of the Escrow Receipts affixed thereto (in such capacity, a "Receiptholder"). The cash proceeds of the offering of Certificates of each Trust will be deposited on behalf of the Escrow Agent (for the benefit of Receiptholders) with the Depositary as Deposits relating to such Trust. The Escrow Agent of each Trust will be given irrevocable instructions (i) to permit the Trustee of such Trust to cause funds to be withdrawn from such Deposits on or prior to the Delivery Period Termination Date for the purpose of enabling such Trustee to purchase Equipment Notes on and subject to the terms and conditions of the Note Purchase Agreement and (ii) to direct the Depositary to pay interest on the Deposits accrued in accordance with the Deposit Agreement to the Paying Agent for distribution to the Receiptholders.

     Each Escrow Agreement requires that the Paying Agent establish and maintain, for the benefit of the related Receiptholders, one or more Paying Agent Account(s), which shall be non-interest-bearing. Pursuant to the terms of the Escrow Agreement, the Paying Agent is required to deposit interest on Deposits relating to each Trust and any unused Deposits withdrawn by the Escrow Agent in the Paying Agent Account. All amounts so deposited will be distributed by the Paying Agent on a Regular Distribution Date or Special Distribution Date, as appropriate.

     Upon receipt by the Depositary on behalf of the Escrow Agent of the cash proceeds from the offering of the Certificates as described above, the Escrow Agent will issue one or more Escrow Receipts which will be affixed by the relevant Trustee to each Certificate. Each Escrow Receipt evidences a fractional undivided interest in amounts from time to time deposited into the Paying Agent Account and is limited in recourse to amounts deposited into such Account. An Escrow Receipt may not be assigned or transferred except in connection with the assignment or transfer of the Certificate to which it is affixed. Each Escrow Receipt will be registered by the Escrow Agent in the same name and manner as the Certificate to which it is affixed.

                    DESCRIPTION OF THE LIQUIDITY FACILITIES

     The following summary describes all material terms of the Liquidity Facilities and certain provisions of the Intercreditor Agreement relating to the Liquidity Facilities. The summary supplements (and, to the extent inconsistent therewith, replaces) the description of the general terms and provisions relating to the Liquidity Facilities and the Intercreditor Agreement set forth in the Prospectus. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Liquidity Facilities and the Intercreditor Agreement, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental with the Commission. The provisions of the Liquidity Facilities are substantially identical except as otherwise indicated.

GENERAL

     Each Liquidity Provider will enter into a separate Liquidity Facility with the Subordination Agent with respect to the Certificates of each of the Trusts pursuant to which the Liquidity Providers will make one or more advances to the Subordination Agent to pay interest on such Certificates subject to certain limitations. The Liquidity Facilities for each Trust are intended to enhance the likelihood of timely receipt by the Certificateholders of such Trust of the interest payable on the Certificates of such Trust at the Stated Interest Rate therefor on up to three consecutive semiannual Regular Distribution Dates. If interest payment defaults occur which exceed the amount covered by or available under the Liquidity Facilities for any Trust, the Certificateholders of such Trust will bear their allocable share of the deficiencies to the extent that there are no other sources of funds. Although ABN AMRO and West LB are the initial Liquidity Providers for each of the Trusts, ABN AMRO and West LB each may be replaced by one or more other entities with respect to such Trusts under certain circumstances. Therefore, the liquidity providers for each Trust may differ.

DRAWINGS

     The initial aggregate amount available under the Liquidity Facilities for the Class A Trust, the Class B Trust and the Class C Trust at January 2, 1999, the first Regular Distribution Date after the scheduled Delivery Period Termination Date, assuming that Equipment Notes in the maximum principal amount with respect to all Aircraft are acquired by the Trusts and that all interest
and principal due on or prior to January 2, 1999, is paid, will be $          ,
$          , and $          , respectively. Except as otherwise provided below,
the Liquidity Facilities for each Trust will enable the Subordination Agent to make Interest Drawings thereunder promptly after any Regular Distribution Date to pay interest then due and payable on the Certificates of such Trust at the Stated Interest Rate for such Trust to the extent that the amount, if any, available to the Subordination Agent on such Regular Distribution Date is not sufficient to pay such interest; provided, however, that the maximum amount available to be drawn under a Liquidity Facility with respect to any Trust on any Regular Distribution Date to fund any shortfall of interest on Certificates of such Trust will not exceed the then Maximum Available Commitment under such Liquidity Facility. The Liquidity Facilities for any Class of Certificates do not provide for drawings thereunder to pay for principal of or premium on the Certificates of such Class or any interest on the Certificates of such Class in excess of the Stated Interest Rate for such Class or more than three semiannual installments of interest thereon or principal of or interest or premium on the Certificates of any other Class. (Liquidity Facilities, Section 2.02; Intercreditor Agreement, Section 3.6) In addition, the Liquidity Facilities with respect to each Trust do not provide for drawings thereunder to pay any amounts payable with respect to the Deposits relating to such Trust.

     Each payment by the Liquidity Provider under each Liquidity Facility reduces by the same amount the Maximum Available Commitment under such Liquidity Facility, subject to reinstatement as hereinafter described. With respect to any Interest Drawings under either Liquidity Facility for any Trust, upon reimbursement of the relevant Liquidity Provider in full for the amount of such Interest Drawings plus interest thereon, the Maximum Available Commitment under such Liquidity Facility in respect of interest on the Certificates of such Trust will be reinstated to an amount not to exceed the Stated Portion of the then Required Amount of such Liquidity Facility; provided, however, that such Liquidity Facility will not be so reinstated at any time if (i) a Liquidity Event of Default shall have occurred and be continuing and (ii) less than 65% of the then aggregate outstanding principal amount of all Equipment Notes are Performing Equipment Notes. With respect to any other drawings under such Liquidity Facility, amounts available to be drawn thereunder are not subject to reinstatement. The Required Amount of the Liquidity Facilities for any Trust will be automatically reduced from time to time to an amount equal to the next three successive interest payments due on the Certificates of such Trust (without regard to expected future payment of principal of such Certificates) at the Stated Interest Rate for such Trust. (Liquidity Facilities, Section 2.04(a); Intercreditor Agreement, Section 3.6(j))

     If at any time the short-term unsecured debt rating of a Liquidity Provider for any Trust then issued by either Rating Agency is lower than the Threshold Rating, each Liquidity Facility provided by such Liquidity Provider may be replaced by a Replacement Facility. In the event that such Liquidity Facility is not replaced with a Replacement Facility within 10 days after notice of the downgrading and as otherwise provided in the Intercreditor Agreement, the Subordination Agent will request the Downgrade Drawing in an amount equal to the then Maximum Available Commitment thereunder and will hold the proceeds thereof in the Cash Collateral Account for such Trust as cash collateral to be used for the same purposes and under the same circumstances as cash payments of Interest Drawings under such Liquidity Facility would be used. (Liquidity Facilities, Section 2.02(c); Intercreditor Agreement, Section 3.6(c))

     A "Replacement Facility" for any Liquidity Facility will mean an irrevocable liquidity facility (or liquidity facilities) in substantially the form of the replaced Liquidity Facility, including reinstatement provisions, or in such other form (which may include a letter of credit) as shall permit the Rating Agencies to confirm in writing their respective ratings then in effect for the Certificates (before downgrading of such ratings, if any, as a result of the downgrading of the applicable Liquidity Provider), in a face amount (or in an aggregate face amount) equal to the Stated Portion of the amount of interest payable on the Certificates of such Trust (at the Stated Interest Rate for such Trust, and without regard to expected future principal payments) on the three Regular Distribution Dates following the date of replacement of such Liquidity Facility and issued by a person (or persons) having unsecured short-term debt ratings issued by both Rating Agencies which are equal to or higher than the Threshold Rating. (Intercreditor Agreement, Section 1.1) The provider of any Replacement Facility will have the same rights (including, without limitation, priority distribution rights and rights as "Controlling Party") under the Intercreditor Agreement as the replaced initial liquidity provider.

     "Threshold Rating" means the short-term unsecured debt rating of P-1 by Moody's and A-1+ by Standard & Poor's, in the case of the Class A Liquidity Provider, and the short-term unsecured debt rating of P-1 by Moody's and A-1 by Standard & Poor's, in the case of the Class B Liquidity Provider and the Class C Liquidity Provider.

     Each Liquidity Facility for each Trust provides that the relevant Liquidity Provider's obligations thereunder will expire on the earliest of (i) 364 days after the Issuance Date (counting from, and including, the Issuance Date); (ii) the date on which the Subordination Agent delivers to such Liquidity Provider a certification that all of the Certificates of such Trust have been paid in full;
(iii) the date on which the Subordination Agent delivers to such Liquidity Provider a certification that a Replacement Facility has been substituted for such Liquidity Facility; (iv) the fifth Business Day following receipt by the Subordination Agent of a Termination Notice from such Liquidity Provider (see "-- Liquidity Events of Default"); and (v) the date on which no amount is or may (by reason of reinstatement) become available for drawing under such Liquidity Facility. Each Liquidity Facility provides that the scheduled expiration date thereof may be extended for additional 364-day periods by mutual agreement.

     The Intercreditor Agreement will provide for the replacement of any Liquidity Facility for any Trust if it is scheduled to expire earlier than 15 days after the Final Maturity Date for the Certificates of such Trust) if such Liquidity Facility is not extended at least 25 days prior to its then scheduled expiration date. If such Liquidity Facility is not so extended or replaced by the 25th day prior to its then scheduled expiration date, the Subordination Agent shall request a Non-Extension Drawing in an amount equal to the then Maximum Available Commitment thereunder and hold the proceeds thereof in the Cash Collateral Account for such Trust as cash collateral to be used for the same purposes and under the same circumstances, and subject to the same conditions, as cash payments of Interest Drawings under such Liquidity Facility would be used. (Liquidity Facilities, Section 2.02(b))

     Subject to certain limitations, Continental may, at its option, arrange for a Replacement Facility at any time to replace either liquidity facility for any Trust (including without limitation any Replacement Facility described in the following sentence). In addition, if any liquidity provider shall determine not to extend any liquidity facility, then such liquidity provider may, at its option, arrange for a Replacement Facility to replace such liquidity facility during the period no earlier than 40 days and no later than 25 days prior to the then scheduled expiration date of such liquidity facility. If any Replacement Facility is provided at any time after a Downgrade Drawing or a Non-Extension Drawing under any Liquidity Facility, the funds with respect to such liquidity facility on deposit in the Cash Collateral Account for such Trust will be returned to the liquidity provider being replaced. (Intercreditor Agreement, Section 3.6(e))

     The Intercreditor Agreement provides that, upon receipt by the Subordination Agent of a Termination Notice with respect to any Liquidity Facility from the applicable Liquidity Provider (given as described in "-- Liquidity Events of Default"), the Subordination Agent shall request a Final Drawing under such Liquidity Facility in an amount equal to the then Maximum Available Commitment thereunder and will hold the proceeds thereof in the Cash Collateral Account for the related Trust as cash collateral to be used for the same purposes and under the same circumstances, and subject to the same conditions, as cash payments of Interest Drawings under such Liquidity Facility would be used. (Liquidity Facilities, Section 2.02(d); Intercreditor Agreement,
Section 3.6(i))

     Drawings under any Liquidity Facility will be made by delivery by the Subordination Agent of a certificate in the form required by such Liquidity Facility. Upon receipt of such a certificate, the relevant Liquidity Provider is obligated to make payment of the drawing requested thereby in immediately available funds. Upon payment by any Liquidity Provider of the amount specified in any drawing under any Liquidity Facility, such Liquidity Provider will be fully discharged of its obligations under such Liquidity Facility with respect to such drawing and will not thereafter be obligated to make any further payments under such Liquidity Facility in respect of such drawing to the Subordination Agent or any other person.

REIMBURSEMENT OF DRAWINGS

     Amounts drawn under any Liquidity Facility by reason of an Interest Drawing or the Final Drawing will be immediately due and payable, together with interest on the amount of such drawing, with respect to the period from the date of its borrowing to (but excluding) the third business day following the applicable Liquidity Provider's receipt of the notice of such Interest Drawing, at the Base Rate plus 1.75% per annum, and thereafter, at LIBOR for the applicable Interest Period plus 1.75% per annum, provided that, in the case of a Final Drawing, the Subordination Agent may convert the Final Drawing into a Drawing bearing interest at the Base Rate plus 1.75% per annum on the last day of an Interest Period for such Drawing; provided, further, that the Subordination Agent will be obligated to reimburse such amounts only to the extent that the Subordination Agent has funds available therefor.

     "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to (a) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a business day, for the next preceding business day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a business day, the average of the quotations for such day for such transactions received by the Liquidity Provider from three Federal funds brokers of recognized standing selected by it, plus (b) one-quarter of one percent ( 1/4 of 1%).

     "LIBOR" means, with respect to any interest period, the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the rates per annum at which deposits in dollars are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time) two business days before the first day of such interest period in an amount approximately equal to the principal amount of the advance to which such interest period is to apply and for a period of time comparable to such interest period.

     The amount drawn under any Liquidity Facility for any Trust by reason of a Downgrade Drawing or a Non-Extension Drawing will be treated as follows: (i) such amount will be released on any Distribution Date to the relevant Liquidity Provider to the extent that such amount exceeds the Stated Portion of the Required Amount; (ii) any portion of such amount withdrawn from the Cash Collateral Account for such Certificates to pay interest on such Certificates will be treated in the same way as Interest Drawings; and (iii) the balance of such amount will be invested in Eligible Investments. A Downgrade Drawing under any of the Liquidity Facilities (other than any portion thereof applied to the payment of interest on the Certificates) will bear interest (x) subject to clause (z) below, during the period from the date of its borrowing to (but excluding) the then scheduled expiration date of such Liquidity Facility, in an amount equal to the investment earnings on amounts deposited in the Cash Collateral Account attributable to such Liquidity Facility plus .325% per annum (until the first anniversary of the Issuance Date) or .35% per annum (after the first anniversary of the Issuance Date) on the outstanding amount from time to time of such Downgrade Drawing (excluding any portion thereof applied to the payment of interest on the Certificates), (y) subject to clause (z) below, from and after the then scheduled expiration date of such Liquidity Facility, at a rate equal to LIBOR for the applicable Interest Period plus .40% per annum on the outstanding amount from time to time of such Downgrade Drawing, and (z) from and after the date, if any, on which it is converted into a Final Drawing as described below under "-- Liquidity Events of Default", at a rate equal to LIBOR for the applicable Interest Period (or, as described in the third preceding paragraph, the Base Rate) plus 1.75% per annum; provided that the Subordination Agent will be obligated to pay such amount only to the extent that the Subordination Agent has funds available therefor. A Non-Extension Drawing under any of the Liquidity Facilities (other than any portion thereof applied to the payment of interest on the Certificates) will bear interest (1) during the period from the date of its borrowing to (but excluding) the date, if any, on which it is converted into a Final Drawing as described below under "-- Liquidity Events of Default", at a rate equal to LIBOR for the applicable interest period plus .40% per annum on the outstanding amount from time to time of such Non-Extension Drawing, and (2) thereafter, at a rate equal to LIBOR for the applicable interest period (or, as described in the third preceding paragraph, the Base Rate) plus 1.75% per annum; provided that the Subordination Agent will be obligated to pay such amount only to the extent that the Subordination Agent has funds available therefor. (Liquidity Facilities, Sections 2.06 and 3.07)

LIQUIDITY EVENTS OF DEFAULT

     Events of Default under each Liquidity Facility (each, a "Liquidity Event of Default") will consist of: (i) the acceleration of all the Equipment Notes (provided, that if such acceleration occurs during the Delivery Period, the aggregate principal amount thereof exceeds $300 million) and (ii) certain bankruptcy or similar events involving Continental. (Liquidity Facilities, Section 1.01)

     If (i) any Liquidity Event of Default under any Liquidity Facility has occurred and is continuing and (ii) less than 65% of the aggregate outstanding principal amount of all Equipment Notes are Performing Equipment Notes, the applicable Liquidity Provider may, in its discretion, give a notice of termination of the related Liquidity Facility (a "Termination Notice") the effect of which will be to cause (i) such Liquidity Facility to expire on the fifth Business Day after the date on which such Termination Notice is received by the Subordination Agent, (ii) the Subordination Agent to promptly request, and the Liquidity Provider to make, a Final Drawing thereunder in an amount equal to the then Maximum Available Commitment thereunder, (iii) any Drawing remaining unreimbursed as of the date of termination to be automatically converted into a Final Drawing under such Liquidity Facility, and (iv) all amounts owing to such Liquidity Provider automatically to become accelerated. Notwithstanding the foregoing, the Subordination Agent will be obligated to pay amounts owing to the Liquidity Providers only to the extent of funds available therefor after giving effect to the payments in accordance with the provisions set forth under "Description of the Intercreditor Agreement -- Priority of Distributions". (Liquidity Facilities, Section 6.01) Upon the circumstances described below under "Description of the Intercreditor
Agreement -- Intercreditor Rights", a Liquidity Provider may become the Controlling Party with respect to the exercise of remedies under the Indentures. (Intercreditor Agreement, Section 2.6(c))

LIQUIDITY PROVIDERS

     The initial Liquidity Providers for each Trust will be ABN AMRO Bank N.V., a bank organized under the laws of the Netherlands, acting through its Chicago branch, and Westdeutsche Landesbank, a bank organized under the laws of Germany, acting through its New York branch. Both ABN AMRO Bank N.V. and Westdeutsche Landesbank have short term debt ratings of P-1 from Moody's and A-1+ from Standard & Poor's.

                   DESCRIPTION OF THE INTERCREDITOR AGREEMENT

     The following summary describes all material provisions of the Intercreditor Agreement. The summary supplements (and, to the extent inconsistent therewith, replaces) the description of the general terms and provisions relating to the Intercreditor Agreement set forth in the Prospectus. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Intercreditor Agreement, which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental with the Commission.

INTERCREDITOR RIGHTS

  Controlling Party

     Pursuant to the Intercreditor Agreement, the Trustees and the Liquidity Providers will agree that, with respect to any Indenture at any given time, the Loan Trustee will be directed (a) in taking, or refraining from taking, any action thereunder or with respect to the Equipment Notes issued under such Indenture, by the holders of at least a majority of the outstanding principal amount of the Equipment Notes issued under such Indenture (provided that, for so long as the Subordination Agent is the registered holder of the Equipment Notes, the Subordination Agent will act with respect to this clause (a) in accordance with the directions of the Trustees (in the case of each such Trustee, with respect to the Equipment Notes issued under such Indenture and held as Trust Property of such Trust) constituting, in the aggregate, directions with respect to such principal amount of Equipment Notes), so long as no Indenture Default (which, with respect to Leased Aircraft, has not been cured by the applicable Owner Trustee or Owner Participant) shall have occurred and be continuing thereunder, and (b) after the occurrence and during the continuance of an Indenture Default under such Indenture (which, with respect to Leased Aircraft, has not been cured by the applicable Owner Trustee or Owner Participant), in taking, or refraining from taking, any action thereunder or with respect to the Equipment Notes issued under such Indenture, including exercising remedies thereunder or with respect to such Equipment Notes (including acceleration of such Equipment Notes or foreclosing the lien on the Aircraft securing such Equipment Notes), by the Controlling Party, subject to the limitations described below.

     "Controlling Party" with respect to any Indenture means: (x) the Class A Trustee; (y) upon payment of Final Distributions to the holders of Class A Certificates, the Class B Trustee; and (z) upon payment of Final Distributions to the holders of Class B Certificates, the Class C Trustee. See "Description of the Certificates -- Indenture Defaults and Certain Rights Upon an Indenture Default" for a description of the rights of the Certificateholders of each Trust to direct the respective Trustees. Notwithstanding the foregoing, at any time after 18 months from the earlier to occur of (x) the date on which the entire available amount under any Liquidity Facility shall have been drawn (for any reason other than a Downgrade Drawing or a Non-Extension Drawing) and remain unreimbursed and (y) the date on which all Equipment Notes shall have been accelerated (provided that if such acceleration occurs prior to the Delivery Period Termination Date, the aggregate principal amount thereof exceeds $300 million), the Liquidity Providers with at least two-thirds of unreimbursed Liquidity Obligations shall have the right to become the Controlling Party with respect to any Indenture. For purposes of giving effect to the foregoing, the Trustees (other than the Controlling Party) shall irrevocably agree, and the Certificateholders (other than the Certificateholders represented by the Controlling Party) will be deemed to agree by virtue of their purchase of Certificates, that the Subordination Agent, as record holder of the Equipment Notes, shall exercise its voting rights in respect of the Equipment Notes as directed by the Controlling Party. (Intercreditor Agreement, Section 2.6) For a description of certain limitations on the Controlling Party's rights to exercise remedies, see "Description of the Equipment Notes -- Remedies".

  Sale of Equipment Notes or Aircraft

     Upon the occurrence and during the continuation of any Indenture Default under any Indenture, the Controlling Party may accelerate and, subject to the provisions of the immediately following sentence, sell all (but not less than all) of the Equipment Notes issued under such Indenture to any person. So long as any

Certificates are outstanding, during nine months after the earlier of (x) the acceleration of the Equipment Notes under any Indenture and (y) the bankruptcy or insolvency of Continental, without the consent of each Trustee, (a) no Aircraft subject to the lien of such Indenture or such Equipment Notes may be sold, if the net proceeds from such sale would be less than the Minimum Sale Price for such Aircraft or such Equipment Notes, and (b) with respect to any Leased Aircraft, the amount and payment dates of rentals payable by Continental under the Lease for such Leased Aircraft may not be adjusted, if, as a result of such adjustment, the discounted present value of all such rentals would be less than 75% of the discounted present value of the rentals payable by Continental under such Lease before giving effect to such adjustment, in each case, using the weighted average interest rate of the Equipment Notes outstanding under such Indenture as the discount rate.

     The Subordination Agent may from time to time during the continuance of an Indenture Default (and before the occurrence of a Triggering Event) commission LTV Appraisals with respect to an Aircraft at the request of the Controlling Party. (Intercreditor Agreement, Section 4.1(a)(iii))

PRIORITY OF DISTRIBUTIONS

     So long as no Triggering Event shall have occurred, the payments in respect of the Equipment Notes and certain other payments received on any Distribution Date will be promptly distributed by the Subordination Agent on such Distribution Date in the following order of priority:

          (i) to the Liquidity Providers to the extent required to pay the Liquidity Obligations (other than any interest accrued thereon or the principal amount of any Drawing) (the "Liquidity Expenses");

          (ii) to the Liquidity Providers to the extent required to pay interest accrued on the Liquidity Obligations;

          (iii) to the Liquidity Providers to the extent required to pay or reimburse the Liquidity Providers for the Liquidity Obligations (other than amounts payable pursuant to clauses (i) and (ii) above) and/or, if applicable, to replenish each Cash Collateral Account up to the Required Amount;

          (iv) to the Class A Trustee to the extent required to pay Expected Distributions on the Class A Certificates;

          (v) to the Class B Trustee to the extent required to pay Expected Distributions on the Class B Certificates;

          (vi) to the Class C Trustee to the extent required to pay Expected Distributions on the Class C Certificates;

          (vii) if Class D Certificates have been issued, to the Class D Trustee to the extent required to pay "Expected Distributions" (to be defined in a manner equivalent to the definition below for other Classes of Certificates) on the Class D Certificates; and

          (viii) to the Subordination Agent and each Trustee for the payment of certain fees and expenses.

     "Expected Distributions" means, with respect to the Certificates of any Trust on any Current Distribution Date, the sum of (x) accrued and unpaid interest on such Certificates (excluding interest, if any, payable with respect to the Deposits relating to such Trust) and (y) the difference between (A) the Pool Balance of such Certificates as of the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate face amount of the Certificates of such Trust), and (B) the Pool Balance of such Certificates as of the Current Distribution Date calculated on the basis that (i) the principal of the Equipment Notes held in such Trust has been paid when due (whether at stated maturity, upon redemption, prepayment, purchase or acceleration or otherwise) and such payments have been distributed to the holders of such Certificates and (ii) the principal of any Equipment Notes formerly held in such Trust that have been sold pursuant to the Intercreditor Agreement has been paid in full and such payments have been distributed to the holders of such Certificates, but without giving effect to any reduction in the Pool Balance as a result of any distribution attributable to Deposits occurring after the immediately preceding Distribution

Date (or, if the Current Distribution Date is the first Distribution Date, occurring after the initial issuance of the Certificates of such Trust). For purposes of determining the priority of distributions on account of the redemption, purchase or prepayment of all of the Equipment Notes issued pursuant to an Indenture, clause (x) of the definition of Expected Distributions shall be deemed to read as follows: "(x) accrued, due and unpaid interest on such Certificates (excluding interest, if any, payable with respect to the Deposits relating to such Trust) together with (without duplication) accrued and unpaid interest on a portion of such Certificates equal to the outstanding principal amount of the Equipment Notes being redeemed, purchased or prepaid (immediately prior to such redemption, purchase or prepayment)".

     Subject to the terms of the Intercreditor Agreement, upon the occurrence of a Triggering Event and at all times thereafter, all funds received by the Subordination Agent in respect of the Equipment Notes and certain other payments will be promptly distributed by the Subordination Agent in the following order of priority:

          (i) to the Subordination Agent, any Trustee, any Certificateholder and the Liquidity Providers to the extent required to pay certain out-of-pocket costs and expenses actually incurred by the Subordination Agent or any Trustee or to reimburse any Certificateholder or the Liquidity Providers in respect of payments made to the Subordination Agent or any Trustee in connection with the protection or realization of the value of the Equipment Notes or any Trust Indenture Estate (collectively, the "Administration Expenses");

          (ii) to the Liquidity Providers to the extent required to pay the Liquidity Expenses;

          (iii) to the Liquidity Providers to the extent required to pay interest accrued on the Liquidity Obligations;

          (iv) to the Liquidity Providers to the extent required to pay the outstanding amount of all Liquidity Obligations and/or, if applicable, with respect to any particular Liquidity Facility, unless (x) less than 65% of the aggregate outstanding principal amount of all Equipment Notes are Performing Equipment Notes and a Liquidity Event of Default shall have occurred and is continuing under such Liquidity Facility or (y) a Final Drawing shall have occurred under such Liquidity Facility, to replenish the Cash Collateral Account with respect to such Liquidity Facility up to the Stated Portion of the Required Amount for the related Class of Certificates (less the amount of any repayments of Interest Drawings under such Liquidity Facility while sub-clause (x) of this clause (iv) is applicable);

          (v) to the Subordination Agent, any Trustee or any Certificateholder to the extent required to pay certain fees, taxes, charges and other amounts payable;

          (vi) to the Class A Trustee to the extent required to pay Adjusted Expected Distributions on the Class A Certificates;

          (vii) to the Class B Trustee to the extent required to pay Adjusted Expected Distributions on the Class B Certificates;

          (viii) to the Class C Trustee to the extent required to pay Adjusted Expected Distributions on the Class C Certificates; and

          (ix) if Class D Certificates have been issued, to the Class D Trustee to the extent required to pay "Adjusted Expected Distributions" (to be defined in a manner equivalent to the definition below for other Classes of Certificates) on the Class D Certificates.

     "Adjusted Expected Distributions" means, with respect to the Certificates of any Trust on any Current Distribution Date, the sum of (1) accrued and unpaid interest on such Certificates (excluding interest, if any, payable with respect to the Deposits relating to such Trust) and (2) the greater of:

          (A) the difference between (x) the Pool Balance of such Certificates as of the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate face amount of the Certificates of such Trust) and (y) the Pool Balance of such Certificates as of the Current Distribution Date calculated on the basis that (i) the principal of the Non-Performing Equipment Notes held in such Trust has been paid in full and such payments have been distributed to the holders of such Certificates, (ii) the principal of the Performing Equipment Notes held in such Trust has been paid when due (but without giving effect to any acceleration of Performing Equipment Notes) and such payments have been distributed to the holders of such Certificates and (iii) the principal of any Equipment Notes formerly held in such Trust that have been sold pursuant to the Intercreditor Agreement has been paid in full and such payments have been distributed to the holders of such Certificates, but without giving effect to any reduction in the Pool Balance as a result of any distribution attributable to Deposits occurring after the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, occurring after the initial issuance of the Certificates of such Trust), and

          (B) the amount of the excess, if any, of (i) the Pool Balance of such Class of Certificates as of the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate face amount of the Certificates of such Trust), less the amount of the Deposits for such Class of Certificates as of such preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate amount of the Deposits for such Class of Certificates) other than any portion of such Deposits thereafter used to acquire Equipment Notes pursuant to the Note Purchase Agreement, over (ii) the Aggregate LTV Collateral Amount for such Class of Certificates for the Current Distribution Date;

provided that, until the date of the initial LTV Appraisals, clause (B) shall not apply.

     For purposes of calculating Expected Distributions or Adjusted Expected Distributions with respect to the Certificates of any Trust, any premium paid on the Equipment Notes held in such Trust that has not been distributed to the Certificateholders of such Trust (other than such premium or a portion thereof applied to the payment of interest on the Certificates of such Trust or the reduction of the Pool Balance of such Trust) shall be added to the amount of Expected Distributions or Adjusted Expected Distributions.

     "Aggregate LTV Collateral Amount" for any Class of Certificates for any Distribution Date means (i) the sum of the applicable LTV Collateral Amounts for each Aircraft, minus (ii) the Pool Balance for each Class of Certificates, if any, senior to such Class, after giving effect to any distribution of principal on such Distribution Date with respect to such senior Class or Classes.

     "LTV Collateral Amount" of any Aircraft for any Class of Certificates means, as of any Distribution Date, the lesser of (i) the LTV Ratio for such Class of Certificates multiplied by the Appraised Current Market Value of such Aircraft (or with respect to any such Aircraft which has suffered an Event of Loss under and as defined in the relevant Lease, in the case of a Leased Aircraft, or relevant Indenture, in the case of an Owned Aircraft, the amount of the insurance proceeds paid to the related Loan Trustee in respect thereof to the extent then held by such Loan Trustee (and/or on deposit in the Special Payments Account) or payable to such Loan Trustee in respect thereof) and (ii) the outstanding principal amount of the Equipment Notes secured by such Aircraft after giving effect to any principal payments of such Equipment Notes on or before such Distribution Date.

     "LTV Ratio" means for the Class A Certificates 43.7%, for the Class B Certificates 56.0% and for the Class C Certificates 68.0%.

     "Appraised Current Market Value" of any Aircraft means the lower of the average and the median of the most recent three LTV Appraisals of such Aircraft. After a Triggering Event occurs and any Equipment Note becomes a Non-Performing Equipment Note, the Subordination Agent shall obtain LTV Appraisals of the Aircraft securing such Equipment Note as soon as practicable and additional LTV Appraisals on or prior to each anniversary of the date of such initial LTV Appraisals; provided that if the Controlling Party reasonably objects to the appraised value of the Aircraft shown in such LTV Appraisals, the Controlling Party shall have the right to obtain or cause to be obtained substitute LTV Appraisals (including LTV Appraisals based upon physical inspection of such Aircraft).

     "LTV Appraisal" means a current fair market value appraisal (which may be a "desk-top" appraisal) performed by any Appraiser or any other nationally recognized appraiser on the basis of an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller under no compulsion to sell and both having knowledge of all relevant facts.

     Interest Drawings under the Liquidity Facility and withdrawals from the Cash Collateral Account, in each case in respect of interest on the Certificates of any Trust, will be distributed to the Trustee for such Trust, notwithstanding the priority of distributions set forth in the Intercreditor Agreement and otherwise described herein. All amounts on deposit in the Cash Collateral Account for any Trust that are in excess of the Stated Portion, of the applicable Liquidity Provider, of the Required Amount will be paid to the applicable Liquidity Provider.

VOTING OF EQUIPMENT NOTES

     In the event that the Subordination Agent, as the registered holder of any Equipment Note, receives a request for its consent to any amendment, modification, consent or waiver under such Equipment Note or the related Indenture (or, if applicable, the related Lease, the related Participation Agreement or other related document), (i) if no Indenture Default shall have occurred and be continuing with respect to such Indenture, the Subordination Agent shall request instructions from the Trustee(s) and shall vote or consent in accordance with the directions of such Trustee(s) and (ii) if any Indenture Default shall have occurred and be continuing with respect to such Indenture, the Subordination Agent will exercise its voting rights as directed by the Controlling Party, subject to certain limitations; provided that no such amendment, modification, consent or waiver shall, without the consent of each Liquidity Provider, reduce the amount of rent, supplemental rent or stipulated loss values payable by Continental under any Lease or reduce the amount of principal or interest payable by Continental under any Equipment Note issued under any Owned Aircraft Indenture. (Intercreditor Agreement, Section 9.1(b))

ADDITION OF TRUSTEE FOR CLASS D CERTIFICATES

     If the Class D Certificates are issued, the Class D Trustee will become a party to the Intercreditor Agreement.

THE SUBORDINATION AGENT

     Wilmington Trust Company will be the Subordination Agent under the Intercreditor Agreement. Continental and its affiliates may from time to time enter into banking and trustee relationships with the Subordination Agent and its affiliates. The Subordination Agent's address is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001,
Attention: Corporate Trust Administration.

     The Subordination Agent may resign at any time, in which event a successor Subordination Agent will be appointed as provided in the Intercreditor Agreement. The Controlling Party may remove the Subordination Agent for cause as provided in the Intercreditor Agreement. In such circumstances, a successor Subordination Agent will be appointed as provided in the Intercreditor Agreement. Any resignation or removal of the Subordination Agent and appointment of a successor Subordination Agent does not become effective until acceptance of the appointment by the successor Subordination Agent. (Intercreditor Agreement, Section 8.1)

                 DESCRIPTION OF THE AIRCRAFT AND THE APPRAISALS

THE AIRCRAFT

     The Aircraft consist of three Boeing 777-200 aircraft, five Boeing 737-524, six Boeing 737-724 and ten Boeing 737-824 aircraft, all of which will be newly delivered by the manufacturer at the time that the Equipment Notes relating thereto are issued. The Aircraft have been designed to be in compliance with Stage 3 noise level standards, which are the most restrictive regulatory standards currently in effect in the United States for aircraft noise abatement.

  Boeing 777-200 Aircraft

     The Boeing 777-200 aircraft is a long-range aircraft with a seating capacity of approximately 285 passengers. The engine type utilized on Continental's 777-200 is anticipated to be the General Electric GE90.

  Boeing 737-500 Aircraft

     The Boeing 737-500 aircraft is a medium-range aircraft with a seating capacity of approximately 104 passengers. The engine type utilized on Continental's 737-524 is anticipated to be the CFM International, Inc. CFM56-3-B2.

  Boeing 737-700 Aircraft

     The Boeing 737-700 aircraft is a medium-range aircraft with a seating capacity of approximately 124 passengers. The Boeing 737-700 has not yet entered commercial airline service, and the initial delivery of such model is scheduled for October 1997. The engine type utilized on Continental's 737-724 aircraft is anticipated to be the CFM International, Inc. CFM 56-7B24. Deliveries of the Boeing 737-724 aircraft to Continental are subject to Boeing obtaining certain approvals of the U.S. Federal Aviation Administration with respect to such model. See "-- Deliveries of Aircraft".

  Boeing 737-800 Aircraft

     The Boeing 737-800 aircraft is a medium-range aircraft with a seating capacity of approximately 155 passengers. The Boeing 737-800 has not yet entered commercial airline service, and the initial delivery of such model is scheduled for March 1998. The engine type utilized on Continental's 737-824 aircraft is anticipated to be the CFM International, Inc. CFM 56-7B26. Deliveries of the Boeing 737-824 aircraft to Continental are subject to Boeing obtaining certain approvals of the U.S. Federal Aviation Administration with respect to such model. See "-- Deliveries of Aircraft".

THE APPRAISALS

     The table below sets forth the appraised values and certain additional information regarding the Aircraft.

                                  AIRCRAFT                                                   APPRAISED VALUE
   AIRCRAFT          ENGINE        TAIL      MANUFACTURER'S                         ---------------------------------
      TYPE            TYPE        NUMBER     SERIAL NUMBER      DELIVERY MONTH*          AISI                BK
---------------    -----------    ------     --------------     ---------------     --------------     --------------
Boeing 737-524      CFM56-3B1      656         28917              April 1998        $   33,660,000     $   28,250,000
Boeing 737-524      CFM56-3B1      657         28918               May 1998             33,740,000         28,250,000
Boeing 737-524      CFM56-3B1      658         28919              June 1998             33,830,000         28,250,000
Boeing 737-524      CFM56-3B1      659         28920              July 1998             33,910,000         28,250,000
Boeing 737-524      CFM56-3B1      660         28921             August 1998            33,990,000         28,250,000
Boeing 737-724     CFM56-7B24      705         28766              April 1998            40,880,000         37,750,000
Boeing 737-724     CFM56-7B24      706         28767              April 1998            40,880,000         37,750,000
Boeing 737-724     CFM56-7B24      707         28768              April 1998            40,880,000         37,750,000
Boeing 737-724     CFM56-7B24      708         28769              April 1998            40,880,000         37,750,000
Boeing 737-724     CFM56-7B24      709         28780             August 1998            41,280,000         37,750,000
Boeing 737-724     CFM56-7B24      710         28781             August 1998            41,280,000         37,750,000
Boeing 737-824     CFM56-7B26      201         28770               May 1998             45,160,000         43,600,000
Boeing 737-824     CFM56-7B26      202         28771               May 1998             45,160,000         43,600,000
Boeing 737-824     CFM56-7B26      203         28772               May 1998             45,160,000         43,600,000
Boeing 737-824     CFM56-7B26      204         28773              June 1998             45,270,000         43,600,000
Boeing 737-824     CFM56-7B26      205         28774              June 1998             45,270,000         43,600,000
Boeing 737-824     CFM56-7B26      206         28775              June 1998             45,270,000         43,600,000
Boeing 737-824     CFM56-7B26      207         28776              July 1998             45,380,000         43,600,000
Boeing 737-824     CFM56-7B26      208         28777              July 1998             45,380,000         43,600,000
Boeing 737-824     CFM56-7B26      209         28778              July 1998             45,380,000         43,600,000
Boeing 737-824     CFM56-7B26      210         28779             August 1998            45,490,000         43,600,000
Boeing 777-200        GE90         001         27577            September 1998         138,670,000        120,000,000
Boeing 777-200        GE90         002         27578             October 1998          139,000,000        120,000,000
Boeing 777-200        GE90         003         27579            November 1998          139,330,000        120,000,000
                                                                                    --------------     --------------
     Total                                                                          $1,285,130,000     $1,163,750,000
                                                                                     =============      =============


   AIRCRAFT
      TYPE            MBA
---------------  --------------
Boeing 737-524   $   26,590,000
Boeing 737-524       26,590,000
Boeing 737-524       26,697,000
Boeing 737-524       26,697,000
Boeing 737-524       26,750,000
Boeing 737-724       38,053,000
Boeing 737-724       38,053,000
Boeing 737-724       38,053,000
Boeing 737-724       38,053,000
Boeing 737-724       38,207,000
Boeing 737-724       38,207,000
Boeing 737-824       44,120,000
Boeing 737-824       44,120,000
Boeing 737-824       44,120,000
Boeing 737-824       44,210,000
Boeing 737-824       44,210,000
Boeing 737-824       44,210,000
Boeing 737-824       44,300,000
Boeing 737-824       44,300,000
Boeing 737-824       44,300,000
Boeing 737-824       44,390,000
Boeing 777-200      121,120,000
Boeing 777-200      121,365,000
Boeing 777-200      121,610,000
                 --------------
     Total       $1,168,325,000
                  =============

------------
* Reflects the scheduled delivery month under Continental's purchase agreements with Boeing. The actual delivery date for any Aircraft may be subject to delay or acceleration. See "-- Deliveries of Aircraft".

     The appraised values set forth in the foregoing chart were determined by the following three independent aircraft appraisal and consulting firms: AISI, BK and MBA. Each Appraiser was asked to provide its opinion as to the appraised value of each Aircraft as of October 6, 1997, and projected as of the scheduled delivery month of each such Aircraft. As part of this process, all three Appraisers performed "desk-top" appraisals without any physical inspection of the Aircraft. The appraisals are based on various assumptions and methodologies, which vary among the appraisals. The Appraisers have delivered letters summarizing their respective appraisals, copies of which are annexed to this Prospectus Supplement as Appendix II. For a discussion of the assumptions and methodologies used in each of the appraisals, reference is hereby made to such summaries.

     An appraisal is only an estimate of value, is not indicative of the price at which an aircraft may be purchased from the manufacturer and should not be relied upon as a measure of realizable value; the proceeds realized upon a sale of any Aircraft may be less than the appraised value thereof. The value of the Aircraft in the event of the exercise of remedies under the applicable Indenture will depend on market and economic conditions, the availability of buyers, the condition of the Aircraft and other similar factors. Accordingly, there can be no assurance that the proceeds realized upon any such exercise with respect to the Equipment Notes and the Aircraft pursuant to the applicable Indenture would equal the appraised value of such Aircraft or be sufficient to satisfy in full payments due on the Equipment Notes issued thereunder or the Certificates.

DELIVERIES OF AIRCRAFT

     The Aircraft are scheduled for delivery under Continental's purchase agreements with Boeing from April 1998 through November 1998. See the table under "-- The Appraisals" for the scheduled month of delivery of each Aircraft. Under such purchase agreements, delivery of an Aircraft may be delayed due to "Excusable Delay", which is defined to include, among other things, acts of God, governmental acts or failures to act, strikes or other labor troubles, inability to procure materials, or any other cause beyond Boeing's control or not occasioned by Boeing's fault or negligence. Boeing has recently announced that it is experiencing delays in deliveries of Aircraft, and the delivery schedule for the Aircraft described above reflects adjustments made by Boeing as a result of such delays. Continental cannot predict whether further adjustments in such schedule will be required. In addition, the Boeing 737-700 and 737-800 aircraft models have not yet received the necessary U.S. Federal Aviation Administration approvals, which Boeing is required to obtain under its purchase agreement with Continental. Boeing has advised Continental that it expects to receive such approvals by no later than October 1997 for the Boeing 737-700 aircraft model and March 1998 for the Boeing 737-800 aircraft model, although no assurance can be given that this will occur. The first of the six Boeing 737-724 aircraft included in the Aircraft is scheduled for delivery in April 1998. The first of the ten Boeing 737-824 aircraft included in the Aircraft is scheduled for delivery in May 1998.

     The Note Purchase Agreement provides that the Delivery Period will expire on December 31, 1998, subject to extension, if the Equipment Notes relating to all of the Aircraft (or Substitute Aircraft in lieu thereof) have not been purchased by the Trustees on or prior to such date due to any reason beyond the control of Continental and not occasioned by Continental's fault or negligence, to the earlier of (i) the date on which the Trustees purchase Equipment Notes relating to the last Aircraft (or a Substitute Aircraft in lieu thereof) and
(ii) May 31, 1999. In addition, if a labor strike occurs at Boeing prior to the scheduled expiration of the Delivery Period, the expiration date of the Delivery Period will be extended by the number of days that such strike continued in effect.

     If delivery of any Aircraft is delayed by more than 30 days after the month scheduled for delivery or beyond December 31, 1998, Continental has the right to replace such Aircraft with a Substitute Aircraft, subject to certain conditions. See "-- Substitute Aircraft". If delivery of any Aircraft is delayed beyond the Delivery Period Termination Date and Continental does not exercise its right to replace such Aircraft with a Substitute Aircraft, there will be unused Deposits that will be distributed to Certificateholders together with accrued and unpaid interest thereon and, if applicable, a premium. See "Description of the Deposit Agreements -- Unused Deposits".

SUBSTITUTE AIRCRAFT

     If the delivery date for any Aircraft is delayed (i) more than 30 days after the month scheduled for delivery or (ii) beyond December 31, 1998, Continental may identify for delivery a substitute aircraft (each, a "Substitute Aircraft") therefor meeting the following conditions: (i) a Substitute Aircraft must be a Boeing 777-200, 737-500, 737-700 or 737-800 aircraft manufactured after the Issuance Date, (ii) one or more Substitute Aircraft of the same or different types may be substituted for one or more Aircraft of the same or different types so long as after giving effect thereto the maximum principal amount of Equipment Notes of each Series issued in respect of the Substitute Aircraft under the Mandatory Economic Terms would not exceed the maximum principal amount of the Equipment Notes of each Series that could have been issued under the Mandatory Economic Terms in respect of the replaced Aircraft and (iii) Continental will be obligated to obtain written confirmation from each Rating Agency that substituting such Substitute Aircraft for the replaced Aircraft will not result in a withdrawal, suspension or downgrading of the ratings of any Class of Certificates.

                       DESCRIPTION OF THE EQUIPMENT NOTES

     The following summary describes all material terms of the Equipment Notes and supplements (and, to the extent inconsistent therewith, replaces) the description of the general terms and provisions relating to the Equipment Notes, the Indentures, the Leases, the Participation Agreements, the trust agreements under which the Owner Trustees act on behalf of the Owner Participants (the "Trust Agreements") and the Note Purchase Agreement set forth in the Prospectus. The summaries make use of terms defined in and are qualified in their entirety by reference to all of the provisions of the Equipment Notes, the Indentures, the Leases, the Participation Agreements, the Trust Agreements and the Note Purchase Agreement, which will be filed as exhibits to a Current Report on Form 8-K to be filed by Continental with the Commission. Except as otherwise indicated, the following summaries relate to the Equipment Notes, the Indenture, the Lease, the Participation Agreement and the Trust Agreement that may be applicable to each Aircraft.

     Under the Note Purchase Agreement, Continental will have the option of entering into a leveraged lease financing or a debt financing with respect to each Aircraft. The Note Purchase Agreement provides for the relevant parties to enter into either (i) with respect to each Leased Aircraft, a Participation Agreement, a Lease and an Indenture (among other documents) relating to the financing of such Aircraft and (ii) with respect to each Owned Aircraft, a Participation Agreement and an Owned Aircraft Indenture relating to the financing of such Owned Aircraft. The description of such agreements in this Prospectus Supplement is based on the forms of such agreements annexed to the Note Purchase Agreement.

     Continental has obtained the commitment of one company to act as the Owner Participant with respect to leveraged leases for certain of the Aircraft and plans to seek commitments from others for the remaining Aircraft. The existing commitment is subject to satisfaction of certain conditions, and Continental may elect to terminate such commitment. Accordingly, Continental may select one or more other Owner Participants for some or all of the Aircraft or finance such Aircraft as Owned Aircraft rather than Leased Aircraft. Such Owner Participants may request revisions to the forms of the Participation Agreement, the Lease and the Leased Aircraft Indenture that are contemplated by the Note Purchase Agreement, so that the terms of such agreements applicable to any particular Leased Aircraft may differ from the description of such agreements contained in this Prospectus Supplement. However, under the Note Purchase Agreement, the terms of such agreements are required to (i) contain the Mandatory Documents Terms and (ii) not vary the Mandatory Economic Terms. In addition, Continental will be obligated (i) to certify to the Trustees that any such modifications do not materially and adversely affect the Certificateholders and (ii) to obtain written confirmation from each Rating Agency that the use of versions of such agreements modified in any material respect would not result in a withdrawal, suspension or downgrading of the ratings of any Class of Certificates. See "Description of the Certificates -- Obligation to Purchase Equipment Notes". Each Owner Participant will be required to satisfy certain requirements, including having a minimum combined capital and surplus or net worth.

GENERAL

     The Equipment Notes will be issued in three series with respect to each Aircraft, provided that Continental may elect to issue a fourth series with respect to Owned Aircraft, which will be funded from sources other than this Offering. See "Description of the Certificates -- Possible Issuance of Class D Certificates". The Equipment Notes with respect to each Leased Aircraft will be issued under a separate Leased Aircraft Indenture between First Security Bank, National Association, as Owner Trustee of a trust for the benefit of the Owner Participant who will be the beneficial owner of such Aircraft, and Wilmington Trust Company, as Leased Aircraft Trustee. The Equipment Notes with respect to each Owned Aircraft will be issued under a separate Owned Aircraft Indenture between Continental and Wilmington Trust Company, as Owned Aircraft Trustee.

     The related Owner Trustee will lease each Leased Aircraft to Continental pursuant to a separate Lease between such Owner Trustee and Continental with respect to such Leased Aircraft. Under each Lease, Continental will be obligated to make or cause to be made rental and other payments to the related Leased Aircraft Trustee on behalf of the related Owner Trustee, which rental and other payments will be at least sufficient to pay in full when due all payments required to be made on the Equipment Notes issued with respect to such Leased Aircraft. The Equipment Notes issued with respect to the Leased Aircraft are not, however, direct obligations of, or guaranteed by, Continental. Continental's rental obligations under each Lease and Continental's obligations under the Equipment Notes issued with respect to each Owned Aircraft will be general obligations of Continental.

SUBORDINATION

     Series B Equipment Notes issued in respect of an Aircraft will be subordinated in right of payment to Series A Equipment Notes issued in respect of such Aircraft; Series C Equipment Notes issued in respect of such Aircraft will be subordinated in right of payment to such Series B Equipment Notes and, if Continental elects to issue Series D Equipment Notes with respect to an Owned Aircraft, they will be subordinated in right of payment to the Series C Equipment Notes issued with respect to such Owned Aircraft. On each Equipment Note payment date, (i) payments of interest and principal due on Series A Equipment Notes issued in respect of an Aircraft will be made prior to payments of interest and principal due on Series B Equipment Notes issued in respect of such Aircraft; (ii) payments of interest and principal due on Series B Equipment Notes issued in respect of an Aircraft will be made prior to payments of interest and principal due on Series C Equipment Notes issued in respect of such Aircraft; and (iii) if Continental elects to issue Series D Equipment Notes with respect to an Owned Aircraft, payments of interest and principal due on such Series C Equipment Notes will be made prior to payments of interest and principal due on Series D Equipment Notes issued in respect of such Aircraft.

PRINCIPAL AND INTEREST PAYMENTS

     Subject to the provisions of the Intercreditor Agreement, interest paid on the Equipment Notes held in each Trust will be passed through to the Certificateholders of such Trust on the dates and at the rate per annum set forth on the cover page of this Prospectus Supplement with respect to Certificates issued by such Trust until the final expected Regular Distribution Date for such Trust. Subject to the provisions of the Intercreditor Agreement, principal paid on the Equipment Notes held in each Trust will be passed through to the Certificateholders of such Trust in scheduled amounts on the dates set forth herein until the final expected Regular Distribution Date for such Trust.

     Interest will be payable on the unpaid principal amount of each Equipment Note at the rate applicable to such Equipment Note on January 2, and July 2 of each year, commencing on January 2, 1998 or, if later, the first such date to occur after initial issuance thereof. Such interest will be computed on the basis of a 360-day year of twelve 30-day months.

     Scheduled principal payments on the Equipment Notes will be made on January 2 and July 2 in certain years, commencing July 2, 1999, in the case of Series A Equipment Notes, January 2, 2000, in the case of Series B Equipment Notes and July 2, 1999, in the case of Series C Equipment Notes. See "Description of the Certificates -- Pool Factors" for a discussion of the scheduled payments of principal of the Equipment Notes and possible revisions thereto.

     If any date scheduled for a payment of principal, premium (if any) or interest with respect to the Equipment Notes is not a Business Day, such payment will be made on the next succeeding Business Day without any additional interest.

REDEMPTION

     If an Event of Loss occurs with respect to an Aircraft and such Aircraft is not replaced by Continental under the related Lease (in the case of a Leased Aircraft) or under the related Owned Aircraft Indenture (in the case of an Owned Aircraft), the Equipment Notes issued with respect to such Aircraft will be redeemed, in whole, in each case at a price equal to the aggregate unpaid principal amount thereof, together with accrued interest thereon to, but not including, the date of redemption, but without premium, on a Special Distribution Date. (Indentures, Section 2.10(a))

     If Continental exercises its right to terminate a Lease under Section 9 of such Lease, the Equipment Notes relating to the applicable Leased Aircraft will be redeemed, in whole, on a Special Distribution Date at a price equal to the aggregate unpaid principal amount thereof, together with accrued interest thereon to, but not including, the date of redemption, plus, in the case of any series of Equipment Notes, if such redemption is made prior to the Premium Termination Date applicable to such series, a Make-Whole Premium. (Leased Aircraft Indentures, Section 2.10(b)) See "-- The Leases -- Lease Termination".

     All of the Equipment Notes issued with respect to a Leased Aircraft may be redeemed prior to maturity as part of a refunding or refinancing thereof under
Section 11 of the applicable Participation Agreement, and all of the Equipment Notes issued with respect to the Owned Aircraft may be redeemed prior to maturity at any time at the option of Continental, in each case at a price equal to the aggregate unpaid principal thereof, together with accrued interest thereon to, but not including, the date of redemption, plus, in the case of any series of Equipment Notes, if such redemption is made prior to the Premium Termination Date applicable to such series, a Make-Whole Premium. (Indentures, Section 2.11) If notice of such a redemption shall have been given in connection with a refinancing of Equipment Notes with respect to a Leased Aircraft, such notice may be revoked not later than three days prior to the proposed redemption date. (Leased Aircraft Indentures, Section 2.12). The Premium Termination Date with respect to each Series of Equipment Notes is set forth below:

                                                        PREMIUM
                                                      TERMINATION
                                     SERIES              DATE
                            ------------------------  -----------
                            Series A
                            Series B
                            Series C

     If, with respect to a Leased Aircraft, (x) one or more Lease Events of Default shall have occurred and are continuing, (y) in the event of a bankruptcy proceeding involving Continental, (i) during the Section 1110 Period, the trustee in such proceeding or Continental does not assume or agree to perform its obligations under the related Lease or (ii) at any time after assuming or agreeing to perform such obligations, such trustee or Continental ceases to perform such obligations such that the stay period applicable under the U.S. Bankruptcy Code comes to an end or (z) the Equipment Notes with respect to such Aircraft have been accelerated or the Leased Aircraft Trustee with respect to such Equipment Notes takes action or notifies the applicable Owner Trustee that it intends to take action to foreclose the lien of the related Leased Aircraft Indenture or otherwise commence the exercise of any significant remedy under such Indenture or the related Lease, then in each case all, but not less than all, of the Equipment Notes issued with respect to such Leased Aircraft may be purchased by the related Owner Trustee or Owner Participant on the applicable purchase date at a price equal to the aggregate unpaid principal thereof, together with accrued and unpaid interest thereon to, but not including, the date of purchase, but without any premium (provided that a Make-Whole Premium shall be payable if such Equipment Notes are to be purchased prior to the Premium Termination Date applicable thereto pursuant to clause (x) when a Lease Event of Default shall have occurred and is continuing for less than 180 days). (Leased Aircraft Indentures, Section 2.13) Continental as owner of the Owned Aircraft has no comparable right under the Owned Aircraft Indentures to purchase the Equipment Notes under such circumstances.

     "Make-Whole Premium" means, with respect to any Equipment Note, an amount (as determined by an independent investment banker of national standing) equal to the excess, if any, of (a) the present value of the remaining scheduled payments of principal and interest to maturity of such Equipment Note computed by discounting such payments on a semiannual basis on each payment date under the applicable Indenture (assuming a 360-day year of twelve 30-day months) using a discount rate equal to the Treasury Yield over (b) the outstanding principal amount of such Equipment Note plus accrued interest to the date of determination.

     For purposes of determining the Make-Whole Premium and the Deposit Make-Whole Premium, "Treasury Yield" means, at the date of determination with respect to any Equipment Note, the interest rate (expressed as a semiannual decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semiannual yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Equipment Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Equipment Note, in each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note is reported in the most recent H.15(519), such weekly average yield to maturity as published in such H.15(519). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium shall be the third Business Day prior to the applicable payment or redemption date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable payment or redemption date.

     "Average Life Date" for any Equipment Note shall be the date which follows the time of determination by a period equal to the Remaining Weighted Average Life of such Equipment Note. "Remaining Weighted Average Life" on a given date with respect to any Equipment Note shall be the number of days equal to the quotient obtained by dividing (a) the sum of each of the products obtained by multiplying (i) the amount of each then remaining scheduled payment of principal of such Equipment Note by (ii) the number of days from and including such determination date to but excluding the date on which such payment of principal is scheduled to be made, by (b) the then outstanding principal amount of such Equipment Note.

SECURITY

     The Equipment Notes issued with respect to each Leased Aircraft will be secured by (i) an assignment by the related Owner Trustee to the related Leased Aircraft Trustee of such Owner Trustee's rights, except for certain limited rights, under the Lease with respect to the related Aircraft, including the right to receive payments of rent thereunder, (ii) a mortgage to such Leased Aircraft Trustee of such Aircraft, subject to the rights of Continental under such Lease, and (iii) an assignment to such Leased Aircraft Trustee of certain of such Owner Trustee's rights under the purchase agreement between Continental and the Aircraft manufacturer. Unless and until an Indenture Default with respect to a Leased Aircraft has occurred and is continuing, the Leased Aircraft Trustee may not exercise the rights of the Owner Trustee under the related Lease, except the Owner Trustee's right to receive payments of rent due thereunder. The assignment by the Owner Trustee to the Leased Aircraft Trustee of its rights under the related Lease will exclude certain rights of such Owner Trustee and the related Owner Participant, including the rights of the Owner Trustee and the Owner Participant with respect to indemnification by Continental for certain matters, insurance proceeds payable to such Owner Trustee in its individual capacity or to such Owner Participant under public liability insurance maintained by Continental under such Lease or by such Owner Trustee or such Owner Participant, insurance proceeds payable to such Owner Trustee in its individual capacity or to such Owner Participant under certain casualty insurance maintained by such Owner Trustee or such Owner Participant under such Lease and certain reimbursement payments made by Continental to such Owner Trustee. (Leased Aircraft Indenture, Granting Clause) The Equipment Notes will not be cross-collateralized (except in certain cases, if any, where the related Owner Participant and Continental shall agree to cross-collateralization), and, consequently, the Equipment Notes issued in respect of any one Aircraft will not be secured by any of the other Aircraft or replacement aircraft therefor (as described in "-- The Leases and Certain Provisions of the Owned Aircraft Indentures -- Events of Loss") or the Leases related thereto.

     The Equipment Notes issued with respect to each Owned Aircraft will be secured by (i) a mortgage to the Owned Aircraft Trustee of such Aircraft and
(ii) an assignment to the Owned Aircraft Trustee of certain of Continental's rights under its purchase agreement with the Aircraft manufacturer.

     Funds, if any, held from time to time by the Loan Trustee with respect to any Aircraft, including funds held as the result of an Event of Loss to such Aircraft or, in the case of a Leased Aircraft, termination of the Lease, if any, relating thereto, will be invested and reinvested by such Loan Trustee, at the direction of the related Owner Trustee in the case of the Leased Aircraft or Continental in the case of the Owned Aircraft (except in the case of certain Indenture Defaults), in investments described in the related Indenture. (Indentures, Section 5.09)

LOAN TO VALUE RATIOS OF EQUIPMENT NOTES

     The following tables set forth illustrative loan to Aircraft value ratios for the Equipment Notes issued in respect of Aircraft as of the Regular Distribution Dates that occur after the scheduled date of original issuance of such Equipment Notes, assuming that the Equipment Notes in the maximum principal amount are issued in respect of each such Aircraft. These examples were utilized by Continental in preparing the Assumed Amortization Schedule, although the amortization schedule for the Equipment Notes issued with respect to an Aircraft may vary from such assumed schedule so long as it complies with the Mandatory Economic Terms. Accordingly, the schedules set forth below may not be applicable in the case of any particular Aircraft. See "Description of the Certificates -- Pool Factors". The LTV was obtained by dividing (i) the outstanding balance (assuming no payment default) of such Equipment Notes determined immediately after giving effect to the payments scheduled to be made on each such Regular Distribution Date by (ii) the assumed value (the "Assumed Aircraft Value") of the Aircraft securing such Equipment Notes.

     The following tables are based on the assumption that the value of each Aircraft set forth opposite the initial Regular Distribution Date included in each table depreciates by approximately 2% of the initial appraised value per year until the fifteenth year after the year of delivery of such Aircraft and by approximately 4% of the initial appraised value per year thereafter. Other rates or methods of depreciation would result in materially different loan to Aircraft value ratios, and no assurance can be given (i) that the depreciation rates and method assumed for the purposes of the tables are the ones most likely to occur or (ii) as to the actual future value of any Aircraft. Thus the tables should not be considered a forecast or prediction of expected or likely loan to Aircraft value ratios, but simply a mathematical calculation based on one set of assumptions.

                                   BOEING 777-200                           BOEING 737-524
                        ------------------------------------     ------------------------------------
                         EQUIPMENT                     LOAN       EQUIPMENT                     LOAN
                           NOTE          ASSUMED        TO          NOTE          ASSUMED        TO
                        OUTSTANDING      AIRCRAFT      VALUE     OUTSTANDING      AIRCRAFT      VALUE
         DATE             BALANCE         VALUE        RATIO       BALANCE         VALUE        RATIO
----------------------  -----------     ----------     -----     -----------     ----------     -----
                        (MILLIONS)      (MILLIONS)               (MILLIONS)      (MILLIONS)

                                   BOEING 737-724                           BOEING 737-824
                        ------------------------------------     ------------------------------------
                         EQUIPMENT                     LOAN       EQUIPMENT                     LOAN
                           NOTE          ASSUMED        TO          NOTE          ASSUMED        TO
                        OUTSTANDING      AIRCRAFT      VALUE     OUTSTANDING      AIRCRAFT      VALUE
         DATE             BALANCE         VALUE        RATIO       BALANCE         VALUE        RATIO
----------------------  -----------     ----------     -----     -----------     ----------     -----
                        (MILLIONS)      (MILLIONS)               (MILLIONS)      (MILLIONS)


LIMITATION OF LIABILITY

     The Equipment Notes issued with respect to the Leased Aircraft are not direct obligations of, or guaranteed by, Continental, any Owner Participant or the Leased Aircraft Trustees or the Owner Trustees in their individual capacities. None of the Owner Trustees, the Owner Participants or the Leased Aircraft Trustees, or any affiliates thereof, will be personally liable to any holder of an Equipment Note or, in the case of the Owner Trustees and the Owner Participants, to the Leased Aircraft Trustees for any amounts payable under the Equipment Notes or, except as provided in each Leased Aircraft Indenture, for any liability under such Leased Aircraft Indenture. All payments of principal of, premium, if any, and interest on the Equipment Notes issued with respect to any Leased Aircraft (other than payments made in connection with an optional redemption or purchase of Equipment Notes issued with respect to a Leased Aircraft by the related Owner Trustee or the related Owner Participant) will be made only from the assets subject to the lien of the Indenture with respect to such Leased Aircraft or the income and proceeds received by the related Leased Aircraft Trustee therefrom (including rent payable by Continental under the Lease with respect to such Leased Aircraft).

     The Equipment Notes issued with respect to the Owned Aircraft will be direct obligations of Continental.

     Except as otherwise provided in the Indentures, each Owner Trustee and each Loan Trustee, in its individual capacity, will not be answerable or accountable under the Indentures or under the Equipment Notes under any circumstances except, among other things, for its own willful misconduct or gross negligence. None of the Owner Participants will have any duty or responsibility under any of the Leased Aircraft Indentures or the Equipment Notes to the Leased Aircraft Trustees or to any holder of any Equipment Note.

INDENTURE DEFAULTS, NOTICE AND WAIVER

     Indenture Defaults under each Indenture will include: (a) in the case of a Leased Aircraft Indenture, the occurrence of any Lease Event of Default under the related Lease (other than the failure to make certain indemnity payments and other payments to the related Owner Trustee or Owner Participant unless a notice is given by such Owner Trustee that such failure shall constitute an Indenture Default), (b) the failure by the related Owner Trustee (other than as a result of a Lease Default or Lease Event of Default), in the case of a Leased Aircraft Indenture, or Continental, in the case of an Owned Aircraft Indenture, to pay any interest or principal or premium, if any, when due, under such Indenture or under any Equipment Note issued thereunder that continues for more than 10 Business Days, in the case of principal, interest or Make-Whole Premium, and, in all other cases, ten Business Days after the relevant Owner Trustee or Owner Participant receives written demand from the related Loan Trustee or holder of an Equipment Note, (c) the failure by the related Owner Participant or the related Owner Trustee (in its individual capacity), in the case of a Leased Aircraft Indenture, or Continental, in the case of an Owned Aircraft Indenture, to discharge certain liens that continue after notice and specified cure periods, (d) any representation or warranty made by the related Owner Trustee or Owner Participant in such Indenture, the related Participation Agreement, or certain related documents furnished to the Loan Trustee or any holder of an Equipment Note pursuant thereto being false or incorrect in any material respect when made that continues to be material and adverse to the interests of the Loan Trustee or Note Holders and remains unremedied after notice and specified cure periods, (e) failure by Continental or the related Owner Trustee or Owner Participant to perform or observe any covenant or obligation for the benefit of the Loan Trustee or holders of Equipment Notes under such Indenture or certain related documents that continues after notice and specified cure periods, (f) the registration of the related Aircraft ceasing to be effective as a result of the Owner Participant (in the case of a Leased Aircraft) or Continental (in the case of an Owned Aircraft) not being a citizen of the United States, as defined in the Transportation Code (subject to a cure period), (g) with respect to the Owned Aircraft, the lapse or cancellation of insurance required under the Owned Aircraft Indenture or (h) the occurrence of certain events of bankruptcy, reorganization or insolvency of the related Owner Trustee or Owner Participant (in the case of a Leased Aircraft) or Continental (in the case of the Owned Aircraft). (Leased Aircraft Indentures, Section 4.02; Owned Aircraft Indenture,
Section 5.01) There will not be cross-default provisions in the Indentures or in the Leases (unless otherwise agreed between an Owner Participant and Continental). Consequently, events resulting in an Indenture Default under any particular Indenture may or may not result in an Indenture Default occurring under any other Indenture, and a Lease Event of Default under any particular Lease may or may not constitute a Lease Event of Default under any other Lease.

     If Continental fails to make any semiannual basic rental payment due under any Lease, within a specified period after such failure the applicable Owner Trustee may furnish to the Leased Aircraft Trustee the amount due on the Equipment Notes issued with respect to the related Leased Aircraft, together with any interest thereon on account of the delayed payment thereof, in which event the Leased Aircraft Trustee and the holders of outstanding Equipment Notes issued under such Indenture may not exercise any remedies otherwise available under such Indenture or such Lease as the result of such failure to make such rental payment, unless such Owner Trustee has previously cured three or more immediately preceding semiannual basic rental payment defaults or, in total, six or more previous semiannual basic rental payment defaults (or, in the case of certain Owner Participants, six or more immediately preceding semiannual basic rental payment defaults or, in total, eight or more previous semiannual basic rental payment defaults). The applicable Owner Trustee also may cure any other default by Continental in the performance of its obligations under any Lease that can be cured with the payment of money. (Leased Aircraft Indentures, Section 4.03)

     The holders of a majority in principal amount of the outstanding Equipment Notes issued with respect to any Aircraft, by notice to the Loan Trustee, may on behalf of all the holders waive any existing default and its consequences under the Indenture with respect to such Aircraft, except a default in the payment of the principal of, or premium or interest on any such Equipment Notes or a default in respect of any covenant or provision of such Indenture that cannot be modified or amended without the consent of each holder of Equipment Notes. (Leased Aircraft Indentures, Section 4.08; Owned Aircraft Indenture, Section 5.06)

REMEDIES

     If an Indenture Default occurs and is continuing under an Indenture, the related Loan Trustee or the holders of a majority in principal amount of the Equipment Notes outstanding under such Indenture may, subject to the applicable Owner Participant's or Owner Trustee's right to cure, as discussed above, declare the principal of all such Equipment Notes issued thereunder immediately due and payable, together with all accrued but unpaid interest thereon, provided that in the event of a reorganization proceeding involving Continental instituted under Chapter 11 of the U.S. Bankruptcy Code, if no other Lease Event of Default and no other Indenture Default (other than the failure to pay the outstanding amount of the Equipment Notes which by such declaration shall have become payable) exists at any time after the consummation of such proceeding, such declaration will be automatically rescinded without any further action on the part of any holder of Equipment Notes. The holders of a majority in principal amount of Equipment Notes outstanding under an Indenture may rescind any declaration of acceleration of such Equipment Notes at any time before the judgment or decree for the payment of the money so due shall be entered if (i) there has been paid to the related Loan Trustee an amount sufficient to pay all principal, interest, and premium, if any, on any such Equipment Notes, to the extent such amounts have become due otherwise than by such declaration of acceleration and (ii) all other Indenture Defaults and incipient Indenture Defaults with respect to any covenant or provision of such Indenture have been cured. (Leased Aircraft Indentures, Section 4.04(b); Owned Aircraft Indenture,
Section 5.02(b))

     Each Indenture provides that if an Indenture Default under such Indenture has occurred and is continuing, the related Loan Trustee may exercise certain rights or remedies available to it under such Indenture or under applicable law, including (if, in the case of a Leased Aircraft, the corresponding Lease has been declared in default) one or more of the remedies under such Indenture or, in the case of a Leased Aircraft, such Lease with respect to the Aircraft subject to such Lease. If an Indenture Default arises solely by reason of one or more events or circumstances which constitute a Lease Event of Default, the related Leased Aircraft Trustee's right to exercise remedies under a Leased Aircraft Indenture is subject, with certain exceptions, to its having proceeded to exercise one or more of the dispossessory remedies under the Lease with respect to such Leased Aircraft; provided that the requirement to exercise one or more of such remedies under such Lease shall not apply in circumstances where such exercise has been involuntarily stayed or prohibited by applicable law or court order for a continuous period in excess of 60 days or such period as may be specified in Section 1110(a)(1)(A) of the U.S. Bankruptcy Code, plus an additional period, if any, resulting from (i) the trustee or debtor-in-possession in such proceeding agreeing to perform its obligations under such Lease with the approval of the applicable court and its continuous performance of such Lease under Section 1110(a)(1)(A-B) of the U.S. Bankruptcy Code or such Leased Aircraft Trustee's consent to an extension of such period, (ii) such Leased Aircraft Trustee's failure to give any requisite notice, or (iii) Continental's assumption of such Lease with the approval of the relevant court and its continuous performance of the Lease as so assumed. See "-- The Leases and Certain Provisions of the Owned Aircraft Indentures -- Events of Default under the Leases". Such remedies may be exercised by the related Leased Aircraft Trustee to the exclusion of the related Owner Trustee, subject to certain conditions specified in such Indenture, and of Continental, subject to the terms of such Lease. Any Aircraft sold in the exercise of such remedies will be free and clear of any rights of those parties, including the rights of Continental under the Lease with respect to such Aircraft; provided that no exercise of any remedies by the related Leased Aircraft Trustee may affect the rights of Continental under any Lease unless a Lease Event of Default has occurred and is continuing. (Leased Aircraft Indentures, Section 4.04; Leases,
Section 15) The Owned Aircraft Indentures will not contain such limitations on the Owned Aircraft Trustee's ability to exercise remedies upon an Indenture Default under an Owned Aircraft Indenture.

     If a bankruptcy proceeding involving Continental under the U.S. Bankruptcy Code occurs, all of the rights of the Owner Trustee as lessor under a particular Lease will be exercised by the Owner Trustee in accordance with the terms thereof unless (i) during the Section 1110 Period the trustee in such proceeding or Continental does not assume or agree to perform its obligations under such Lease, (ii) at any time after assuming or agreeing to perform such obligations, such trustee or Continental ceases to perform such obligations or (iii) the related Loan Trustee takes action, or notifies the Owner Trustee that such Loan Trustee intends to take action, to foreclose the lien of the related Leased Aircraft Indenture or otherwise commence the exercise of any significant remedy in accordance with the Leased Aircraft Indenture. The Owner Trustee's exercise of such rights shall be subject to certain limitations and, in no event, reduce the amount or change the time of any payment in respect of the Equipment Notes or adversely affect the validity or enforceability of the lien under the related Leased Aircraft Indenture.

     If the Equipment Notes issued in respect of one Aircraft are in default, the Equipment Notes issued in respect of the other Aircraft may not be in default, and, if not, no remedies will be exercisable under the applicable Indentures with respect to such other Aircraft.

     Section 1110 of the U.S. Bankruptcy Code provides in relevant part that the right of lessors, conditional vendors and holders of security interests with respect to "equipment" (as defined in Section 1110 of the U.S. Bankruptcy Code) to take possession of such equipment in compliance with the provisions of a lease, conditional sale contract or security agreement, as the case may be, is not affected by (a) the automatic stay provision of the U.S. Bankruptcy Code, which provision enjoins repossessions by creditors for the duration of the reorganization period, (b) the provision of the U.S. Bankruptcy Code allowing the trustee in reorganization to use property of the debtor during the reorganization period, (c) Section 1129 of the U.S. Bankruptcy Code (which governs the confirmation of plans of reorganization in Chapter 11 cases) and (d) any power of the bankruptcy court to enjoin a repossession. Section 1110 provides in relevant part, however, that the right of a lessor, conditional vendor or holder of a security interest to take possession of an aircraft in the event of an event of default may not be exercised for 60 days following the date of commencement of the reorganization proceedings (unless specifically permitted by the bankruptcy court) and may not be exercised at all if, within such 60-day period (or such longer period consented to by the lessor, conditional vendor or holder of a security interest), the trustee in reorganization agrees to perform the debtor's obligations that become due on or after such date and cures all existing defaults (other than defaults resulting solely from the financial condition, bankruptcy, insolvency or reorganization of the debtor). "Equipment" is defined in Section 1110 of the U.S. Bankruptcy Code, in part, as an aircraft, aircraft engine, propeller, appliance, or spare part (as defined in Section 40102 of Title 49 of the U.S. Code) that is subject to a security interest granted by, leased to, or conditionally sold to a debtor that is a citizen of the United States (as defined in Section 40102 of Title 49 of the U.S. Code) holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to chapter 447 of Title 49 of the U.S. Code for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo.

     It is a condition to the Trustee's obligation to purchase Equipment Notes with respect to each Aircraft that outside counsel to Continental, which is expected to be Hughes Hubbard & Reed LLP, provide its opinion to the Trustees that (x) if such Aircraft is a Leased Aircraft, the Owner Trustee, as lessor under the Lease for such Aircraft, and the Leased Aircraft Trustee, as assignee of such Owner Trustee's rights under such Lease pursuant to the related Leased Aircraft Indenture, will be entitled to the benefits of Section 1110 of the U.S. Bankruptcy Code with respect to the airframe and engines comprising such Aircraft or (y) if such Aircraft is an Owned Aircraft, the Owned Aircraft Trustee will be entitled to the benefits of Section 1110 with respect to the airframe and engines comprising such Owned Aircraft, in each case so long as Continental continues to be a "citizen of the United States" as defined in
Section 40102 of Title 49 of the U.S. Code holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to chapter 447 of Title 49 of the U.S. Code for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo. For a description of certain limitations on the Loan Trustee's exercise of rights contained in the Indenture, see "-- Indenture Defaults, Notice and Waiver".

     The opinion of Hughes Hubbard & Reed LLP will not address the possible replacement of an Aircraft after an Event of Loss in the future, the consummation of which is conditioned upon the contemporaneous delivery of an opinion of counsel to the effect that the related Loan Trustee will be entitled to Section 1110 benefits with respect to such replacement unless there is a change in law or court interpretation that results in Section 1110 not being available. See "-- The Leases and Certain Provisions of the Owned Aircraft Indentures -- Events of Loss". The opinion of Hughes Hubbard & Reed LLP will also not address the availability of Section 1110 with respect to any possible sublessee of a Leased Aircraft subleased by Continental or to any possible lessee of an Owned Aircraft if it is leased by Continental.

     If an Indenture Default under any Indenture occurs and is continuing, any sums held or received by the related Loan Trustee may be applied to reimburse such Loan Trustee for any tax, expense or other loss incurred by it and to pay any other amounts due to such Loan Trustee prior to any payments to holders of the Equipment Notes issued under such Indenture. (Indentures, Section 3.03)

     In the event of bankruptcy, insolvency, receivership or like proceedings involving an Owner Participant, it is possible that, notwithstanding that the applicable Leased Aircraft is owned by the related Owner Trustee in trust, such Leased Aircraft and the related Lease and Equipment Notes might become part of such proceeding. In such event, payments under such Lease or on such Equipment Notes might be interrupted and the ability of the related Leased Aircraft Trustee to exercise its remedies under the related Leased Aircraft Indenture might be restricted, although such Leased Aircraft Trustee would retain its status as a secured creditor in respect of the related Lease and the related Leased Aircraft.

MODIFICATION OF INDENTURES AND LEASES

     Without the consent of holders of a majority in principal amount of the Equipment Notes outstanding under any Indenture, the provisions of such Indenture and any related Lease, Participation Agreement or Trust Agreement may not be amended or modified, except to the extent indicated below.

     Subject to certain limitations, certain provisions of any Leased Aircraft Indenture, and of the Lease, the Participation Agreement, and the Trust Agreement related thereto, may be amended or modified by the parties thereto without the consent of any holders of the Equipment Notes outstanding under such Indenture. In the case of each Lease, such provisions include, among others, provisions relating to (i) the return to the related Owner Trustee of the related Leased Aircraft at the end of the term of such Lease (except to the extent that such amendment would affect the rights or exercise of remedies under the Lease) and (ii) the renewal of such Lease and the option of Continental at the end of the term of such Lease to purchase the related Leased Aircraft so long as the same would not adversely affect the Note Holders. (Leased Aircraft Indentures, Section 9.01(a)) In addition, any Indenture may be amended without the consent of the holders of Equipment Notes to, among other things, cure any defect or inconsistency in such Indenture or the Equipment Notes issued thereunder, provided that such change does not adversely affect the interests of any such holder. (Leased Aircraft Indentures, Section 9.01(c); Owned Aircraft Indenture, Section 10.01)

     Without the consent of each Liquidity Provider and the holder of each Equipment Note outstanding under any Indenture affected thereby, no amendment or modification of such Indenture may among other things (a) reduce the principal amount of, or premium, if any, or interest payable on, any Equipment Notes issued under such Indenture or change the date on which any principal, premium, if any, or interest is due and payable, (b) permit the creation of any security interest with respect to the property subject to the lien of such Indenture, except as provided in such Indenture, or deprive any holder of an Equipment Note issued under such Indenture of the benefit of the lien of such Indenture upon the property subject thereto or (c) reduce the percentage in principal amount of outstanding Equipment Notes issued under such Indenture necessary to modify or amend any provision of such Indenture or to waive compliance therewith. (Leased Aircraft Indentures, Section 9.01(b); Owned Aircraft Indenture, Section 10.01(a))

OWNER PARTICIPANT'S RIGHT TO RESTRUCTURE

     Certain Owner Participants will have the right, subject to certain conditions, to restructure the applicable leveraged lease transaction using a "cross-border lease", a tax lease or head-lease/sublease structure and any other type of transaction. In no event, however, shall any such restructuring (i) change the terms and conditions of the rights and obligations of any holder of Equipment Notes under the relevant Aircraft Operative Agreements or any holder of Certificates or (ii) expose any such holder to any additional risks. As a precondition to any such restructuring, the Owner Participant will be obligated to deliver to the Leased Aircraft Trustee an appropriate officer's certificate as to the satisfaction of the foregoing conditions and to obtain a written confirmation from the Rating Agencies prior to the implementation of such restructuring to the effect that such restructuring will not adversely affect the ratings of the Certificates.

INDEMNIFICATION

     Continental will be required to indemnify each Loan Trustee, each Owner Participant, each Owner Trustee, each Liquidity Provider, the Subordination Agent, the Escrow Agent and each Trustee, but not the holders of Certificates, for certain losses, claims and other matters. Continental will be required under certain circumstances to indemnify each Owner Participant against the loss of depreciation deductions and certain other benefits allowable for certain income tax purposes with respect to the related Leased Aircraft.

THE LEASES AND CERTAIN PROVISIONS OF THE OWNED AIRCRAFT INDENTURES

     Each Leased Aircraft will be leased to Continental by the relevant Owner Trustee under the relevant lease agreement (each, a "Lease"). Each Owned Aircraft will be owned by Continental.

  Lease Term Rentals and Payments

     Each Leased Aircraft will be leased separately by the relevant Owner Trustee to Continental for a term commencing on the date on which the Aircraft is acquired by the Owner Trustee and expiring on a date not earlier than the latest maturity date of the relevant Equipment Notes, unless terminated prior to the originally scheduled expiration date as permitted by the applicable Lease. The semiannual basic rent payment under each Lease is payable by Continental on each related Lease Payment Date (or, if such day is not a Business Day, on the next Business Day), and will be assigned by the Owner Trustee under the corresponding Leased Aircraft Indenture to provide the funds necessary to make scheduled payments of principal and interest due from the Owner Trustee on the Equipment Notes issued under such Indenture. In certain cases, the semiannual basic rent payments under the Leases may be adjusted, but each Lease provides that under no circumstances will rent payments by Continental be less than the scheduled payments on the related Equipment Notes. Any balance of each such semiannual basic rent payment under each Lease, after payment of amounts due on the Equipment Notes issued under the Indenture corresponding to such Lease, will be paid over to the Owner Trustee. (Leases, Section 3; Leased Aircraft Indentures, Section 3.01)

     "Lease Payment Date" means, with respect to each Lease, January 2 or July 2 during the term of such Lease.

     Semiannual payments of interest on the Equipment Notes issued by Continental under an Owned Aircraft Indenture are payable January 2 and July 2 of each year, commencing on January 2, 1998 or, if later, the first such date after issuance thereof. Semiannual payments of principal under the Equipment Notes issued by Continental under an Owned Aircraft Indenture are payable on January 2 and July 2 in certain years, commencing on July 2, 1999, in the case of Series A Equipment Notes, January 2, 2000, in the case of Series B Equipment Notes and July 2, 1999, in the case of Series C Equipment Notes.

  Net Lease; Maintenance

     Under the terms of each Lease, Continental's obligations in respect of each Leased Aircraft will be those of a lessee under a "net lease". Accordingly, Continental is obligated under each Lease, among other things and at its expense, to keep each Aircraft duly registered and insured, to pay all costs of operating the Aircraft and to maintain, service, repair and overhaul the Aircraft so as to keep it in as good an operating condition as when delivered to Continental, ordinary wear and tear excepted, and in such condition as required to maintain the airworthiness certificate for the Aircraft in good standing at all times. (Leases, Sections 7.1, 8.1 and 11.1 and Annexes C and D) The Owned Aircraft Indenture imposes comparable maintenance, service and repair obligations on Continental with respect to the Owned Aircraft. (Owned Aircraft Indenture, Section 4.02)

  Possession, Sublease and Transfer

     Each Aircraft may be operated by Continental or, subject to certain restrictions, by certain other persons. Normal interchange and pooling agreements customary in the commercial airline industry with respect to any Engine are permitted. Subleases, in the case of Leased Aircraft, and leases, in the case of Owned Aircraft, are also permitted to U.S. air carriers and foreign air carriers that have their principal executive office in certain specified countries, subject to a reasonably satisfactory legal opinion that, among other things, such country would recognize (in the case of the Leased Aircraft) Owner Trustee's title to, and the Loan Trustee's lien in respect of, the applicable Aircraft. In addition, a sublessee or lessee may not be subject to insolvency or similar proceedings at the commencement of such sublease or lease. (Leases, Section 7, Owned Aircraft Indenture, Section 4.02) Permitted foreign air carriers are not limited to those based in a country that is a party to the Convention on the International Recognition of Rights in Aircraft (Geneva 1948) (the "Convention"). It is uncertain to what extent the relevant Loan Trustee's security interest would be recognized if an Aircraft is registered or located in a jurisdiction not a party to the Convention. Moreover, in the case of an Indenture Default, the ability of the related Loan Trustee to realize upon its security interest in an Aircraft could be adversely affected as a legal or practical matter if such Aircraft were registered or located outside the United States.

  Registration

     Continental is required to keep each Aircraft duly registered under the Transportation Code with the FAA, except (in the case of a Leased Aircraft) if the relevant Owner Trustee or the relevant Owner Participant fails to meet the applicable citizenship requirements, and to record each Lease (in the case of a Leased Aircraft) and Indenture and certain other documents under the Transportation Code. (Leases, Section 7; Owned Aircraft Indenture, Section 4.02(e)) Such recordation of the Indenture and other documents with respect to each Aircraft will give the relevant Loan Trustee a first-priority, perfected security interest in such Aircraft whenever it is located in the United States or any of its territories and possessions. The Convention provides that such security interest will also be recognized, with certain limited exceptions, in those jurisdictions that have ratified or adhere to the Convention.

     So long as no Lease Event of Default exists, Continental has the right to register the Leased Aircraft subject to such Lease in a country other than the United States at its own expense in connection with a permitted sublease of the Aircraft to a permitted foreign air carrier, subject to certain conditions set forth in the related Participation Agreement. These conditions include a requirement that the lien of the applicable Indenture continue as a first priority security interest in the applicable Aircraft. (Leases, Section 7.1.2; Participation Agreements, Section 7.6.11) The Owned Aircraft Indentures contain comparable provisions

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with respect to registration of the Owned Aircraft in connection with a permitted lease of the Owned Aircraft. (Owned Aircraft Indenture, Section
4.02(e))

  Liens

     Continental is required to maintain each Aircraft free of any liens, other than the rights of the relevant Loan Trustee, the holders of the related Equipment Notes, Continental and, with respect to a Leased Aircraft, the Owner Participant and Owner Trustee arising under the applicable Indenture, the Lease (in the case of a Leased Aircraft) or the other operative documents related thereto, and other than certain limited liens permitted under such documents, including but not limited to (i) liens for taxes either not yet due or being contested in good faith by appropriate proceedings; (ii) materialmen's, mechanics' and other similar liens arising in the ordinary course of business and securing obligations that either are not yet delinquent for more than 60 days or are being contested in good faith by appropriate proceedings; (iii) judgment liens so long as such judgment is discharged or vacated within 60 days or the execution of such judgment is stayed pending appeal or discharged, vacated or reversed within 60 days after expiration of such stay; and (iv) any other lien as to which Continental has provided a bond or other security adequate in the reasonable opinion of the Owner Trustee; provided that in the case of each of the liens described in the foregoing clauses (i), (ii) and
(iii), such liens and proceedings do not involve any material risk of the sale, forfeiture or loss of such Aircraft or the interest of any Participant therein or impair the lien of the relevant Indenture. (Leases, Section 6; Owned Aircraft Indenture, Section 4.01)

  Replacement of Parts; Alterations

     Continental is obligated to replace all parts at its expense that may from time to time be incorporated or installed in or attached to any Aircraft and that may become lost, damaged beyond repair, worn out, stolen, seized, confiscated or rendered permanently unfit for use. Continental or any permitted sublessee has the right, at its own expense, to make such alterations, modifications and additions with respect to each Aircraft as it deems desirable in the proper conduct of its business and to remove parts which it deems to be obsolete or no longer suitable or appropriate for use, so long as such alteration, modification, addition or removal does not materially diminish the fair market value, utility or useful life of the related Aircraft or Engine or invalidate the Aircraft's airworthiness certificate. (Leases, Section 8.1 and Annex C; Owned Aircraft Indenture, Section 4.04(d))

  Insurance

     Continental is required to maintain, at its expense (or at the expense of a permitted lessee, in the case of the Owned Aircraft, or a permitted sublessee, in the case of a Leased Aircraft), all-risk aircraft hull insurance covering each Aircraft, at all times in an amount not less than the stipulated loss value of such Aircraft (which will exceed the aggregate outstanding principal amount of the Equipment Notes relating to such Aircraft, together with accrued interest thereon). However, after giving effect to self-insurance permitted as described below, the amount payable under such insurance may be less than such amounts payable with respect to the Equipment Notes. In the event of a loss involving insurance proceeds in excess of $3,500,000 per occurrence ($7,500,000 per occurrence in the case of Boeing 777-200 aircraft), such proceeds up to the stipulated loss value of the relevant Aircraft will be payable to the applicable Loan Trustee, for so long as the relevant Indenture shall be in effect. In the event of a loss involving insurance proceeds of up to $3,500,000 per occurrence ($7,500,000 per occurrence in the case of Boeing 777-200 aircraft) such proceeds will be payable directly to Continental so long as an Indenture Event of Default does not exist with respect to the Owned Aircraft Indenture or (in the case of a Leased Aircraft) the Owner Trustee has not notified the insurance underwriters that a Lease Event of Default exists. So long as the loss does not constitute an Event of Loss, insurance proceeds will be applied to repair or replace the property. (Leases, Sections 11 and Annex D; Owned Aircraft Indenture, Section 4.06)

     In addition, Continental is obligated to maintain comprehensive airline liability insurance at its expense (or at the expense of a permitted lessee, in the case of an Owned Aircraft, or a permitted sublessee, in the case of a Leased Aircraft), including, without limitation, passenger liability, baggage liability, cargo and mail liability, hangarkeeper's liability and contractual liability insurance with respect to each Aircraft. Such liability insurance must be underwritten by insurers of nationally or internationally recognized responsibility. The amount of such liability insurance coverage per occurrence may not be less than the amount of comprehensive airline liability insurance from time to time applicable to aircraft owned or leased and operated by Continental of the same type and operating on similar routes as such Aircraft. (Leases, Section 11.1 and Annex D, Owned Aircraft Indenture, Section 4.06)

     Continental is also required to maintain war-risk, hijacking or allied perils insurance if it (or any permitted sublessee or lessee) operates any Aircraft, Airframe or Engine in any area of recognized hostilities or if Continental (or any permitted sublessee or lessee) maintains such insurance with respect to other aircraft operated on the same routes or areas on or in which the Aircraft is operated. (Leases, Annex D, Owned Aircraft Indenture, Section 4.06)

     Continental may self-insure under a program applicable to all aircraft in its fleet, but the amount of such self-insurance in the aggregate may not exceed 50% of the largest replacement value of any single aircraft in Continental's fleet or 1 -1/2% of the average aggregate insurable value (during the preceding policy year) of all aircraft on which Continental carries insurance, whichever is less, unless an insurance broker of national standing shall certify that the standard among all other major U.S. airlines is a higher level of self-insurance, in which case Continental may self-insure the Aircraft to such higher level. In addition, Continental may self-insure to the extent of any applicable deductible per Aircraft that does not exceed industry standards for major U.S. airlines. (Leases, Section 11.1 and Annex D, Owned Aircraft Indenture, Section 4.06(d))

     In respect of each Aircraft, Continental is required to name as additional insured parties the relevant Loan Trustee and holders of the Equipment Notes and (in the case of the Leased Aircraft) the relevant Owner Participant and Owner Trustee, in its individual capacity and as owner of such Aircraft, and in some cases certain other parties under all liability, hull and property and war risk, hijacking and allied perils insurance policies required with respect to such Aircraft. In addition, the insurance policies will be required to provide that, in respect of the interests of such additional insured persons, the insurance shall not be invalidated or impaired by any act or omission of Continental, any permitted sublessee or any other person. (Leases, Annex D, Owned Aircraft Indenture, Section 4.06)

  Lease Termination

     Unless a Lease Event of Default shall have occurred and is continuing, Continental may terminate any Lease on any Lease Payment Date occurring after the fifth anniversary occurred of the date on which such Lease commenced, if it makes a good faith determination that the Leased Aircraft subject to such Lease is economically obsolete or surplus to its requirements. Continental is required to give notice of its intention to exercise its right of termination described in this paragraph at least 90 days prior to the proposed date of termination, which notice may be withdrawn up to ten Business Days prior to such proposed date; provided that Continental may give only five such termination notices. In such a situation, unless the Owner Trustee elects to retain title to such Aircraft, Continental is required to use commercially reasonable efforts to sell such Aircraft as an agent for such Owner Trustee, and Owner Trustee will sell such Aircraft on the date of termination to the highest cash bidder. If such sale occurs, the Equipment Notes related thereto are required to be prepaid. If the net proceeds to be received from such sale are less than the termination value for such Aircraft (which is set forth in a schedule to each Lease), Continental is required to pay to the applicable Owner Trustee an amount equal to the excess, if any, of the applicable termination value for such Aircraft over such net proceeds. Upon payment of termination value for such Aircraft and an amount equal to the Make-Whole Premium, if any, payable on such date of payment, together with certain additional amounts, the lien of the relevant Indenture will be released, the relevant Lease will terminate, and the obligation of Continental thereafter to make scheduled rent payments under such Lease will cease. (Leases, Section 9; Leased Aircraft Indentures, Section 2.10(b))

     The Owner Trustee has the option to retain title to the Leased Aircraft if Continental has given a notice of termination under the Lease. In such event, such Owner Trustee will pay to the applicable Loan Trustee an amount sufficient to prepay the outstanding Equipment Notes issued with respect to such Aircraft (including the Make-Whole Premiums), in which case the lien of the relevant Indenture will be released, the relevant Lease will terminate and the obligation of Continental thereafter to make scheduled rent payments under such Lease will cease. (Leases, Section 9; Leased Aircraft Indentures, Sections 2.06 and 2.10(b))

  Events of Loss

     If an Event of Loss occurs with respect to the Airframe or the Airframe and Engines of an Aircraft, Continental must elect within 45 days after such occurrence either to make payment with respect to such Event of Loss or to replace such Airframe and any such Engines. Not later than the first Business Day following the earliest of (i) the 120th day following the date of occurrence of such Event of Loss, and (ii) the fourth Business Day following the receipt of the insurance proceeds in respect of such Event of Loss, Continental must either
(i) pay to the applicable Owner Trustee (in the case of a Leased Aircraft) or to the Owned Aircraft Trustee (in the case of the Owned Aircraft) the stipulated loss value of such Aircraft, together with certain additional amounts, but, in any case, without any Make-Whole Premium or (ii) unless any Lease Event of Default or failure to pay basic rent under the relevant Lease (in the case of a Leased Aircraft), an Indenture Event of Default or failure to pay principal or interest under the Owned Aircraft Indenture (in the case of the Owned Aircraft) or certain bankruptcy defaults shall have occurred and is continuing, substitute an airframe (or airframe and one or more engines, as the case may be) for the Airframe, or Airframe and Engine(s), that suffered such Event of Loss. (Leases, Sections 10.1.1 and 10.1.2; Leased Aircraft Indentures, Section 2.10(a); Owned Aircraft Indenture, Sections 2.10 and 4.05(a))

     If Continental elects to replace an Airframe (or Airframe and one or more Engines, as the case may be) that suffered such Event of Loss, it shall, in the case of a Leased Aircraft, convey to the related Owner Trustee title to an airframe (or airframe and one or more engines, as the case may be) or, in the case of an Owned Aircraft, subject such an airframe (or airframe and one or more engines) to the lien of the Owned Aircraft Indenture, and such replacement airframe or airframe and engines must be the same model as the Airframe or Airframe and Engines to be replaced or an improved model, with a value, utility and remaining useful life (without regard to hours or cycles remaining until the next regular maintenance check) at least equal to the Airframe or Airframe and Engines to be replaced, assuming that such Airframe and such Engines had been maintained in accordance with the related Lease or Owned Aircraft Indenture, as the case may be. Continental is also required to provide to the relevant Loan Trustee and (in the case of a Leased Aircraft) the relevant Owner Trustee and Owner Participant reasonably acceptable opinions of counsel to the effect, among other things, that (i) certain specified documents have been duly filed under the Transportation Code and (ii) such Owner Trustee and Leased Aircraft Trustee (as assignee of lessor's rights and interests under the Lease), in the case of a Leased Aircraft, or the Owned Aircraft Trustee, in the case of an Owned Aircraft, will be entitled to receive the benefits of Section 1110 of the U.S. Bankruptcy Code with respect to any such replacement airframe (unless, as a result of a change in law or court interpretation, such benefits are not then available). (Leases, Sections 10.1.3 and 10.3; Owned Aircraft Indenture, Section 4.05(c))

     If Continental elects not to replace such Airframe, or Airframe and Engine(s), then upon payment of the outstanding principal amount of the Equipment Notes issued with respect to such Aircraft (in the case of an Owned Aircraft) or the stipulated loss value for such Aircraft (in the case of a Leased Aircraft), together with all additional amounts then due and unpaid with respect to such Aircraft, which must be at least sufficient to pay in full as of the date of payment thereof the aggregate unpaid principal amount under such Equipment Notes together with accrued but unpaid interest thereon and all other amounts due and owing in respect of such Equipment Notes, the lien of the Indenture and (in the case of a Leased Aircraft) the Lease relating to such Aircraft shall terminate with respect to such Aircraft, the obligation of Continental thereafter to make the scheduled rent payments (in the case of a Leased Aircraft) or interest and principal payments (in the case of an Owned Aircraft) with respect thereto shall cease and (in the case of a Leased Aircraft) the related Owner Trustee shall transfer all of its right, title and interest in and to the related Aircraft to Continental. The stipulated loss value and other payments made under the Leases or the Owned Aircraft Indenture, as the case may be, by Continental shall be deposited with the applicable Loan Trustee. Amounts in excess of the amounts due and owing under the Equipment Notes issued with respect to such Aircraft will be distributed by such Loan Trustee to the applicable Owner Trustee or to Continental, as the case may be. (Leases, Section

10.1.2; Leased Aircraft Indentures, Sections 2.06 and 3.02; Owned Aircraft Indenture, Sections 2.10 and 4.05(a)(ii))

     If an Event of Loss occurs with respect to an Engine alone, Continental will be required to replace such Engine within 60 days after the occurrence of such Event of Loss with another engine, free and clear of all liens (other than certain permitted liens). Such replacement engine shall be the same make and model as the Engine to be replaced, or an improved model, suitable for installation and use on the Airframe, and having a value, utility and remaining useful life (without regard to hours or cycles remaining until overhaul) at least equal to the Engine to be replaced, assuming that such Engine had been maintained in accordance with the relevant Lease or the Owned Aircraft Indenture, as the case may be, immediately prior to the occurrence of the Event of Loss. (Leases, Section 10.2; Owned Aircraft Indenture, Section 4.05(a)(i))

     An Event of Loss with respect to an Aircraft, Airframe or any Engine means any of the following events with respect to such property: (i) the destruction of such property, damage to such property beyond economic repair or rendition of such property permanently unfit for normal use; (ii) the actual or constructive total loss of such property or any damage to such property or requisition of title or use of such property which results in an insurance settlement with respect to such property on the basis of a total loss or a constructive or compromised total loss; (iii) any theft, hijacking or disappearance of such property for a period of 180 consecutive days or more; (iv) any seizure, condemnation, confiscation, taking or requisition of title to such property by any governmental entity or purported governmental entity (other than a U.S. government entity or an entity of the country of registration of the relevant Aircraft) for a period exceeding 180 consecutive days or, if earlier, at the end of the term of such Lease (in the case of a Leased Aircraft) or the final maturity of the Equipment Notes (in the case of an Owned Aircraft); (v) in the case of any Leased Aircraft, any seizure, condemnation, confiscation, taking or requisition of use of such property by any U.S. government entity (or governmental entity of the country of registration of the relevant Aircraft) that continues until the 30th day after the last day of the term of the relevant Lease (unless the Owner Trustee shall have elected not to treat such event as an Event of Loss); (vi) as a result of any law, rule, regulation, order or other action by the FAA or any governmental entity, the use of such property in the normal course of Continental's business of passenger air transportation is prohibited for 180 consecutive days, unless Continental, prior to the expiration of such 180-day period, shall have undertaken and shall be diligently carrying forward steps which are necessary or desirable to permit the normal use of such property by Continental, but in any event if such use shall have been prohibited for a period of two consecutive years, provided that no Event of Loss shall be deemed to have occurred if such prohibition has been applicable to Continental's entire U.S. registered fleet of similar property and Continental, prior to the expiration of such two-year period, shall have conformed at least one unit of such property in its fleet to the requirements of any such law, rule, regulation, order or other action and commenced regular commercial use of the same and shall be diligently carrying forward, in a manner which does not discriminate against applicable property in so conforming such property, steps which are necessary or desirable to permit the normal use of such property by Continental, but in any event if such use shall have been prohibited for a period of three years or, in the case of the Leased Aircraft, such use shall be prohibited at the expiration of the term of the relevant Lease; or (vii) with respect to any Engine, any divestiture of title to such Engine shall be treated as an Event of Loss. (Leases, Section 7.2.6 and Annex A; Owned Aircraft Indenture, Annex A)

  Renewal and Purchase Options

     At the end of the term of each Lease after final maturity of the related Equipment Notes and subject to certain conditions, Continental will have certain options to renew such Lease for additional limited periods. In addition, Continental will have the right at the end of the term of each Lease to purchase the Aircraft subject thereto for an amount to be calculated in accordance with the terms of such Lease. (Leases, Section 17)

     In addition, Continental may have the right to purchase an Aircraft from the applicable Owner Trustee and assume, as direct obligations of Continental, the Equipment Notes issued with respect to such Aircraft. In such case, the Leased Aircraft Indenture relating to such Equipment Notes will be amended and restated to be substantially the same as an Owned Aircraft Indenture. See "Certain U.S. Federal Income Tax Consequences -- Taxation of Certificateholders Generally -- Trusts Classified as Grantor Trusts" for a discussion of certain tax consequences of such purchase and assumption.

  Events of Default under the Leases

     Lease Events of Default under each Lease include, among other things, (i) failure by Continental to make any payment of basic rent, stipulated loss value or termination value under such Lease within ten Business Days after the same shall have become due, or failure by Continental to pay any other amount due under such Lease or under any other related operative document within ten Business Days from and after the date of any written notice from the Owner Trustee or Loan Trustee of the failure to make such payment when due; (ii) failure by Continental to make any excluded payment (as defined) within ten Business Days after written notice that such failure constitutes a Lease Event of Default is given by the relevant Owner Participant to Continental and the relevant Loan Trustee; (iii) failure by Continental to carry and maintain insurance on and in respect of the Aircraft, Airframe and Engines, in accordance with the provisions of such Lease; (iv) failure by Continental to perform or observe any other covenant or agreement to be performed or observed by it under such Lease or the related Participation Agreement or any other related operative document (other than the related tax indemnity agreement between Continental and the Owner Participant), and such failure shall continue unremedied for a period of 30 days after written notice of such failure by the applicable Owner Trustee or Loan Trustee unless such failure is capable of being corrected and Continental shall be diligently proceeding to correct such failure, in which case there shall be no Lease Event of Default unless and until such failure shall continue unremedied for a period of 270 days after the receipt of such notice; (v) any representation or warranty made by Continental in such Lease or the related Participation Agreement or in any other related operative document (other than in the related tax indemnity agreement between Continental and the Owner Participant) shall prove to have been untrue or inaccurate in any material respect at the time made, such representation or warranty is material at the time in question and the same shall remain uncured (to the extent of the adverse impact thereof) for more than 30 days after the date of written notice thereof to Continental; and (vi) the occurrence of certain voluntary events of bankruptcy, reorganization or insolvency of Continental or the occurrence of involuntary events of bankruptcy, reorganization or insolvency which shall continue undismissed, unvacated or unstayed for a period of 90 days. (Leases, Section 14)

     Indenture Events of Default under the Owned Aircraft Indenture are discussed above under " -- Indenture Defaults, Notice and Waiver".

  Remedies Exercisable upon Events of Default under the Lease

     If a Lease Event of Default has occurred and is continuing, the applicable Owner Trustee may (or, so long as the Indenture shall be in effect, the applicable Loan Trustee may, subject to the terms of the Indenture) exercise one or more of the remedies provided in such Lease with respect to the related Aircraft. These remedies include the right to repossess and use or operate such Aircraft, to rescind or terminate such Lease, to sell or re-lease such Aircraft free and clear of Continental's rights, except as set forth in the Lease, and retain the proceeds, and to require Continental to pay, as liquidated damages any due and unpaid basic rent plus an amount equal to, at such Owner Trustee's (or, subject to the terms of the relevant Leased Aircraft Indenture, the Leased Aircraft Trustee's) option, either (i) the excess of the present value of all unpaid rent during the remainder of the term of such Lease over the present value of the fair market rental value of such Aircraft for the remainder of the term of such Lease or, (ii) the excess of the stipulated loss value of such Aircraft over the fair market sales value of such Aircraft or, if such Aircraft has been sold, the net sales proceeds from the sale of such Aircraft. (Leases, Section 15; Leased Aircraft Indentures, Section 4.04) If the Loan Trustee has validly terminated such Lease, the Loan Trustee may not sell or lease or otherwise afford the use of such Aircraft to Continental or any of its affiliates. (Leased Aircraft Indentures, Sections 4.03 and 4.04(a))

     Remedies under the Owned Aircraft Indentures are discussed above under "-- Remedies".

  Transfer of Owner Participant Interests

     Subject to certain restrictions, each Owner Participant may transfer all or any part of its interest in the related Leased Aircraft. (Participation Agreements, Section 10.1.1)

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                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following summary describes all material generally applicable U.S. federal income tax consequences to Certificateholders of the purchase, ownership and disposition of the Certificates offered hereby and in the opinion of Hughes Hubbard & Reed LLP, special tax counsel to Continental ("Tax Counsel"), is accurate in all material respects with respect to the matters discussed therein. This summary supplements (and, to the extent inconsistent therewith, replaces) the summary of U.S. federal income tax consequences set forth in the Prospectus. Except as otherwise specified, the summary is addressed to beneficial owners of Certificates ("U.S. Certificateholders") that are citizens or residents of the United States, corporations, partnerships or other entities created or organized in or under the laws of the United States or any state therein, estates the income of which is subject to U.S. federal income taxation regardless of its source, or trusts that meet the following two tests: (a) a U.S. court is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust ("U.S. Persons") that will hold the Certificates as capital assets. This summary does not address the tax treatment of U.S. Certificateholders that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or commodities, tax-exempt entities, holders that will hold Certificates as part of a straddle or holders that have a "functional currency" other than the U.S. Dollar, nor, except as specifically indicated, does it address the tax treatment of U.S. Certificateholders that do not acquire Certificates at the public offering price as part of the initial offering. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase Certificates. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States.

     The summary is based upon the tax laws and practice of the United States as in effect on the date of this Prospectus Supplement, as well as judicial and administrative interpretations thereof (in final or proposed form) available on or before such date. All of the foregoing are subject to change, which change could apply retroactively. Prospective investors should note that no rulings have been sought from the U.S. Internal Revenue Service (the "IRS") with respect to the tax consequences described below, and no assurance can be given that the IRS will not take contrary positions. The Trusts are not indemnified for any U.S. federal income taxes that may be imposed upon them, and the imposition of any such taxes on a Trust could result in a reduction in the amounts available for distribution to the Certificateholders of such Trust. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

TAX STATUS OF THE TRUSTS

     In the opinion of Tax Counsel, while there is no authority addressing the characterization of entities that are similar to the Trusts in all material respects, each of the Original Trusts should be classified as a grantor trust for U.S. federal income tax purposes. If, as may be the case, the Original Trusts are not classified as grantor trusts, they will, in the opinion of Tax Counsel, be classified as partnerships for U.S. federal income tax purposes and will not be classified as publicly traded partnerships taxable as corporations provided that at least 90% of each Original Trust's gross income for each taxable year of its existence is "qualifying income" (which is defined to include, among other things, interest income, gain from the sale or disposition of capital assets held for the production of interest income, and income derived with respect to a business of investing in securities). Tax Counsel believes that income derived by the Original Trusts from the Note Purchase Agreement and the Equipment Notes will constitute qualifying income and that the Original Trusts therefore will meet the 90% test, assuming that the Original Trusts operate in accordance with the terms of the Pass Through Trust Agreements and other agreements to which they are parties. In the opinion of Tax Counsel, the Successor Trusts will be classified as grantor trusts.

TAXATION OF CERTIFICATEHOLDERS GENERALLY

  Trusts Classified as Grantor Trusts

     Assuming that a Trust is classified as a grantor trust, a U.S. Certificateholder will be treated as owning its pro rata undivided interest in the relevant Deposits and each of the Equipment Notes, the Trust's contractual rights and obligations under the Note Purchase Agreement, and any other property held by the Trust. Accordingly, each U.S. Certificateholder's share of interest paid on Equipment Notes will be taxable as ordinary income, as it is paid or accrued, in accordance with such U.S. Certificateholder's method of accounting for U.S. federal income tax purposes, and a U.S. Certificateholder's share of premium, if any, paid on redemption of an Equipment Note will be treated as capital gain. Any Deposit Make-Whole Premium will be ordinary income. The Deposits will likely be subject to the original issue discount and contingent payment rules, with the result that a U.S. Certificateholder will be required to include interest income from a Deposit using the accrual method of accounting regardless of its normal method and with a possible slight deferral in the timing of income recognition as compared to holding a single debt instrument with terms comparable to a Certificate. Any amounts received by a Trust under a Liquidity Facility in order to make interest payments will be treated for U.S. federal income tax purposes as having the same characteristics as the payments they replace. An Owner Participant's conveyance of its interest in an owner trust should not constitute a taxable event to U.S. Certificateholders. However, if Continental were to assume an Owner Trust's obligations under the related Equipment Notes upon a purchase of a Leased Aircraft by Continental, such assumption would be treated for federal income tax purposes as a taxable exchange by U.S. Certificateholders of the Equipment Notes for "new" Equipment Notes resulting in the recognition of taxable gain or loss equal to the difference between the U.S. Certificateholder's adjusted basis in its interest in the Equipment Note and the amount realized on such exchange (except to the extent attributable to accrued interest, which would be taxable as interest income if not previously included in income). For this purpose the amount realized (and the issue price of the "new" Equipment Note) likely would be equal to the fair market value of the U.S. Certificateholder's pro rata share of the respective Equipment Note at such time.

     In the case of a subsequent purchaser of a Certificate, the purchase price for the Certificate should be allocated among the relevant Deposits and the assets held by the relevant Trust (including the Equipment Notes and the rights and obligations under the Note Purchase Agreement with respect to Equipment Notes not theretofore issued) in accordance with their relative fair market values at the time of purchase. Any portion of the purchase price allocable to the right and obligation under the Note Purchase Agreement to acquire an Equipment Note should be included in the purchaser's basis in its share of the Equipment Note when issued. Although the matter is not entirely clear, in the case of a purchaser after initial issuance of the Certificates but prior to the Delivery Period Termination Date, if the purchase price reflects a "negative value" associated with the obligation to acquire an Equipment Note pursuant to the Note Purchase Agreement being burdensome under conditions existing at the time of purchase (e.g., as a result of the interest rate on the unissued Equipment Notes being below market at the time of purchase of a Certificate), such negative value probably would be added to such purchaser's basis in its interest in the Deposits and the remaining assets of the Trust and reduce such purchaser's basis in its share of the Equipment Notes when issued. The preceding two sentences do not apply to purchases of Certificates following the Delivery Period Termination Date.

     A U.S. Certificateholder who is treated as purchasing an interest in a Deposit or an Equipment Note at a market discount (generally, at a cost less than its remaining principal amount) that exceeds a statutorily defined de minimis amount will be subject to the "market discount" rules of the Code. These rules provide, in part, that gain on the sale or other disposition of a debt instrument with a term of more than one year and partial principal payments (including partial redemptions) on such a debt instrument are treated as ordinary income to the extent of accrued but unrecognized market discount. The market discount rules also provide for deferral of interest deductions with respect to debt incurred to purchase or carry a debt instrument that has market discount. A U.S. Certificateholder who purchases an interest in a Deposit or an Equipment Note at a premium may elect to amortize the premium as an offset to interest income on the Deposit or Equipment Note under rules prescribed by the Code and Treasury regulations promulgated under the Code.

     Each U.S. Certificateholder will be entitled to deduct, consistent with its method of accounting, its pro rata share of fees and expenses paid or incurred by the corresponding Trust as provided in Section 162 or 212 of the Code. Certain fees and expenses, including fees paid to the Trustee and the Liquidity Provider, will be borne by parties other than the Certificateholders. It is possible that such fees and expenses will be treated as constructively received by the Trust, in which event a U.S. Certificateholder will be required to include in income and will be entitled to deduct its pro rata share of such fees and expenses. If a U.S. Certificateholder is an individual, estate or trust, the deduction for such holder's share of such fees or expenses will be allowed only to the extent that all of such holder's miscellaneous itemized deductions, including such holder's share of such fees and expenses, exceed 2% of such holder's adjusted gross income. In addition, in the case of U.S. Certificateholders who are individuals, certain otherwise allowable itemized deductions will be subject generally to additional limitations on itemized deductions under applicable provisions of the Code.

  Original Trusts Classified as Partnerships

     If an Original Trust is classified as a partnership (and not as a publicly traded partnership taxable as a corporation) for U.S. federal income tax purposes, income or loss with respect to the assets held by the Trust will be calculated at the Trust level but the Trust itself will not be subject to U.S. federal income tax. A U.S. Certificateholder would be required to report its share of the Trust's items of income and deduction on its tax return for its taxable year within which the Trust's taxable year (which should be a calendar year) ends as well as income from its interest in the relevant Deposits. A U.S. Certificateholder's basis in its interest in the Trust would be equal to its purchase price therefor (including its share of any funds withdrawn from the Depositary and used to purchase Equipment Notes), plus its share of the Trust's net income, minus its share of any net losses of the Trust, and minus the amount of any distributions from the Trust. In the case of an original purchaser of a Certificate that is a calendar year taxpayer, income or loss generally should be the same as it would be if the Trust were classified as a grantor trust, except that income or loss would be reported on an accrual basis even if the U.S. Certificateholder otherwise uses the cash method of accounting. A subsequent purchaser, however, generally would be subject to tax on the same basis as an original holder with respect to its interest in the Original Trust, and would not be subject to the market discount rules or the bond premium rules during the duration of the Original Trust.

EFFECT OF SUBORDINATION OF CLASS B AND CLASS C CERTIFICATEHOLDERS

     In the event that the Class B Trust or the Class C Trust (such Trusts being the "Subordinated Trusts" and the related Certificates being the "Subordinated Certificates") receives less than the full amount of the receipts of interest, principal or premium paid with respect to the Equipment Notes held by it (any shortfall in such receipts being the "Shortfall Amounts") because of the subordination of the Equipment Notes held by such Trust under the Intercreditor Agreement, the corresponding owners of beneficial interests in the Subordinated Certificates (the "Subordinated Certificateholders") would probably be treated for federal income tax purposes as if they had (1) received as distributions their full share of such receipts, (2) paid over to the relevant preferred class of Certificateholders an amount equal to their share of such Shortfall Amount, and (3) retained the right to reimbursement of such amounts to the extent of future amounts payable to such Subordinated Certificateholders with respect to such Shortfall Amount.

     Under this analysis, (1) Subordinated Certificateholders incurring a Shortfall Amount would be required to include as current income any interest or other income of the corresponding Subordinated Trust that was a component of the Shortfall Amount, even though such amount was in fact paid to the relevant preferred class of Certificateholders, (2) a loss would only be allowed to such Subordinated Certificateholders when their right to receive reimbursement of such Shortfall Amount becomes worthless (i.e., when it becomes clear that funds will not be available from any source to reimburse such loss), and (3) reimbursement of such Shortfall Amount prior to such a claim of worthlessness would not be taxable income to Subordinated Certificateholders because such amount was previously included in income. These results should not significantly affect the inclusion of income for Subordinated Certificateholders on the accrual method of accounting, but could accelerate inclusion of income to Subordinated Certificateholders on the cash method of accounting by, in effect, placing them on the accrual method.

DISSOLUTION OF ORIGINAL TRUSTS AND FORMATION OF NEW TRUSTS

     Assuming that the Original Trusts are classified as grantor trusts, the dissolution of an Original Trust and distribution of interests in the related Successor Trust will not be a taxable event to U.S. Certificateholders, who will continue to be treated as owing their shares of the property transferred from the Original Trust to the Successor Trust. If the Original Trusts are classified as partnerships, a U.S. Certificateholder will be deemed to receive its share of the Equipment Notes and any other property transferred by the Original Trust to the Successor Trust in liquidation of its interest in the Original Trust in a non-taxable transaction. In such case, the U.S. Certificateholder's basis in the property so received will be equal to its basis in its interest in the Original Trust, allocated among the various assets received in proportion to their bases in the hands of the Original Trusts, and the U.S. Certificateholder's holding period for the Equipment Notes and other property will include the Original Trust's holding period.

SALE OR OTHER DISPOSITION OF THE CERTIFICATES

     Upon the sale, exchange or other disposition of a Certificate, a U.S. Certificateholder generally will recognize capital gain or loss (subject to the possible recognition of ordinary income under the market discount rules) equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued interest which will be taxable as ordinary income) and the U.S. Certificateholder's adjusted tax basis in the Note Purchase Agreement, Equipment Notes and any other property held by the corresponding Trust. Any gain or loss will be long-term capital gain or loss to the extent attributable to property held by the Trust for more than one year. In the case of individuals, estates and trusts, the maximum rate of tax on net long-term capital gains generally is 20%, except that a maximum rate of 28% applies to property held for more than one year but not more than 18 months. Any gain with respect to an interest in a Deposit likely will be treated as ordinary income. Notwithstanding the foregoing, if the Original Trusts are classified as partnerships, gain or loss with respect to an interest in an Original Trust will be calculated and characterized by reference to the U.S. Certificateholder's adjusted tax basis and holding period for its interest in the Original Trust.

FOREIGN CERTIFICATEHOLDERS

     Subject to the discussion of backup withholding below, payments of principal and interest on the Equipment Notes to, or on behalf of, any beneficial owner of a Certificate that is not a U.S. Person (a "Non-U.S. Certificateholder") will not be subject to U.S. federal withholding tax; provided, in the case of interest, that (i) such Non-U.S. Certificateholder does not actually or constructively own 10% or more of the total combined voting power of all classes of Continental or any Owner Participant or any transferee of such Owner Participant's interest in the relevant owner trust, (ii) such Non-U.S. Certificateholder is not a controlled foreign corporation for U.S. tax purposes that is related to Continental or any Owner Participant or any transferee of such Owner Participant's interest in the relevant owner trust and
(iii) either (A) the Non-U.S. Certificateholder certifies, under penalties of perjury, that it is not a U.S. Person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Certificate certifies, under penalties of perjury, that such statement has been received from the Non-U.S. Certificateholder by it or by another financial institution and furnishes the payor with a copy thereof. The IRS issued final regulations on October 6, 1997 which modify the certification requirements described in clause (iii) with respect to certain payments made after December 31, 1998.

     Any capital gain realized upon the sale, exchange, retirement or other disposition of a Certificate or upon receipt of premium paid on an Equipment Note by a Non-U.S. Certificateholder will not be subject to U.S. federal income or withholding taxes if (i) such gain is not effectively connected with a U.S. trade or business of the holder and (ii) in the case of an individual, such holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition or receipt.

BACKUP WITHHOLDING

     Payments made on the Certificates and proceeds from the sale of Certificates will not be subject to a backup withholding tax of 31% unless, in general, the Certificateholder fails to comply with certain reporting procedures or otherwise fails to establish an exemption from such tax under applicable provisions of the Code.

                             CERTAIN DELAWARE TAXES

     The Trustee is a Delaware banking corporation with its corporate trust office in Delaware. In the opinion of Richards, Layton & Finger, Wilmington, Delaware, counsel to the Trustee, under currently applicable law, assuming that the Trusts will not be taxable as corporations, but, rather, will be classified as grantor trusts under subpart E, Part I of Subchapter J of the Code or as partnerships under Subchapter K of the Code, (i) the Trusts will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof and (ii) Certificateholders that are not residents of or otherwise subject to tax in Delaware will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate.

     Neither the Trusts nor the Certificateholders will be indemnified for any state or local taxes imposed on them, and the imposition of any such taxes on a Trust could result in a reduction in the amounts available for distribution to the Certificateholders of such Trust. In general, should a Certificateholder or any Trust be subject to any state or local tax which would not be imposed if the Trustee were located in a different jurisdiction in the United States, the Trustee will resign and a new Trustee in such other jurisdiction will be appointed.

                              ERISA CONSIDERATIONS

     ERISA imposes certain requirements on employee benefit plans subject to Title I of ERISA ("ERISA Plans"), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA's general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan's investments be made in accordance with the documents governing the Plan.

     Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, "Plans")) and certain persons (referred to as "parties in interest" or "disqualified persons") having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

     The Department of Labor has promulgated a regulation, 29 CFR Section 2510.3-101 (the "Plan Asset Regulation"), describing what constitutes the assets of a Plan with respect to the Plan's investment in an entity for purposes of ERISA and Section 4975 of the Code. Under the Plan Asset Regulation, if a Plan invests (directly or indirectly) in a Certificate, the Plan's assets will include both the Certificate and an undivided interest in each of the underlying assets of the corresponding Trust, including the Equipment Notes held by such Trust, unless it is established that equity participation in the Trust by benefit plan investors (including but not limited to Plans and entities whose underlying assets include Plan assets by reason of an employee benefit plan's investment in the entity) is not "significant" within the meaning of the Plan Asset Regulation. In this regard, the extent to which there is equity participation in a particular Trust by, or on behalf of, employee benefit plans will not be monitored. If the assets of a Trust are deemed to constitute the assets of a Plan, transactions involving the assets of such Trust could be subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code unless a statutory or administrative exemption is applicable to the transaction.

     The fiduciary of a Plan that proposes to purchase and hold any Certificates should consider, among other things, whether such purchase and holding may involve (i) the direct or indirect extension of credit to a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Plan and a party in interest or a disqualified person, and (iii) the transfer to, or use by or for the benefit of, a party in interest or a disqualified person, of any Plan assets. Such parties in interest or disqualified persons could include, without limitation, Continental and its affiliates, the Owner Participants, the Underwriters, the Trustees, the Escrow Agent, the Depositary, the Owner Trustees and the Liquidity Provider. In addition, whether or not the assets of a Trust are deemed to be Plan assets under the Plan Asset Regulation, if Certificates are purchased by a Plan and Certificates of a subordinate Class are held by a party in interest or a disqualified person with respect to such Plan, the exercise by the holder of the subordinate Class of Certificates of its right to purchase the senior Classes of Certificates upon the occurrence and during the continuation of a Triggering Event could be considered to constitute a prohibited transaction unless a statutory or administrative exemption were applicable. Depending on the identity of the Plan fiduciary making the decision to acquire or hold Certificates on behalf of a Plan, Prohibited Transaction Class Exemption ("PTCE") 91-38 (relating to investments by bank collective investment funds), PTCE 84-14 (relating to transactions effected by a "qualified professional asset manager"), PTCE 95-60 (relating to investments by an insurance company general account), PTCE 96-23 (relating to transactions directed by an in-house professional asset manager) or PTCE 90-1 (relating to investments by insurance company pooled separate accounts) (collectively, the "Class Exemptions") could provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code. However, there can be no assurance that any of these Class Exemptions or any other exemption will be available with respect to any particular transaction involving the Certificates.

     Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel before purchasing any Certificates.

     Any Plan fiduciary which proposes to cause a Plan to purchase any Certificates should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and
Section 4975 of the Code to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA.

     In addition to the Class Exemptions referred to above, an individual exemption may apply to the purchase, holding and secondary market sale of Class A Certificates by Plans, provided that certain specified conditions are met. In particular, the Department of Labor has issued individual administrative exemptions to the Underwriters which are substantially the same as the administrative exemption issued to Morgan Stanley & Co. Incorporated, Prohibited Transaction Exemption 90-24 et al. (55 Fed. Reg. 20,548 (1990)), as amended (the "Underwriter Exemption"). The Underwriter Exemption generally exempts from the application of certain, but not all, of the prohibited transaction provisions of
Section 406 of ERISA and Section 4975 of the Code certain transactions relating to the initial purchase, holding and subsequent secondary market sale of pass through certificates which represent an interest in a trust that holds secured credit instruments that bear interest or are purchased at a discount in transactions by or between business entities (including equipment notes secured by leases) and certain other assets, provided that certain conditions set forth in the Underwriter Exemption are satisfied.

     The Underwriter Exemption sets forth a number of general and specific conditions which must be satisfied for a transaction involving the initial purchase, holding or secondary market sale of certificates representing a beneficial ownership interest in a trust to be eligible for exemptive relief thereunder. In particular, the Underwriter Exemption requires that the acquisition of certificates by a Plan be on terms that are at least as favorable to the Plan as they would be in an arm's-length transaction with an unrelated party; the rights and interests evidenced by the certificates not be subordinated to the rights and interests evidenced by other certificates of the same trust estate; the certificates at the time of acquisition by the Plan be rated in one of the three highest generic rating categories by Moody's, Standard & Poor's, Duff & Phelps Inc. or Fitch Investors Service, Inc.; and the investing Plan be an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Commission under the Securities Act.

     In addition, the trust corpus generally must be invested in qualifying receivables, such as the Equipment Notes, but may not in general include a pre-funding account (except for a limited amount of pre-funding which is invested in qualifying receivables within a limited period of time following the closing not to exceed three months).

     With respect to the investment restrictions set forth in the Underwriter Exemption, an investment in a Certificate will evidence both an interest in the respective Original Trust as well as an interest in the Deposits held in escrow by an Escrow Agent for the benefit of the Certificateholder. Under the terms of the Escrow Agreement, the proceeds from the Offering of the Certificates of each Class will be paid over by the Underwriters to the Depositary on behalf of the Escrow Agent (for the benefit of such Certificateholders as the holders of the Escrow Receipts) and will not constitute property of the Original Trusts. Under the terms of each Escrow Agreement, the Escrow Agent will be irrevocably instructed to enter into the Deposit Agreements with the Depositary and to effect withdrawals upon the receipt of appropriate notice from the relevant Trustee so as to enable such Trustee to purchase the identified Equipment Notes on the terms and conditions set forth in the Note Purchase Agreement. Interest on the Deposits relating to each Trust will be paid to the Certificateholders of such Trust as Receiptholders through a Paying Agent appointed by the Escrow Agent. Pending satisfaction of such conditions and withdrawal of such Deposits, the Escrow Agent's rights with respect to the Deposits will remain plan assets subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code.

     There can be no assurance that the Department of Labor would agree that the Underwriter Exemption will be applicable to Class A Certificates in these circumstances. In particular, the Department of Labor might assert that the escrow arrangement is tantamount to an impermissible pre-funding rendering the Underwriter Exemption inapplicable. In addition, even if all of the conditions of the Underwriter Exemption are satisfied with respect to the Class A Certificates, no assurance can be given that the Exemption would apply with respect to all transactions involving the Class A Certificates or the assets of the Class A Trust. In particular, it appears that the Underwriter Exemption would not apply to the purchase by Class B Certificateholders or Class C Certificateholders of Class A Certificates in connection with the exercise of their rights upon the occurrence and during the continuance of a Triggering Event. Therefore, the fiduciary of a Plan considering the purchase of a Class A Certificate should consider the availability of the exemptive relief provided by the Exemption, as well as the availability of any other exemptions that may be applicable.

     The Underwriter Exemption does not apply to the Class B or Class C Certificates.

     Each person who acquires or accepts a Certificate or an interest therein, will be deemed by such acquisition or acceptance to have represented and warranted that either: (i) no Plan assets have been used to purchase such Certificate or an interest therein or (ii) the purchase and holding of such Certificate or interest therein are exempt from the prohibited transaction restrictions of ERISA and the Code pursuant to one or more prohibited transaction statutory or administrative exemptions.

                              PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among Continental and the Underwriters listed below (the "Underwriters") relating to the Certificates, Continental has agreed to cause each Trust to sell to each of the Underwriters, and each of such Underwriters has severally agreed to purchase the respective aggregate amounts of Certificates set forth after their names below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Certificates if any Certificates are purchased thereunder.

                                                            PRINCIPAL      PRINCIPAL      PRINCIPAL
                                                            AMOUNT OF      AMOUNT OF      AMOUNT OF
                                                             CLASS A        CLASS B        CLASS C
UNDERWRITER                                                CERTIFICATES   CERTIFICATES   CERTIFICATES
---------------------------------------------------------  ------------   ------------   ------------
Morgan Stanley & Co. Incorporated........................
Credit Suisse First Boston Corporation...................
Chase Securities Inc. ...................................
Salomon Brothers Inc ....................................
                                                             --------       --------       --------
          Total..........................................    $              $              $
                                                             ========       ========       ========

     The Underwriters have advised Continental that the Underwriters propose initially to offer the Certificates of each Class to the public at the public offering price for such Class set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of the amounts for the respective Class set forth below. The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of the amounts for the respective Class set forth below. After the initial public offering, the public offering prices and such concessions may be changed.

             PASS THROUGH                CONCESSION   REALLOWANCE
        CERTIFICATE DESIGNATION          TO DEALERS    CONCESSION
---------------------------------------  -----------  ------------
     1997-4A...........................
     1997-4B...........................
     1997-4C...........................

     Continental does not intend to apply for the listing of the Certificates on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Certificates, as permitted by applicable laws and regulations. No Underwriter is obligated, however, to make a market in the Certificates, and any such market-making may be discontinued at any time at the sole discretion of such Underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Certificates.

     The Underwriting Agreement provides that Continental will reimburse the Underwriters for certain expenses and will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     Credit Suisse First Boston, New York Branch, the Depositary, is an affiliate of Credit Suisse First Boston Corporation. From time to time, several of the Underwriters or their affiliates perform investment banking and advisory services for, and provide general financing and banking services to, Continental and its affiliates. In particular, The Chase Manhattan Bank, an affiliate of Chase Securities Inc., is a lender to Continental under several loan agreements.

     In order to facilitate the offering of the Certificates, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Certificates. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Certificates for their own account. In addition, to cover over allotments or to stabilize the price of the Certificates, the Underwriters may bid for, and purchase, Certificates in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing Certificates in the Offering, if the syndicate repurchases previously distributed Certificates in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Certificates above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     The validity of the Certificates is being passed upon for Continental by Hughes Hubbard & Reed LLP, New York, New York, and for the Underwriters by Shearman & Sterling, New York, New York. Both Hughes Hubbard & Reed LLP and Shearman & Sterling will rely on the opinion of Richards, Layton & Finger, Wilmington, Delaware, counsel for Wilmington Trust Company, as Trustee, as to matters of Delaware law relating to the Pass Through Trust Agreements. Shearman & Sterling from time to time provides legal services to Continental.

                                    EXPERTS

     The consolidated financial statements (including financial statement schedules) of Continental Airlines, Inc. appearing in Continental Airlines, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996, incorporated by reference in the Prospectus accompanying this Prospectus Supplement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon. Such consolidated financial statements are incorporated therein in reliance upon such reports of Ernst & Young LLP given upon the authority of such firm as experts in accounting and auditing.

     The references to AISI, BK and MBA, and to their respective appraisal reports, each dated as of October 6, 1997, are included herein in reliance upon the authority of each such firm as an expert with respect to the matters contained in its appraisal report.

                          APPENDIX I -- INDEX OF TERMS

                                      PAGE
                                    ---------
ABN AMRO..........................       S-11
Adjusted Expected Distributions...       S-23
Administration Expenses...........       S-70
Aeroflot..........................       S-44
Aggregate LTV Collateral Amount...       S-24
Air Partners......................       S-36
Aircraft..........................        S-1
Aircraft Operative Agreements.....       S-58
AISI..............................        S-6
AMI...............................       S-33
APB 15............................       S-30
Appraised Current Market Value....       S-25
Appraisers........................        S-6
Assumed Aggregate Aircraft
  Value...........................        S-7
Assumed Aircraft Value............       S-80
Assumed Amortization Schedule.....       S-50
Average Life Date.................       S-79
Average Yield.....................       S-36
Base Rate.........................       S-66
Basic Agreement...................        S-1
BK................................        S-6
Boeing............................       S-32
Branch............................       S-63
Business Day......................       S-50
Cash Collateral Account...........       S-21
CDG...............................       S-45
Cede..............................       S-60
Certificate Account...............       S-49
Certificate Owner.................       S-60
Certificateholders................       S-12
Certificates......................        S-1
City..............................       S-34
Class A Certificates..............       S-10
Class A Trust.....................        S-1
Class A Trustee...................       S-22
Class B Certificates..............       S-10
Class B Trust.....................        S-1
Class B Trustee...................       S-22
Class C Certificates..............       S-10
Class C Trust.....................        S-1
Class C Trustee...................       S-22
Class D Certificates..............       S-12
Class D Trust.....................       S-13
Class D Trustee...................       S-22
Class Exemptions..................       S-97
CMI...............................       S-42

                                      PAGE
                                    ---------
Code..............................       S-27
Commission........................       S-46
Company...........................        S-1
Continental.......................        S-1
Controlling Party.................       S-25
Convention........................       S-86
Credit Facility...................       S-33
CSFB..............................       S-62
Current Distribution Date.........       S-22
default...........................       S-53
Delivery Period...................        S-1
Delivery Period Termination
  Date............................        S-2
Deposit...........................        S-1
Deposit Agreement.................        S-1
Deposit Make-Whole Premium........       S-62
Depositary........................        S-1
disqualified persons..............       S-96
Distribution Date.................       S-22
Downgrade Drawing.................       S-21
DTC...............................       S-60
DTC Participants..................       S-60
EPS...............................       S-30
Equipment.........................       S-83
Equipment Notes...................        S-1
ERISA.............................       S-27
ERISA Plans.......................       S-96
Escrow Agent......................        S-1
Escrow Agreement..................        S-1
Escrow Receipts...................       S-10
EVA...............................       S-44
Excusable Delay...................       S-75
Expected Distributions............       S-22
Express...........................       S-42
FAA...............................       S-36
Facility..........................       S-33
Final Distributions...............       S-26
Final Drawing.....................       S-21
Final Maturity Date...............       S-48
financial institution.............       S-97
Gulfstream........................       S-43
H.15(519).........................       S-79
IAH Bonds.........................       S-34
Indenture Default.................       S-52
Indentures........................       S-11
Intercreditor Agreement...........       S-22
Interest Drawings.................       S-19

                                      PAGE
                                    ---------
IRS...............................       S-92
Issuance Date.....................       S-21
Lease.............................       S-85
Lease Event Of Default............       S-52
Lease Payment Date................       S-85
Leased Aircraft...................        S-1
Leased Aircraft Indenture.........       S-11
Leased Aircraft Trustee...........       S-11
LIBOR.............................       S-66
Liquidity Event Of Default........       S-67
Liquidity Expenses................       S-69
Liquidity Facility................       S-19
Liquidity Obligations.............       S-20
Liquidity Providers...............       S-11
Loan Trustees.....................       S-11
LTV Appraisal.....................       S-25
LTV Collateral Amount.............       S-24
LTV Ratio.........................       S-25
LTVs..............................        S-7
Make-Whole Premium................       S-78
Mandatory Document Terms..........       S-58
Mandatory Economic Terms..........       S-57
Maximum Amount....................       S-62
Maximum Available Commitment......       S-20
MBA...............................        S-6
Minimum Sale Price................       S-27
Moody's...........................       S-27
most recent H.15(519).............       S-79
New Trustee.......................        S-3
NOLs..............................       S-35
Non-Extension Drawing.............       S-21
Non-Performing Equipment Notes....       S-24
Non-U.S. Certificateholder........       S-95
Note Holders......................       S-58
Note Purchase Agreement...........       S-11
Offering..........................       S-10
Original Trustee..................        S-3
Original Trusts...................        S-2
Owned Aircraft....................        S-1
Owned Aircraft Indenture..........       S-11
Owned Aircraft Trustee............       S-11
Owner Participant.................       S-19
Owner Trustee.....................        S-1
Par Redemption Amount.............        S-2
Participation Agreement...........       S-15
parties in interest...............       S-96
Pass Through Trust Agreements.....        S-1
Paying Agent......................       S-10
                                      PAGE
                                    ---------
Paying Agent Account..............       S-49
Performing Equipment Note.........       S-20
Plan Asset Regulation.............       S-96
Plans.............................       S-96
Pool Balance......................       S-50
Pool Factor.......................       S-50
Premium Termination Date..........       S-17
Prospectus........................        S-5
PTC Event Of Default..............       S-13
PTCE..............................       S-97
qualifying income.................       S-92
Rating Agencies...................       S-27
Receiptholder.....................       S-63
Regular Distribution Dates........       S-48
Remaining Weighted Average Life...       S-79
Replacement Facility..............       S-65
Required Amount...................       S-19
Scheduled Payments................       S-48
Section 1110 Period...............       S-20
Section 382.......................       S-35
Series A Equipment Notes..........        S-2
Series B Equipment Notes..........        S-2
Series C Equipment Notes..........        S-2
Series D Equipment Notes..........        S-2
SFAS 128..........................       S-30
Shortfall Amounts.................       S-94
SOP 90-7..........................       S-32
Special Distribution Date.........       S-49
Special Payment...................       S-49
Special Payments Account..........       S-49
Standard & Poor's.................       S-27
Stated Interest Rates.............       S-19
Stated Portion....................       S-19
Subordinated Certificateholders...       S-94
Subordinated Certificates.........       S-94
Subordinated Trusts...............       S-94
Subordination Agent...............       S-10
Substitute Aircraft...............       S-75
Successor Trust...................        S-3
Tax Counsel.......................       S-92
Teamsters.........................       S-35
Termination Notice................       S-67
Threshold Rating..................       S-65
Ticket Tax........................       S-36
Transfer Date.....................        S-2
Transportation Code...............       S-55
Treasury Yield....................       S-78
Triggering Event..................       S-13

                                      PAGE
                                    ---------
Trust Agreements..................       S-76
Trust Indenture Act...............       S-55
Trust Property....................       S-11
Trust Supplement..................        S-1
Trustee...........................        S-1
Trusts............................        S-1
U.S. Certificateholders...........       S-94
U.S. Persons......................       S-94
                                      PAGE
                                    ---------
UMDA..............................       S-33
Underwriter Exemption.............       S-97
Underwriters......................       S-99
Underwriting Agreement............       S-99
Virgin............................       S-44
West LB...........................       S-11
Winterthur........................       S-62

[AIRCRAFT INFORMATION SERVICES, INC. LOGO]           Appendix II-Apraisal Letter

06 October 1997

Continental Airlines
2929 Allen Parkway
Houston, TX 77019

Subject: AISI Report No.: A7D098BVO
         AISI Sight Unseen New Aircraft Base Value Appraisal, Five B737-500, Six B737-700, Ten B737-800 and Three B777-200IGW Aircraft.


Dear Gentlemen:

In response to your request, Aircraft Information Services, Inc. (AISI) is pleased to offer Continental Airlines our opinion of the sight unseen base market value of various new aircraft scheduled to be delivered from the manufacturer to Continental Airlines between April 1998 and November 1998 as listed and defined in Table I.


1. Methodology and Definitions

The method used by AISI in its valuation of the Aircraft was based both on a review of information and Aircraft specifications supplied by Continental Airlines and also on a review of present and past market conditions, various expert opinions (such as aircraft brokers and financiers) and information contained in AISI's databases that help determine aircraft availability and price data and thus arrive at the appraised base values for the new aircraft to be delivered to Continental Airlines.

The historical standard term of reference for commercial aircraft value has been 'half-life fair market value' of an 'average' aircraft. However, 'fair market value' could mean a fair value in the given market or a value in a hypothetical 'fair' or balanced market, and the two definitions are not equivalent. Recently, the term 'base value' has been created to describe the theoretical balanced market condition and to avoid the potentially misleading term 'fair market value' which has now become synonymous with the term 'current market value' or a 'fair' value in the actual current market. AISI value definitions are consistent with those of the International Society of Transport Aircraft Trading (ISTAT) of 01 January 1994; AISI is a member of that organization and employs an ISTAT Certified Senior Aircraft Appraiser.

AISI defines a 'base value' as that of a transaction between equally willing and informed buyer and seller, neither under compulsion to buy or sell, for a single unit cash transaction with no hidden value or liability, and with supply and demand of the sale item roughly in balance. Base



      Headquarters, 23232 Peralta Drive, Suite 115, Laguna Hills, CA 92653
                     TEL: 714-830-0101   FAX: 714-830-1101

                                                                     [AISI LOGO]


06 October 1997
AISI File No. A7D098BVO
Page - 2 -


values are typically given for aircraft in 'new' condition, 'average half-life' condition, or in a specifically described condition unique to a single aircraft at a specific time. An 'average' aircraft is an operable airworthy aircraft in average physical condition and with average accumulated flight hours and cycles, with clear title and standard unrestricted certificate of airworthiness, and registered in an authority which does not represent a penalty to aircraft value or liquidity, with no damage history and with inventory configuration and level of modification which is normal for its intended use and age. AISI assumes average condition unless otherwise specified in this report. 'Half-life' condition assumes that every component or maintenance service which has a prescribed interval that determines its service life, overhaul interval or interval between maintenance services, is at a condition which is one-half of the total interval. It should be noted that AISI and ISTAT value definitions apply to a transaction involving a single aircraft, and that transactions involving more than one aircraft are often executed at considerable and highly variable discounts to a single aircraft price, for a variety of reasons relating to an individual buyer or seller.

AISI defines a 'current market value' or 'fair market value' as that value which reflects the real market conditions, whether at, above or below the base value conditions. Assumption of a single unit sale and definitions of aircraft condition, buyer/seller qualifications and type of transaction remain unchanged from that of base value. Current market value takes into consideration the status of the economy in which the aircraft is used, the status of supply and demand for the particular aircraft type, the value of recent transactions and the opinions of informed buyers and sellers. Current market value assumes that there is no short term time constraint to buy or sell.

AISI encourages the use of base values to consider historical trends, to establish a consistent baseline for long term value comparisons and future value considerations, or to consider how actual market values vary from theoretical base values. Base values are less volatile than current market values and tend to diminish regularly with time. Base values are normally inappropriate to determine near term values. AISI encourages the use of current market values to consider the probable near term value of an aircraft.


2. Valuation

Following is AISI's opinion of the base market value for the subject aircraft on their respective scheduled delivery dates in current USDollars. Valuations are presented in Table I subject to the assumptions, definitions and disclaimers herein.

                                                                     [AISI LOGO]


06 October 1997
AISI File No. A7D098BVO
Page - 3 -


Unless otherwise agreed by Aircraft Information Services, Inc. (AISI) in writing, this report shall be for the sole use of the client/addressee. This report is offered as a fair and unbiased assessment of the subject aircraft. AISI has no past, present, or anticipated future interest in the subject aircraft. The conclusions and opinions expressed in this report are based on published information, information provided by others, reasonable interpretations and calculations thereof and are given in good faith. Such conclusions and opinions are judgments that reflect conditions and values which are current at the time of this report. The values and conditions reported upon are subject to any subsequent change. AISI shall not be liable to any party for damages arising out of reliance or alleged reliance on this report, or for any parties action or failure to act as a result of reliance or alleged reliance on this report.



Sincerely,

AIRCRAFT INFORMATION SERVICES, INC.


/s/ Fred E. Bearden

Fred E. Bearden
President
FB/JDM/jm

                                                                     [AISI LOGO]


                  Continental Airlines - AISI File # A7D098BVO
                                 October 6, 1997

                                     TABLE I


        Scheduled
      Manufacturer's         Tentative Aircraft Tail      Current USDollars
      Delivery Date                  Number              Delivery Base Value
      -------------                  ------              -------------------
                   B737-500, CFM56-3B1 ENGINES, 129,500LB MTOW

         Apr-98                       656                   $ 33,660,000
         May-98                       657                   $ 33,740,000
         Jun-98                       658                   $ 33,830,000
         Jul-98                       659                   $ 33,910,000
         Aug-98                       660                   $ 33,990,000

                  B737-700, CFM56-7B24 ENGINES, 153,000LB MTOW

         Apr-98                       705                   $ 40,880,000
         Apr-98                       706                   $ 40,880,000
         Apr-98                       707                   $ 40,880,000
         Apr-98                       708                   $ 40,880,000
         Aug-98                       709                   $ 41,280,000
         Aug-98                       710                   $ 41,280,000

                  B737-800, CFM56-7B26 ENGINES, 172,500LB MTOW

         May-98                       201                   $ 45,160,000
         May-98                       202                   $ 45,160,000
         May-98                       203                   $ 45,160,000
         Jun-98                       204                   $ 45,270,000
         Jun-98                       205                   $ 45,270,000
         Jun-98                       206                   $ 45,270,000
         Jul-98                       207                   $ 45,380,000
         Jul-98                       208                   $ 45,380,000
         Jul-98                       209                   $ 45,380,000
         Aug-98                       210                   $ 45,490,000

                    B777-200IGW, GE90 ENGINES, 580,000LB MTOW

         Sep-98                      1001                   $138,670,000
         Oct-98                      1002                   $139,000,000
         Nov-98                      1003                   $139,330,000

                               BK ASSOCIATES, INC.
                             1295 NORTHERN BOULEVARD
                            MANHASSET, NEW YORK 11030
                       (516) 365-6272 - FAX (516) 365-6287




                                    October 6, 1997




CONTINENTAL AIRLINES
2929 Allen Parkway
Houston, TX 77019


Gentlemen:

In response to your request, BK Associates, Inc. is pleased to provide this opinion on the base value (BV) as of October 1997 on each of five B737-524, six B737-724, 10 B737-824 and three B777-200 aircraft (Aircraft), which are expected to be delivered to Continental Airlines between April 1998 and November 1998. The B777 aircraft are each powered by two General Electric GE90 series engines, the B737-724 by CFM International CFM56-7B24, the B737-524 by CFM56-3B1, and the B737-824 by CFM56-7B26 engines.

Set forth below is a summary of the methodology, considerations and assumptions utilized in this appraisal.

CURRENT FAIR MARKET VALUE

According to the International Society of Transport Aircraft Trading's (ISTAT) definition of fair market value, to which BK Associates subscribes, the quoted fair market value is the Appraiser's opinion of the most likely trading price that may be generated for an aircraft under the market circumstances that are perceived to exist at the time in question. The fair market value assumes that the aircraft is valued for its highest and best use, that the parties to the hypothetical sale transaction are willing, able, prudent and knowledgeable, and under no unusual pressure for a prompt sale, and that the transaction would be negotiated in an open and unrestricted market on an arm's length basis, for cash or equivalent consideration, and given an adequate amount of time for effective exposure to prospective buyers, which BK Associates considers to be 12 to 18 months.

                                                             BK ASSOCIATES, INC.


Continental Airlines, Inc.
October 6, 1997
Page 2


BASE VALUE

Base value is the Appraiser's opinion of the underlying economic value of an aircraft in an open, unrestricted, stable market environment with a reasonable balance of supply and demand, and assumes full consideration of its "highest and best use". An aircraft's base value is founded in the historical trend of values and in the projection of future value trends and presumes an arm's length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing.


VALUE METHODOLOGY


Fair market valuations are determined based upon one of three methods: comparable recent sales, replacement cost or rate of return to investor. In this appraisal, BK used the comparable sales method, which is the most common method, in determining the base values of the Aircraft. This method uses industry data to ascertain the prices realized in recent sales of comparable models. The fair market value of the base Aircraft is based on BK's familiarity with the aircraft type, its earnings potential in commercial service, its knowledge of its capabilities and the uses to which it will be put worldwide, its knowledge of the marketing of used aircraft, and the factors affecting the fair market value of such aircraft, and on its knowledge of the asking, offered and transaction prices for similar competitive, and alternative equipment, as well as transactions and negotiations involving basically identical aircraft. These realizations, however, which reflect the market supply and demand at the time of sale, are subject to minor adjustments for other conditions existing at the time of the appraisal. In this respect, we consider the market for the Aircraft to be in reasonable balance at this time, and thus, the fair market value is equal to the base value. In addition, values were adjusted for engine type and maximum gross takeoff weights (MGTOW). In arriving at the base value, BK considered the impact of many factors affecting the market for used aircraft, including: the suitability and operating economies of the aircraft, regulatory factors, and recent sales experience.


LIMITING CONDITIONS AND ASSUMPTIONS


BK has neither inspected the Aircraft nor their maintenance records but relied upon information supplied by you and from BK's own database. In determining the base market value of a used aircraft, the following assumptions apply to the base aircraft:

                                                             BK ASSOCIATES, INC.


Continental Airlines, Inc.
October 6, 1997
Page 3




1. Unless it is new, the aircraft has half-time remaining to its next major overhauls or scheduled shop visit on its airframe, engines, landing gear and auxiliary power unit.

2. The aircraft is in compliance under a Federal Aviation Administration approved airline maintenance program, with all airworthiness directives, mandatory modifications and applicable service bulletins currently up to industry standard.

3. The interior of the aircraft is in a standard configuration for its specific type, with the buyer furnished equipment and options of the types and models generally accepted and utilized in the industry.

4.  The aircraft is in current flight operations.

5.  The aircraft is sold for cash without seller financing.

6.  The Aircraft is in average or better condition.

7.  There is no accident damage.

CONCLUSIONS

Based on the above methodology, considerations and assumptions, and since they are all new and not yet in service, it is our opinion that the base value of each aircraft as of its scheduled delivery date is as follows:

                        Expected     Tentative
                        Date of     Registration        Base
           Model        Delivery       Number        Value (Each)
           -----        --------       ------        ------------
         B737-500        04/98           656         28,250,000
         B737-500        05/98           657         28,250,000
         B737-500        06/98           658         28,250,000
         B737-500        07/98           659         28,250,000
         B737-500        08/98           660         28,250,000

                                                             BK ASSOCIATES, INC.


Continental Airlines, Inc.
October 6, 1997
Page 4


                        Expected     Tentative
                        Date of     Registration        Base
           Model        Delivery       Number        Value (Each)
           -----        --------       ------        ------------
         B737-700        04/98           705          37,750,000
         B737-700        04/98           706          37,750,000
         B737-700        04/98           707          37,750,000
         B737-700        04/98           708          37,750,000
         B737-700        08/98           709          37,750,000
         B737-700        08/98           710          37,750,000

         B737-800        05/98           201          43,600,000
         B737-800        05/98           202          43,600,000
         B737-800        05/98           203          43,600,000
         B737-800        06/98           204          43,600,000
         B737-800        06/98           205          43,600,000
         B737-800        06/98           206          43,600,000
         B737-800        07/98           207          43,600,000
         B737-800        07/98           208          43,600,000
         B737-800        07/98           209          43,600,000
         B737-800        08/98           210          43,600,000

         B777-200        09/98          1001         120,000,000
         B777-200        10/98          1002         120,000,000
         B777-200        11/98          1003         120,000,000


BK Associates, Inc. has no present or contemplated future interest in the Aircraft, nor any interest that would preclude our making a fair and unbiased estimate. This appraisal represents the opinion of BK Associates, Inc. and reflects our best judgment based on the information available to us at the time of preparation and the time and budget constraints imposed by the client. It is not given as a recommendation, or as an inducement, for any financial transaction and further, BK Associates, Inc. assumes no responsibility or legal liability for any action taken or not taken by the addressee, or any other party, with regard to the appraised equipment. By accepting this appraisal, the addressee agrees that BK

                                                             BK ASSOCIATES, INC.

Continental Airlines, Inc.
October 6, 1997
Page 5


Associates, Inc. shall bear no such responsibility or legal liability. This appraisal is prepared for the use of the addressee and shall not be provided to other parties without the express consent of the addressee.

                                    Sincerely yours,

                                    BK ASSOCIATES, INC.


                                    /s/ R. L. Britton

                                    R. L. Britton
                                    Vice President
                                    ISTAT Certified Appraiser

RLB/kf

                              MORTEN BEYER & AGNEW
[MBA LOGO]      8180 Greensboro Drive - Suite 1000 - McLean, VA 22102

                                October 6, 1997


Continental Airlines, Inc.
2929 Allen Parkway
Houston, TX 77019

Gentlemen:

         Pursuant to your request, Morten Beyer & Associates (MBA) has set forth its opinion regarding the Base Values of twenty-four aircraft (as described in Schedule I herein) being delivered new from the manufacturer to Continental Airlines during 1998. More specifically, our mandate is to render our opinion on this date as to the value of the aircraft on their delivery dates.

         There are several terms used to describe the "value" of an aircraft. MBA uses the definitions of various value terms as promulgated by the International Society of Transport Aircraft Trading (ISTAT), a not-for-profit organization of some 500 members who have an interest in the commercial aviation industry. The membership consists of management level personnel from banks, leasing companies, airlines, appraisers, brokers, manufacturers, etc. ISTAT has also established standards for appraisal practice and a code of ethics for those members certified by the Society as appraisers. To attain certification members must meet rigid educational and experience requirements and must successfully complete written examinations. Both Morten Beyer and Robert Minnich of MBA are ISTAT Certified Senior Appraisers.

         ISTAT defines Current Market Value (CMV) as the most likely trading price that may be generated for an aircraft under the market conditions that are perceived to exist at the time in question. Market Value (MV) assumes that the aircraft is valued for its highest, best use, that the parties to the hypothetical sales transaction are willing, able,




   Phone (703)847-6598 - Fax (703)734-1474 - Internet: MBA@MBA-consulting.com) prudent and knowledgeable, and under no unusual pressure for a prompt sale, and that the transactions would be negotiated in an open and unrestricted market on an arm's length basis, for cash or equivalent consideration and given an adequate amount of time for effective exposure to prospective buyers. Fair Market Value is synonymous to MV and Current Fair Market Value is synonymous with CMV because the criteria typically used in those documents that use the term "fair" reflect the same criteria set forth in the above definition of Market Value.

         Base Value (BV) contains the same elements as MV except the market conditions are always assumed to be in a reasonable state of equilibrium. Base values are related to long term trends, and may or may not reflect the actual value of the aircraft in question. Base values are founded in the historical values of aircraft and are usually used for analysis of historic values or for future value projections.

         The values set forth herein are Base Values. Base Values are provided for each aircraft, identified by aircraft type and tentative tail numbers taking into account the expected month of delivery to Continental.

         The expected delivery period for the aircraft that are the subject of this report begins in April, 1998 and terminates in November, 1998. As of the date of this report, we foresee no events that may cause us to revise valuations. However, unforeseen circumstances can occur with little or no warning, and if changed circumstances justify it, MBA would revise its valuations accordingly.

         All of the aircraft included in this appraisal are new aircraft with scheduled delivery dates starting in April, 1998. The types of aircraft that are the subject of this report are all considered to be effective competitors in the industry for years to come, and they all meet or are lower than Stage III noise level standards. The Boeing 737-500 was first built in 1989, and there are currently 334 in service with 35 operators and another 49 on order. It is the truncated version of the 737-300/400 series and offers a lower cost per aircraft mile. Because of its smaller capacity, its unit costs as measured by the cost per available seat mile are higher. Although we consider the aircraft to be a competitive one, it suffers from the fact that aircraft that are smaller versions of larger aircraft have historically not been as efficient as aircraft that are originally designed as smaller machines.


[MBA LOGO]

         The Boeing 737-700 is Boeing's newest entry into the advanced technology market to compete with Airbus A319/320/321 series machines. The aircraft is scheduled to enter service in October, 1997 with the launch customer, Southwest Airlines. There are 252 unfilled orders. We expect that this aircraft will be very popular with the airlines and will have a long production run.

         The Boeing 737-800 is the largest member of the new (third) generation of the 737 family, and the first aircraft is due to enter service with Hapag-Lloyd in April, 1998. Designed to replace the -400, it is 108 inches longer and has typical two-class seating of 160 and a high density seating if
189. There are 258 unfilled orders for the 737-800.

         The Boeing 777-200 has been in service since May 15, 1995 with United Airlines which is by far its largest operator. There are 82 in service with 14 operators (as of July 31, 1997), with another 191 aircraft on order.

         All four of the aircraft types covered in this appraisal have higher maximum take-off weights than MBA considers standard for the type. We have, therefore, increased our normal Base Values by $50 per pound of higher take-off weight. These increases were as follows:

           AIRCRAFT TYPE        HIGHER MTOW        INCREASED VALUE
           -------------        -----------        ---------------
                                   (lbs.)

             B-737-500             14,000            $  700,000

             B-737-700             20,000             1,000,000

             B-737-800             17,000               850,000

             B-777-200             35,000             1,750,000

         This report has been prepared for the exclusive use of Continental and shall not be provided to other parties by MBA without the express consent of Continental.

         MBA certifies that this report has been independently prepared and that it fully and accurately reflects MBA's opinion, as of the date of this report, of the values set forth herein. MBA further certifies that it does not have, and does not expect to have, any financial interest in the subject or similar aircraft.


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
         This report represents MBA's opinion as to the subject aircraft, and is intended to be advisory only, in nature. Therefore, MBA assumes no responsibility or legal liability for any actions taken, or not taken, by Continental or any other party with regard to the subject aircraft. By accepting this report, all parties agree that MBA shall bear no such responsibility or legal liability.

                                    Sincerely,


                                    /s/ Morten S. Beyer

                                    Morten S. Beyer
                                    Chairman & CEO



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
                     BASE VALUE APPRAISAL OF LISTED AIRCRAFT
                          UPON DELIVERY DURING 1998 TO
                           CONTINENTAL AIRLINES, INC.
                            (US DOLLARS IN THOUSANDS)

                                EXPECTED       TENTATIVE      MTOW        BASE
AIRCRAFT TYPE      ENGINE     DELIVERY DATE     TAIL NO.      (LBS)       VALUE
-------------      ------     -------------     --------      -----       -----
  B-737-500      CFM56-3B1      April 1998        656        129,500     $26,590

  B-737-500      CFM56-3BI      May 1998          657        129,500      26,590

  B-737-500      CFM56-3BI      June 1998         658        129,500      26,697

  B-737-500      CFM56-3BI      July 1998         659        129,500      26,697

  B-737-500      CFM56-3BI      August 1998       660        129,500      26,750


  B-737-700      CFM56-7B24     April 1998        705        153,000      38,053

  B-737-700      CFM56-7B24     April 1998        706        153,000      38,053

  B-737-700      CFM56-7B24     April 1998        707        153,000      38,053

  B-737-700      CFM56-7B24     April 1998        708        153,000      38,053

  B-737-700      CFM56-7B24     August 1998       709        153,000      38,207

  B-737-700      CFM56-7B24     August 1998       710        153,000      38,207


  B-737-800      CFM56-7B26     May 1998          201        172,500      44,120

  B-737-800      CFM56-7B26     May 1998          202        172,500      44,120

  B-737-800      CFM56-7B26     May 1998          203        172,500      44,120

  B-737-800      CFM56-7B26     June 1998         204        172,500      44,210

  B-737-800      CFM56-7B26     June 1998         205        172,500      44,210

  B-737-800      CFM56-7B26     June 1998         206        172,500      44,210

  B-737-800      CFM56-7B26     July 1998         207        172,500      44,300

  B-737-800      CFM56-7B26     July 1998         208        172,500      44,300

  B-737-800      CFM56-7B26     July 1998         209        172,500      44,300

  B-737-800      CFM56-7B26     August 1998       210        172,500      44,390


  B-777-200      GE90           September 1998   1001        580,000     121,120

  B-777-200      GE90           October 1998     1002        580,000     121,365

  B-777-200      GE90           November 1998    1003        580,000     121,610




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